Exhibit 10.25

EXECUTION COPY

AMENDED AND RESTATED
CREDIT AGREEMENT

dated as of October 26, 2004

among

AES EASTERN ENERGY, L.P.

as Borrower

and

THE BANKS NAMED HEREIN

as Banks

and

THE LETTER OF CREDIT ISSUING BANKS
PARTIES HERETO FROM TIME TO TIME

as Issuing Banks

and

CALYON NEW YORK BRANCH

as Agent

TABLE OF CONTENTS

Article 1 INTERPRETATION
Section 1.01.	Defined Terms
Section 1.02.	Other Interpretive Provisions
Section 1.03.	Accounting Matters
Section 1.04.	Representations and Warranties
Section 1.05.	Captions
Section 1.06.	Interpretation of Related Documents

Article 2 LOAN FACILITY; COMPUTATIONS
Section 2.01.	Commitment to Lend
Section 2.02.	Manner of Borrowing
Section 2.03.	Interest
(a)	Rates
(b)	Payment
(c)	Conversion and Continuation
(d)	Maximum Interest Rate
Section 2.04.	Repayment
Section 2.05.	Prepayments
(a)	Optional Payments
(b)	Commitment Reduction Mandatory Prepayments
(c)	Clean-Up Period Mandatory Prepayments
(d)	Rent Payment Date Mandatory Prepayments
(e)	Total Commitment Amount Reduction Mandatory Prepayments/Cash Collateralization
Section 2.06.	Limitation on Types of Loans
Section 2.07.	Termination or Reduction of Commitments
Section 2.08.	Fees
(a)	Commitment Fees
(b)	Letter of Credit Fees
(c)	Agency Fees
(d)	Fronting Fees
(e)	Supplemental Fees for Utilizations over $50,000,000
(f)	Fees Non-Refundable
(g)	Survival
Section 2.09.	Computation of Interest and Fees
Section 2.10.	Evidence of Indebtedness
Section 2.11.	Payments by the Borrower
(a)	Time, Place and Manner
(b)	No Reductions
(c)	Extension of Payment Dates
Section 2.12.	Distribution of Payments by the Agent
Section 2.13.	Taxes
(a)	Taxes Payable by the Borrower
(b)	Taxes Payable by the Agent, any Bank or any Issuing Bank

i

(c)	Limitations
(d)	Exemption from U.S. Withholding Taxes
Section 2.14.	Pro Rata Treatment
Section 2.15.	Extension of Maturity Date
Section 2.16.	Working Capital Facility Designation

Article 3 LETTERS OF CREDIT
Section 3.01.	Issuing Banks
Section 3.02.	Letters of Credit
Section 3.03.	Issuing Bank Fees
Section 3.04.	Reimbursement to Issuing Banks; Interest
Section 3.05.	Obligations Absolute
Section 3.06.	Liability of Issuing Banks and the Banks

Article 4 CONDITIONS TO EXTENSIONS OF CREDIT
Section 4.01.	Conditions to the Initial Extension of Credit
Section 4.02.	Conditions to increase the Total Commitment Amount
Section 4.03.	Conditions to Each Extension of Credit
Section 4.04.	Reliance on Certificates

Article 5 CERTAIN REPRESENTATIONS AND WARRANTIES
Section 5.01.	Due Organization, Etc
Section 5.02.	Loan Documents: Authorization: Enforceability; Required Consents; Absence of Conflicts
Section 5.03.	Operative Documents: Due Authorization, Enforceability, Etc
Section 5.04.	Operative Documents: No Conflicts
Section 5.05.	Operative Documents: Governmental Actions
Section 5.06.	Litigation
Section 5.07.	No Defaults
Section 5.08.	Liens
Section 5.09.	Regulatory Status/Utility Regulation
Section 5.10.	Investment Company Act
Section 5.11.	Compliance With Laws
Section 5.12.	Taxes
Section 5.13.	ERISA
Section 5.14.	Adequate Rights
Section 5.15.	Environmental Matters
Section 5.16.	Subsidiaries
Section 5.17.	Property
Section 5.18.	No Event of Loss
Section 5.19.	AEE2 Liens
Section 5.20.	AEE2 Adequate Rights
Section 5.21.	Additional Facilities Environmental Matters
Section 5.22.	Burdensome Provisions
Section 5.23.	No Adverse Change or Event
Section 5.24.	Additional Adverse Facts
Section 5.25.	Margin Stock

Section 5.26.	Title to Properties
Section 5.27.	Insurance
Section 5.28.	Lien in Collateral
Section 5.29.	Projections

Article 6 CERTAIN COVENANTS
Section 6.01.	Coverage Ratio
Section 6.02.	Preservation of Existence and Properties, Scope of Business, Compliance with Law, Payment of Taxes and Claims Preservation of Enforceability
Section 6.03.	Insurance
Section 6.04.	Use of Proceeds
Section 6.05.	Liens
Section 6.06.	Merger or Consolidation
Section 6.07.	Disposition of Assets
Section 6.08.	Incurrence of Indebtedness
Section 6.09.	Limitations on Investments
Section 6.10.	Transactions with Affiliates
Section 6.11.	Subsidiaries
Section 6.12.	Additional Facilities
Section 6.13.	Payment of Operating and Maintenance Costs
Section 6.14.	Annual Operating Budget
Section 6.15.	AEE Revenues
Section 6.16.	No Abandonment
Section 6.17.	Assignment
Section 6.18.	Compliance with ERISA
Section 6.19.	Restricted Payments
Section 6.20.	PPA Term
Section 6.21.	Commitment Increase Date

Article 7 INFORMATION
Section 7.01.	Information to Be Furnished
(a)	Quarterly Financial Statements
(b)	Year-End Financial Statements; Accountants’ Certificate
(c)	Operating Budgets
(d)	Monthly Operations Report
(e)	Notices under each of the Participation Agreements
(f)	Reports, Filings and Notices
(g)	Requested Information
(h)	Notice of Defaults, Material Adverse Changes and Other Matters
Section 7.02.	Accuracy of Financial Statements and Information
(a)	Historical Financial Statements
(b)	Future Financial Statements
(c)	Historical Information
(d)	Future Information
Section 7.03.	Additional Covenants Relating to Disclosure
(a)	Accounting Methods and Financial Records
(b)	Fiscal Year

(c)	Visits, Inspections and Discussions
Section 7.04.	Authorization of Third Parties to Deliver Information and Discuss Affairs

Article 8 DEFAULT
Section 8.01.	Events of Default
Section 8.02.	Remedies upon Event of Default

Article 9 ADDITIONAL CREDIT FACILITY PROVISIONS
Section 9.01.	Mandatory Suspension and Conversion of Eurodollar Rate Loans and Eurodollar Rate Drawings
Section 9.02.	Regulatory Changes
Section 9.03.	Capital Requirements
Section 9.04.	Funding Losses
Section 9.05.	Certain Determinations; Survival
Section 9.06.	Change of Lending Office
Section 9.07.	Replacement of Bank in Respect of Increased Costs

Article 10 THE AGENT
Section 10.01.	Appointment and Powers
Section 10.02.	Limitation on Agent’s Liability
Section 10.03.	Defaults
Section 10.04.	Rights as a Bank
Section 10.05.	Indemnification
Section 10.06.	Non-Reliance on Agent and Other Banks
Section 10.07.	Execution and Amendment of Loan Documents on Behalf of the Banks
Section 10.08.	Resignation of the Agent

Article 11 MISCELLANEOUS
Section 11.01.	Notices and Deliveries
(a)	Notices and Materials Other than Collateral
(b)	Collateral
Section 11.02.	Expenses; Indemnification
Section 11.03.	Amounts Payable Due upon Request for Payment
Section 11.04.	Remedies of the Essence
Section 11.05.	Rights Cumulative
Section 11.06.	Amendments; Waivers
Section 11.07.	Set-Off; Suspension of Payment and Performance
Section 11.08.	Sharing of Recoveries
Section 11.09.	Assignments and Participations
(a)	Assignments
(b)	Participations
Section 11.10.	Governing Law
Section 11.11.	Judicial Proceedings; Waiver of Jury Trial
Section 11.12.	LIMITATION OF LIABILITY
Section 11.13.	Process Agent
Section 11.14.	Severability of Provisions
Section 11.15.	Counterparts

Section 11.16.	Survival of Obligations
Section 11.17.	Entire Agreement
Section 11.18.	Successors and Assigns
Section 11.19.	No Fiduciary Relationship Established By Loan Documents
Section 11.20.	No Recourse to Affiliates
Section 11.21.	Confidential Information
Section 11.22.	Registered Notes
Section 11.23.	USA PATRIOT Act
Section 11.24.	J. Aron Letters of Credit

ANNEX

Annex A	-	Commitments, Lending Offices and Notice Addresses

SCHEDULES

Schedule 2.02	-	Notice of Borrowing
Schedule 2.03(c)(iv)	-	Notice of Conversion or Continuation
Schedule 2.05(a)	-	Notice of Prepayment
Schedule 2.05(c)	-	Notice of Clean-Up Period
Schedule 2.13(d)	-	Non-US Bank Certificate
Schedule 3.04(e)	-	Notice of Conversion of Base Rate Drawing
Schedule 4.01 (a)(xi)	-	Form of Opinion of Special New York Counsel to the Borrower and AES NY
Schedule 5.05	-	Governmental Actions
Schedule 5.06	-	Litigation
Schedule 5.09	-	Utility Regulation
Schedule 5.13	-	ERISA
Schedule 5.15	-	Environmental Matters
Schedule 5.24	-	Additional Material Adverse Facts
Schedule 7.01 (a)	-	Certificate As To Financial Statements and Defaults
Schedule 7.02(a)	-	Base Financial Statements
Schedule 8.01 (g)	-	Certain Events of Default (Lease Agreement)
Schedule 11.09(a)	-	Notice of Assignment

EXHIBITS

Exhibit A	-	Form of Promissory Note
Exhibit B	-	Form of Pledge Agreement
Exhibit C	-	Form of Issuing Bank Agreement
Exhibit D	-	Form of Letter of Credit
Exhibit E	-	Form of Bank Assignment

v

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of October 26, 2004

AES EASTERN ENERGY, L.P., as Borrower, the BANKS, the ISSUING BANKS, and CALYON NEW YORK BRANCH, as Agent, agree as follows (with certain terms used herein being defined in Article 1):

RECITALS

WHEREAS, on April 10, 2001, the Borrower entered into the Existing Credit Facility (as hereinafter defined) with Union Bank of California, N.A., as the “Agent” (in such capacity, the “Original Agent”);

WHEREAS, Union Bank of California, N.A. (“Union Bank”) entered into the Issuing Bank Agreement dated as of April 10, 2001 between the Borrower and Union Bank, as the “Issuing Bank” (in such capacity, the “Original Issuing Bank”) (the “Original Issuing Bank Agreement”);

WHEREAS, Calyon New York Branch, immediately prior to the execution and delivery of this Agreement on the Agreement Date (as hereinafter defined), has purchased the outstanding loans (the “Existing Loans”) made under the Existing Credit Facility by each of Union Bank and Citibank, N.A. (“Citi”), as the bank parties thereto (Union Bank and Citi, collectively, the “Transferor Banks”) and the Unreimbursed Drawings owed to each of the Tansferor Banks and has assumed all of the rights and obligations of the Transferor Banks under the Existing Credit Facility including the Commitments of each Transferor Bank;

WHEREAS, immediately prior to the execution and delivery of this Agreement on the Agreement Date, the Borrower will arrange to have each letter of credit issued pursuant to the Original Issuing Bank Agreement returned to the Original Issuing Bank;

WHEREAS, pursuant to Section 10.08 of the Existing Credit Facility, Union Bank will resign as the Original Agent hereunder immediately prior to the Agreement Date;

WHEREAS, the Agent is willing to assume the obligations and the responsibilities of the Original Agent under the Existing Credit Facility; and

WHEREAS, the parties hereto mutually desire to amend the Existing Credit Facility to provide for, among other things, the making by Calyon of Loans and the issuance of Letters of Credit (as hereinafter defined) by Calyon as Issuing Bank, and for convenience to restate the Existing Credit Facility, as amended in its entirety as hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree that on the Agreement Date, the Existing Credit Facility shall be amended and restated in its entirety to read as follows:

ARTICLE 1

INTERPRETATION

Section 1.01.                             Defined Terms.  Each capitalized term used herein and not otherwise defined herein shall have the definition assigned to such term in Appendix A to the Participation Agreement (Kintigh A-l), dated as of May 1, 1999, as amended on or before the date hereof (and as amended, supplemented or otherwise modified after the date hereof with the prior written consent of the Required Banks and the Issuing Banks) (“Appendix A”), among the Borrower, as Lessee, Kintigh Facility Trust A-l, as Owner Trust, DCC Project Finance Fourteen, Inc., as Owner Participant, Bankers Trust Company, as Indenture Trustee, and Bankers Trust Company, as Pass Through Trustee, and the principles of interpretation set forth in such Appendix A shall apply to such definitions. As used herein, (i) the term “Leases” shall refer not only to the singular of such term as defined in such Appendix A but shall also refer to each Other Lease and each Related Lease as such terms are defined in such Appendix A, (ii) the term “Participation Agreements” shall refer not only to the singular of such term as defined in such Appendix A but shall also refer to each other Participation Agreement as defined in any Other Lease or any Related Lease, (iii) the term “Facility” shall refer not only to the singular of such term as defined in such Appendix A but shall also refer to each Related Facility as such term is defined in such Appendix A, (iv) the term “Facility Site” shall refer not only to the singular of such term as defined in such Appendix A but shall also refer to each Related Facility Site as such term is defined in such Appendix A, (v) the term “Site Lease” shall refer not only to the singular of such term as defined in such Appendix A but shall also refer to each Related Site Lease as such term is defined in such Appendix A, and (vi) the term “Operative Documents” shall refer not only to the singular of such term as defined in such Appendix A but shall also refer to each Other Operative Document as such term is defined in such Appendix A. For the purposes of the Loan Documents:

“Adjusted Eurodollar Rate” means, for any Interest Period, a rate per annum (rounded upward, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the rate obtained by dividing (a) the Eurodollar Rate for such Interest Period by (b) a percentage equal to 1 minus the Reserve Requirement in effect from time to time during such Interest Period.

“AEE2” means AEE2, L.L.C., a limited liability company organized under the laws of the State of Delaware.

“AEE2 Entity” means AEE2, AES Westover, L.L.C. and AES Greenidge, L.L.C.

“AES” means The AES Corporation, a Delaware corporation.

“AES Cayuga” means AES Cayuga, L.L.C., a limited liability company organized under the laws of the State of Delaware.

“AES Somerset” means AES Somerset, L.L.C., a limited liability company organized under the laws of the State of Delaware.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such first Person; unless otherwise specified, “Affiliate” means an Affiliate of the Borrower.

“Agent” means Calyon New York Branch, as agent for and representative (within the meaning of Section 9-102(a)(72) of the Uniform Commercial Code) of the Banks and the Issuing Banks under this Agreement and the other Loan Documents, and any successor Agent appointed pursuant to Section 10.08.

“Agent’s Fee Letter” means the letter agreement dated the date hereof between the Borrower and the Agent.

“Agent’s Office” means the address of the Agent specified in or determined in accordance with the provisions of Section 11.01(a)(ii).

“Agreement” means this Agreement, including all schedules, annexes and exhibits hereto.

“Agreement Date” means the date set forth as such on the signature pages hereof, which is the date the executed copies of this Agreement were delivered by all parties hereto and, accordingly, this Agreement became effective and the Banks and the Issuing Banks first became committed to provide the Extensions of Credit pursuant to the terms of, and as contemplated by, this Agreement. If no such date is there set forth, the Agreement Date shall be the date as of which this Agreement is dated.

“Appendix A” has the meaning assigned to that term in the initial paragraph of this Section 1.01.

“Applicable Law” means, anything in Section 11.10 to the contrary notwithstanding, (a) all applicable common law and principles of equity and (b) all applicable provisions of all (i) constitutions, statutes, rules, regulations and orders of governmental bodies, (ii) Governmental Approvals and Governmental Registrations and (iii) orders, decisions, judgments and decrees.

“Applicable Margin”: (i) for each Type of Loan (prior to the second anniversary of the Agreement Date), the rate per annum set forth under the relevant column heading below:

Base Rate Loans	Eurodollar Rate Loans
0.750%	1.750%

(ii)                                  for each Type of Loan (on or after the second anniversary of the Agreement Date) the rate per annum set forth opposite such period under the relevant column heading below:

Base Rate Loans	Eurodollar Rate Loans
1.00%	2.00%

“Available Commitment” means, as to any Bank, at any time, an amount equal to the excess, if any, of (a) the amount of such Bank’s Commitment (provided that for purposes of this definition only, each Bank’s Commitment shall at all times be determined by using a Total Commitment Amount equal to the Increased Total Commitment Amount) then in effect over (b) the sum of such Bank’s (i) Loans, (ii) Unreimbursed Drawings then outstanding and (iii) Percentage of LC Outstandings.

“Available Commitments” means the aggregate of the Banks’ Available Commitments.

“Bank” means (a) any Person listed on the signature pages hereof following the Agent and (b) any Person (other than the Borrower or any of its Affiliates) that has been assigned any or all of the rights or obligations of a Bank pursuant to Section 11.09(a).

“Bank Tax” means any net income or franchise tax or an equivalent type of tax imposed upon any Bank by any jurisdiction (or political subdivision thereof) in which such Bank or any of its Lending Offices is located.

“Bank Assignment” means, the Bank Assignment dated as of October 26, 2004 among the Transferor Banks and Calyon, substantially in the form of Exhibit E hereto.

“Base Rate” means, for any day, a rate per annum equal to the higher of (a) the Prime Rate in effect on such day and (b) the sum of the Federal Funds Rate in effect on such day plus 0.50%.

“Base Rate Drawing” means any Unreimbursed Drawing the interest on which is, or is to be, as the context may require, computed on the basis of the Base Rate.

“Base Rate Loan” means any Loan the interest on which is, or is to be, as the context may require, computed on the basis of the Base Rate.

“Borrower” means AES Eastern Energy, L.P., a Delaware limited partnership.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close.

“Calyon” means, Calyon New York Branch.

“Capital Security” means, with respect to any Person, (a) any share of capital stock of or other unit of ownership interest in such Person or (b) any security convertible into, or any option, warrant or other right to acquire, any share of capital stock of or other unit of ownership interest in such Person.

“Clean-Up Period” means, with respect to each consecutive period of 365 or, in the case of a leap year, 366 consecutive days occurring within the period from the Agreement Date through the Maturity Date, one period of 15 consecutive days.

“Closing Date” means the date upon which each of the conditions precedent enumerated in Section 4.01 has been fulfilled to the satisfaction of the Agent and the Borrower. All transactions contemplated by the Closing Date shall take place on or before October 26, 2004, at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, at 10:00 A.M., or such other time and/or location as the parties hereto may mutually agree.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all property in which a Lien is created pursuant to the Pledge Agreement.

“Commitment” means, as to any Bank, the obligation of such Bank to make Loans to the Borrower and to participate in Extensions of Credit resulting from the issuance (or extension, modification or amendment) of any Letter of Credit, in an aggregate amount not to exceed at any time the product of (i) such Bank’s Percentage and (ii) the Total Commitment Amount in effect at such time, as such amount may be reduced from time to time pursuant to Section 2.07 or increased or reduced from time to time pursuant to assignments in accordance with Section 11.09(a) or (b), as the context may require.

“Commitment Increase Date” means the date upon which each of the conditions precedent enumerated in Section 4.02 has been fulfilled, which date must occur on or prior to December 31, 2004.

“Contract” means (a) any agreement (whether bilateral or unilateral or executory or non-executory and whether a Person entitled to rights thereunder is so entitled directly or as a third party beneficiary), including an indenture, lease or license, (b) any deed or other instrument of conveyance, (c) any certificate of incorporation, charter, partnership agreement, limited liability company agreement or other organizational document and (d) any by-law.

“Control” means, with respect to a Person, possession by another Person, directly or indirectly, of the power to direct or cause the direction of the management or policies of such first Person, whether through the ownership of voting securities, by contract or otherwise. The words “Controlling” and “controlled” have correlative meanings.

“Debt” means any Liability that constitutes “debt” or “Debt” under section 101(12) of the Bankruptcy Code or under the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any analogous Applicable Law.

“Default” means any condition or event that constitutes an Event of Default or that with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Dollars” and the sign “$” mean lawful money of the United States of America.

“Domestic Lending Office” of any Bank means (a) the branch or office of such Bank set forth below such Bank’s name under the heading “Domestic Lending Office” on Annex A or, in the case of a Bank that becomes a Bank pursuant to an assignment, the branch or office of such Bank set forth under the heading “Domestic Lending Office” in the Notice of Assignment given to the Borrower and the Agent with respect to such assignment, as the case may be, or (b) such other branch or office of such Bank designated by such Bank from time to time as the branch or office at which its Base Rate Loans and Base Rate Drawings are to be made or maintained.

“Eligible Assignee” means (a) any commercial bank, savings and loan institution or savings bank organized under the laws of the United States, or any State thereof, and having combined capital and surplus in excess of $100,000,000, (b) any commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development (“OECD”), or a political subdivision of any such country, and having combined capital and surplus (or the equivalent thereof under the accounting principles applicable thereto) in excess of $100,000,000, provided that such bank is acting through a branch, agency or Affiliate located in the country in which it is organized or another country that is also a member of the OECD, (c) the central bank of any country that is a member of the OECD or (d) any insurance company, pension fund, mutual fund or other financial institution of recognized standing.

“Enacted” as applied to a Regulatory Change, means the date such Regulatory Change first becomes effective or is implemented or first required or expected to be complied with, whether the same is (a) the result of an enactment by a government or any agency or political subdivision thereof, a determination of a court or regulatory authority, a request or directive of a regulatory authority, or otherwise or (b) enacted, adopted, issued or proposed before or after the Agreement Date.

“Eurodollar Business Day” means any Business Day on which dealings in Dollar deposits are carried on in the London interbank market and on which commercial banks are open for domestic and international business (including dealings in Dollar deposits) in London, England.

“Eurodollar Lending Office” of any Bank means (a) the branch or office of such Bank set forth below such Bank’s name under the heading “Eurodollar Lending Office” on Annex A or, in the case of a Bank that becomes a Bank pursuant to an assignment, the branch or office of such Bank set forth under the heading “Eurodollar Lending Office” in the Notice of Assignment given to the Borrower and the Agent with respect to such assignment, as the case may be, or (b) such other branch or office of such Bank designated by such Bank from time to time as the branch or office at which its Eurodollar Rate Loans and Eurodollar Rate Drawings are to be made or maintained.

“Eurodollar Rate” means, for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the rate per annum appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London, England time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest

Period. If for any reason such rate is not available the Eurodollar Rate shall be determined by reference to such other comparable publicly available service for displaying Eurodollar Rates as may be selected by the Agent with the consent of the Borrower (such consent not to be unreasonably withheld) or, in the absence of such availability, the Eurodollar Rate shall be, for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the rate per annum at which deposits in Dollars are offered to the Agent in the London interbank market at approximately 11:00 A.M. (New York City time) two Business Days prior to the first day of such Interest Period in an amount of $1,000,000 and for a period equal to such Interest Period.

“Eurodollar Rate Drawing” means any Unreimbursed Drawing the interest on which is, or is to be, as the context may require, computed on the basis of the Adjusted Eurodollar Rate.

“Eurodollar Rate Loan” means any Loan the interest on which is, or is to be, as the context may require, computed on the basis of the Adjusted Eurodollar Rate.

“Event of Default” means any of the events specified in Section 8.01.

“Existing Credit Facility” means the $35,000,000 Credit Agreement, dated as of April 10, 2001, as amended, among the Borrower, the banks party thereto, and Union Bank of California, N.A., as Agent.

“Extension of Credit” means (i) the making of any Loan, (ii) the issuance of any Letter of Credit, or (iii) the amendment of any Letter of Credit having the effect of extending the stated expiration date thereof, increasing the LC Outstandings thereunder, or otherwise altering any of the material terms or conditions thereof.

“Federal Funds Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York or, if such rate is not so published for any day that is a Business Day, the average of quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent.

“Governmental Approval” means any authority, consent, approval, license (or the like) or exemption (or the like) of any governmental unit.

“Governmental Registration” means any registration or filing (or the like) with, or report or notice (or the like) to, any governmental unit.

“Increased Total Commitment Amount” means $75,000,000 (or such lesser amount to which the Commitments may have been reduced pursuant to Section 2.07 hereof) provided, that if as of any Rent Payment Date a PPA Term is in effect and (i) the Coverage Ratio for either of the two semi-annual Rent Payment Periods immediately preceding such Rent Payment Date (based on actual operating history) shall be less than 1.7 to 1.0 but greater than 1.6 to 1.0 or the Pro Forma Coverage Ratio for any of the two semi-annual periods immediately succeeding such Rent Payment Date (based on Pro Forma) shall be less than 1.7 to 1.0 but greater than 1.6 to 1.0, then until the next Rent Payment Date the Total Commitment Amount shall equal $69,000,000 so long as clause (ii) is not otherwise applicable or (ii) the Coverage Ratio for either of the two semi-annual Rent Payment Periods immediately preceding such Rent Payment Date (based on actual operating history) shall be less than 1.6 to 1.0 or the Pro Forma Coverage Ratio for any of the two semi-annual periods immediately succeeding such Rent Payment Date (based on Pro Forma) shall be less than 1.6 to 1.0, then until the next Rent Payment Date the Total Commitment Amount shall equal $63,000,000; provided further that if the Total Commitment Amount is less than $75,000,000 (or such lesser amount to which the Commitments may have been reduced pursuant to Section 2.07 hereof) by reason of the proviso set forth above, the Borrower shall be permitted to increase the Total Commitment Amount up to $75,000,000 (or such lesser amount to which the Commitments may have been reduced pursuant to Section 2.07 hereof) by providing cash collateral to the Agent, as Secured Party (with the Agent holding such cash collateral for its benefit and the benefit of the Issuing Bank and the Banks) pursuant to a cash collateral security agreement acceptable to the Agent and the Total Commitment Amount shall be increased by the amount of cash collateral so provided to the Agent provided further that the Total Commitment Amount shall in no event exceed $75,000,000 (or such lesser amount to which the Commitments may have been reduced pursuant to Section 2.07 hereof).

“Indemnified Person” means any Person that is, or at any time, was, the Agent, a Bank, an Issuing Bank, an Affiliate of the Agent, a Bank or an Issuing Bank, or a director, officer, employee or agent of any such Person.

“Independent Engineer” E3 Consulting or such other nationally recognized engineering firm reasonably acceptable to the Borrower as the Agent may designate.

“Information” means data, certificates, reports, statements (including financial statements), opinions of counsel, documents and other information.

“Insolvency” means, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent” means pertaining to a condition of Insolvency.

“Insurance Consultant”: Marsh USA, Inc., or such other insurance consultant reasonably acceptable to the Borrower as the Agent may designate.

“Intellectual Property” means (a)(i) patents and patent rights, (ii) trademarks, trademark rights, trade names, trade name rights, corporate names, business names, trade styles, service marks, logos and general intangibles of like nature and (iii) copyrights, in each case whether registered, unregistered or under pending registration and, in the case of any such that are registered or under pending registration, whether registered or under pending registration under the laws of the United States or any other country, (b) reissues, continuations, continuations-in-part and extensions of any Intellectual Property referred to in clause (a), and (c) rights relating to any Intellectual Property referred to in clause (a) or (b), including rights under applications (whether pending under the laws of the United States or any other country) or licenses relating thereto.

“Interest Payment Date” means each Rent Payment Date and the second calendar day of April and October of each year.

“Interest Period” means a period commencing, in the case of the first Interest Period applicable to a Eurodollar Rate Loan or Eurodollar Rate Drawing (as the case may be), on the date of the making of, or conversion into, such Eurodollar Rate Loan or Eurodollar Rate Drawing (as the case may be), and, in the case of each subsequent, successive Interest Period applicable thereto, on the last day of the immediately preceding Interest Period. The duration of each Interest Period shall be one, two, three or six months or any other period less than one month agreed to by the Agent (provided, that the Borrower may not select an Interest Period of six months in the case of a Eurodollar Rate Drawing), as the Borrower may, in accordance with Section 2.02(a), Section 2.03(c) or Section 3.04(e), as applicable, select, except that (a) any Interest Period that would otherwise have a Rent Payment Date occur during the term of such Interest Period shall end on the day that is such Rent Payment Date, (b) any Interest Period that would otherwise end on a day that is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Eurodollar Business Day, (c) any Interest Period that begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month in which such Interest Period ends) shall end on the last Eurodollar Business Day of a calendar month, (d) the Borrower may not select any Interest Period that ends after the Maturity Date, and (e) any Interest Period selected by the Borrower in respect of a Eurodollar Rate Drawing must end on the next-scheduled Rent Payment Date following the date of such Eurodollar Rate Drawing.

“Issuing Bank” means any Bank designated by the Borrower in accordance with Section 3.01 as the issuer of a Letter of Credit pursuant to an Issuing Bank Agreement; provided, that each Issuing Bank shall, at the time of such designation, have outstanding unsecured indebtedness that is rated A- or better by S&P and A3 or better by Moody’s (or an equivalent rating by another nationally-recognized credit rating agency of similar standing if either of such corporations is not then in the business of rating unsecured indebtedness of entities engaged in such businesses). As of the date hereof, the Borrower has designated Calyon as an Issuing Bank and Calyon has accepted such designation as an Issuing Bank.

“Issuing Bank Agreement” means an agreement between an Issuing Bank and the Borrower, substantially in the form of Exhibit C or otherwise in form and substance satisfactory to the Agent, providing for the issuance of one or more Letters of Credit.

“Issuing Bank’s Fee Letter” means the letter agreement dated the date hereof between the Borrower and the Issuing Bank.

“LC Payment Notice” has the meaning assigned to that term in Section 3.04(b).

“LC Outstandings” means, for any Letter of Credit on any date of determination, the maximum amount available to be drawn under such Letter of Credit at any time on or after such date (assuming the satisfaction of all conditions for drawing set forth therein).

“Lending Office” of any Bank means the Domestic Lending Office or the Eurodollar Lending Office of such Bank.

“Letter of Credit” means any irrevocable standby letter of credit, substantially in the form of Exhibit D or otherwise in form and substance satisfactory to the Agent and the Borrower, issued by an Issuing Bank pursuant to Section 3.02, with an expiration date not longer than one year after the issuance thereof, to support the obligations of the Borrower to (a) purchasers of power from the Borrower’s or its Subsidiaries’ power generating facilities and/or (b) third parties in connection with obligations incurred by the Borrower or its Subsidiaries in connection with the use and/or operation of the Borrower’s or its Subsidiaries’ power generating facilities from time to time, as such letter of credit may from time to time be amended, modified or extended in accordance with the terms of this Agreement and the Issuing Bank Agreement to which it relates.

“Liability” of any Person means (in each case, whether with full or limited recourse) any indebtedness, liability, obligation, covenant or duty of or binding upon, or any term or condition to be observed by or binding upon, such Person or any of its assets, of any kind, nature or description, direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, whether arising under Contract, Applicable Law, or otherwise, whether now existing or hereafter arising, and whether for the payment of money or the performance or non-performance of any act.

“Lien” means (a) with respect to any property or asset of any Person, including any investment property, or any income or profits therefrom, in each case whether the same is consensual or nonconsensual or arises by Contract, operation of law, legal process or otherwise, (i) any mortgage, lien, pledge, attachment, levy or other security interest of any kind thereupon or in respect thereof or (ii) any other arrangement, express or implied, under which the same is subordinated, transferred, sequestered or otherwise identified so as to subject the same to, or make the same available for, the payment or performance of any Liability in priority to the payment of the ordinary, unsecured Liabilities of such Person, or (b) in the case of any investment property, any Contract or other arrangement, express or implied, under which any Person has the right to control such investment property, provided that for purposes of this definition the right of the Borrower to direct the investment of such property shall not constitute control of such investment property. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan” means any amount advanced by a Bank pursuant to Section 2.01.

“Loan Document Related Claim” means any claim or dispute (whether arising under Applicable Law, including any “environmental” or similar law, under Contract or otherwise and, in the case of any proceeding relating to any such claim or dispute, whether civil, criminal, administrative or otherwise) in any way arising out of, related to, or connected with the Loan Documents, the relationships established thereunder or any actions or conduct thereunder or with respect thereto, whether such claim or dispute arises or is asserted before or after the Agreement Date or before or after the Repayment Date.

“Loan Document Representation and Warranty” means any “Representation and Warranty” as defined in any Loan Document and any other representation or warranty made or deemed made under any Loan Document.

“Loan Documents” means (a) this Agreement, the Notes, the Pledge Agreement, the Issuing Bank Agreement(s), the Agent’s Fee Letter, the Issuing Bank’s Fee Letter and the Depositary Agreement and (b) all other agreements, documents and instruments relating to, arising out of, or in any way connected with any agreement, document or instrument referred to in clause (a) to which the Agent, any Bank or any Issuing Bank and the Borrower, AES or one or more AEE Entities are parties.

“Loan Party” means any Person (other than the Agent, a Bank or an Issuing Bank) that is a party to a Loan Document.

“Loan Sublimit” means $35,000,000.

“Materially Adverse Effect” means (a) with respect to any Person, any materially adverse effect on such Person’s business, assets, Liabilities, financial condition, results of operations or business prospects, (b) with respect to a group of Persons “taken as a whole,” any materially adverse effect on such Persons’ business, assets, Liabilities, financial conditions, results of operations or business prospects taken as a whole on, where appropriate, a consolidated basis in accordance with GAAP, (c) with respect to any Loan Document, any adverse effect, in any material respect, on the binding nature, validity or enforceability thereof as an obligation of the Borrower and (d) with respect to any Collateral, or any category of Collateral, pledged by the Borrower, a materially adverse effect on its value as Collateral or a Materially Adverse Effect with respect to AEE2, AES Somerset or AES Cayuga or any of such Persons’ utility in the Borrower’s business or an adverse effect, in any material respect, on the validity, perfection, priority or enforceability of the Security Interest therein. Any such adverse effect may have occurred, and such an event may have occurred or failed to occur, at any particular time notwithstanding the fact that at such time no Default shall have occurred and be continuing.

“Maturity Date” means January 2, 2008 or such later date to which the Maturity Date is extended in accordance with Section 2.15

“Maximum Permissible Rate” means, with respect to interest payable on any amount, the rate of interest on such amount that, if exceeded, could, under Applicable Law, result in (a) civil or criminal penalties being imposed on the payee or (b) the payee’s being unable to enforce payment of (or, if collected, to retain) all or any part of such amount or the interest payable thereon.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, that is subject to Title IV of ERISA and to which the Borrower or any of its ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions, such plan being maintained pursuant to one or more collective bargaining agreements.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that is subject to Title IV of ERISA and that (i) is maintained for employees of the Borrower or any of its ERISA Affiliates and at least one Person other than the Borrower and its ERISA Affiliates, or (ii) was so maintained and in respect of which the Borrower or any of its ERISA Affiliates could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Non-US Bank” means a Person that is not a United States Person and that is not described in Section 881(c)(3) of the Code.

“Note” means any Note in the form of Exhibit A.

“Notice of Assignment” means any notice to the Borrower and the Agent with respect to an assignment pursuant to Section 11.09(a) in the form of Schedule 11.09(a).

“NYPSC Order” means the order from the New York Public Service Commission approving working capital facility financing for the Borrower of up to $75 million under Section 69 of the Public Service Law.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor entity) established under ERISA.

“Percentage” means, as to any Bank, the percentage set forth opposite such Bank’s name on Annex A under the heading “Commitment Percentage”, as the same may from time to time be modified or amended in accordance with the terms of Section 11.09 hereof or otherwise in accordance with the terms hereof.

“Person” means any individual, sole proprietorship, corporation, partnership, trust, limited liability company, unincorporated organization, mutual company, joint stock company, estate, union, employee organization, government or any agency or political subdivision thereof.

“Pledge Agreement” means the Amended and Restated LLC Membership Interest Pledge Agreement to be entered into on the Agreement Date, between the Borrower and the Agent, as Secured Party, substantially in the form of Exhibit B.

“Post-Default Rate” means a rate per annum equal at all times to the higher of (i) the Base Rate in effect from time to time plus the Applicable Margin for Base Rate Loans plus 2.0% or (ii) the rate otherwise applicable under Section 2.03(a)(i) plus 2.0%.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Agent as its prime commercial lending rate in effect at its principal office in New York, New York (it being acknowledged that the prime rate may not necessarily be the lowest rate of interest charged by the Agent in connection with extensions of credit to debtors).

“Public Service Law” means the New York Public Service Law.

“Register” means a register kept at the Agent’s office by the Agent on behalf of the Borrower, at no extra charge to the Borrower, on which the Agent records the names of the Registered Holders of Registered Notes.

“Registered Holder” means the Person in whose name a Registered Note is registered.

“Registered Note” means a Note payable to any Person whose name has been recorded on the Register by the Agent as the holder of such Note. The registration of a Note shall constitute the registration of any Loan and Unreimbursed Drawing evidenced thereby.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System.

“Regulatory Change” means any Applicable Law, interpretation, directive, determination, request or guideline (whether or not having the force of law), or any change therein or in the administration or enforcement thereof, that is Enacted after the Agreement Date, including any such that imposes, increases or modifies any Tax, reserve requirement, insurance charge, special deposit requirement, assessment or capital adequacy requirement, but excluding any such that imposes, increases or modifies any Bank Tax.

“Reorganization” means, with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of Section 4241 of ERISA.

“Repayment Date” means the later to occur of (a) the termination of the Commitments (whether as a result of the occurrence of the Maturity Date, termination pursuant to Section 2.07, or termination pursuant to Section 8.02) and (b) the payment in full in cash of the Loans, any Unreimbursed Drawings and all other amounts payable or accrued under the Loan Documents and the termination or expiration of all Letters of Credit.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which notice is waived by the PBGC pursuant to the regulations issued under Section 4043 of ERISA.

“Representation and Warranty” means any representation or warranty made pursuant to or under (a) Section 4.03, Article 5, Section 7.02 or any other provision of this Agreement or (b) any amendment to, or waiver of rights under, this Agreement, WHETHER OR NOT, IN THE CASE OF ANY REPRESENTATION OR WARRANTY REFERRED TO IN CLAUSE (a) OR (b) OF THIS DEFINITION (EXCEPT, IN EACH CASE, TO THE EXTENT

OTHERWISE EXPRESSLY PROVIDED), THE INFORMATION THAT IS THE SUBJECT MATTER THEREOF IS WITHIN THE KNOWLEDGE OF THE BORROWER.

“Request for Issuance” has the meaning assigned to that term in Section 3.02(a).

“Required Banks” means, on any date of determination, Banks that, collectively, on such date (i) hold at least 51% of the then aggregate outstanding principal amount of the Loans and Unreimbursed Drawings owing to Banks and (ii) if no Loans or Unreimbursed Drawings are then outstanding, have Percentages in the aggregate of at least 51%. Any determination of those Banks constituting the Required Banks shall be made by the Agent and shall be conclusive and binding on all parties absent manifest error.

“Reserve Requirement” means, at any time, the then current maximum rate for which reserves (including any marginal, special, supplemental or emergency reserve) are required to be maintained under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding five billion Dollars against “Eurocurrency liabilities,” as that term is used in Regulation D. The Adjusted Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Requirement.

“Secured Party” has the meaning ascribed to such term in the Pledge Agreement.

“Security Interest” means the Liens created, or purported to be created, by the Loan Documents.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, which is subject to Title IV of ERISA and which (i) is maintained for employees of the Borrower or any of its ERISA Affiliates and no Person other than the Borrower and its ERISA Affiliates, or (ii) was so maintained and in respect of which the Borrower or any of its ERISA Affiliates could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Subsidiary” means, with respect to any Person at any time, (a) any other Person the accounts of which would be consolidated with those of such first Person in its consolidated financial statements as of such time, and (b) any other Person (i) that is, at such time, Controlled by, or (ii) securities of which having ordinary voting power to elect a majority of the board of directors (or other persons having similar functions), or other ownership interests of which ordinarily constituting a majority voting interest, are at such time, directly or indirectly, owned or controlled by, such first Person, or by such first Person and one or more of its Subsidiaries; unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

“Tax” means any Federal, State or foreign tax, assessment or other governmental charge (including any withholding tax) upon a Person or upon its assets, revenues, income or profits.

“Total Commitment Amount” means, (A) for the period commencing on the Agreement Date until the Commitment Increase Date, $35,000,000 and (B) for the period commencing on the Commitment Increase Date and thereafter, the Increased Total Commitment Amount.

“Type” means, with respect to Loans, any of the following, each of which shall be deemed to be a different “Type” of Loan: Base Rate Loans and Eurodollar Rate Loans.

“Unavailable Commitment Amount” means, as to any Bank at any time after the Commitment Increase Date, the product obtained by multiplying (a) such Bank’s Percentage times (b) the amount by which $75,000,000 (or such lesser amount to which the Commitments may have been reduced pursuant to Section 2.07 hereof) exceeds the Total Commitment Amount at such time.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“United States Person” means a corporation, partnership or other Person created, organized or incorporated under the laws of the United States of America or a State thereof (including the District of Columbia).

“Unreimbursed Drawing” means any drawing under a Letter of Credit that has not yet been reimbursed by the Borrower to (i) the Issuing Bank that paid such drawing or (ii) if such Issuing Bank has been reimbursed for such drawing by the Banks pursuant to Section 3.03, the Banks.

“Unsecured Amount” means, as to any Bank at any date of determination after the Commitment Increase Date, the product obtained by multiplying (a) such Bank’s Percentage times (b) the amount by which (x) the sum of the Loans, LC Outstandings and Unreimbursed Drawings then outstanding exceeds (y) $50,000,000. The Unsecured Amount shall never be less than $0.

“Upfront Fee” has the meaning set forth in the Agent’s Fee Letter.

Section 1.02.                             Other Interpretive Provisions. (a) Except as otherwise specified herein, all references herein (i) to any Person shall be deemed to include such Person’s successors and assigns, (ii) to any Applicable Law defined or referred to herein shall be deemed references to such Applicable Law or any successor Applicable Law as the same may have been or may be amended or supplemented from time to time and (iii) to any Loan Document or Contract (other than each of the Leases and each of the Participation Agreements, including Appendix A thereto) defined or referred to herein shall be deemed references to such Loan Document or Contract (and, in the case of any Note or any other instrument, any instrument issued in substitution therefor) as the terms thereof may have been or may be amended, supplemented, restated, waived or otherwise modified from time to time (subject to any restrictions on such amendments, supplements, restatements, waivers or modifications set forth herein or therein).

(b)                                 When used in this Agreement, the words “herein,” “hereof” and “hereunder,” and words of similar import, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and the words “Article,” “Section,” “Annex,” “Schedule” and “Exhibit” shall refer to Articles and Sections of, and Annexes, Schedules and Exhibits to, this Agreement unless otherwise specified.

(c)                                  Whenever the context so requires, the neuter gender includes the masculine or feminine, the masculine gender includes the feminine, and the singular number includes the plural, and vice versa.

(d)                                 Any item or list of items set forth following the word “including,” “include” or “includes” is set forth only for the purpose of indicating that, regardless of whatever other items are in the category in which such item or items are “included,” such item or items are in such category, and shall not be construed as indicating that the items in the category in which such item or items are “included” are limited to such items or to items similar to such items.

(e)                                  Each authorization in favor of the Agent, the Banks, any Issuing Bank or any other Person granted by or pursuant to this Agreement shall be deemed to be irrevocable and coupled with an interest.

(f)                                    Except as otherwise specified herein, all references herein to the Agent, any Bank, any Issuing Bank or the Borrower shall be deemed to refer to such Person however designated in Loan Documents, so that (i) a reference to rights or duties of the Agent under the Loan Documents shall be deemed to include the rights or duties of such Person as the Secured Party under the Pledge Agreement, (ii) a reference to costs incurred by a Bank or an Issuing Bank in connection with the Loan Documents shall be deemed to include costs incurred by such Person as a “Principal” under the Pledge Agreement and (iii) a reference to the obligations of the Borrower under the Loan Documents shall be deemed to include the obligations of such Person as the “Pledgor” under the Pledge Agreement.

(g)                                 Except as otherwise specified herein, all references to the time of day shall be deemed to be to New York, New York time as then in effect.

(h)                                 Except where the context clearly indicates a different meaning, all terms defined in Article 1, 8 or 9 of the Uniform Commercial Code, as such definitions may be amended from time to time, are used herein with the meanings therein ascribed to them.

Section 1.03.                             Accounting Matters. Unless otherwise specified herein, all accounting determinations hereunder and all computations utilized by the Borrower in complying with the covenants contained herein shall be made, all accounting terms used herein shall be interpreted, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP, except, in the case of such financial statements, for departures from GAAP that may from time to time be approved in writing by the independent certified public accountants who are at the time, in accordance with Section 7.02(b), reporting on the Borrower’s financial statements.

Section 1.04.                             Representations and Warranties. All Representations and Warranties shall be deemed made (a) in the case of any Representation and Warranty contained in this Agreement, at the time of its initial execution and delivery, except where otherwise stated therein at and as of the Agreement Date, (b) in the case of any Representation and Warranty contained in this Agreement or any other document, at the time any Extension of Credit is made, except where otherwise stated therein at and as of such time and (c) in the case of any particular Representation and Warranty, wherever contained, at such other time or times as such Representation and Warranty is made or deemed made in accordance with the provisions of this

Agreement or the document pursuant to, under or in connection with which such Representation and Warranty is made or deemed made.

Section 1.05.                             Captions.  Captions to Articles, Sections and subsections of, and Annexes, Schedules and Exhibits to, this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or in any way affect the meaning or construction of any provision of this Agreement.

Section 1.06.                             Interpretation of Related Documents.  Except as otherwise specified therein, terms that are defined herein that are used in Notes, certificates, opinions and other documents delivered in connection herewith shall have the meanings ascribed to them herein and such documents shall be otherwise interpreted in accordance with the provisions of this Article 1.

ARTICLE 2

LOAN FACILITY; COMPUTATIONS

Section 2.01.                             Commitment to Lend.  Upon the terms and subject to the conditions of this Agreement, each Bank agrees to make, from time to time during the period from the Agreement Date through the Maturity Date, one or more Loans to the Borrower in an aggregate principal amount at any one time outstanding which, when added to the sum of such Bank’s Percentage of the LC Outstandings and such Bank’s Unreimbursed Drawings, does not exceed the amount of such Bank’s Commitment at such time provided, that in no event, shall the aggregate principal amount of the Loans outstanding hereunder exceed the Loan Sublimit. Subject to Section 2.06 and the other terms and conditions of this Agreement, the Loans may, at the option of the Borrower, be made as, and from time to time continued as or converted into, Base Rate Loans or Eurodollar Rate Loans, or any combination thereof. Upon the terms and subject to the conditions of this Agreement, the Borrower may borrow, pay or prepay and reborrow Loans.

Section 2.02.                             Manner of Borrowing.  (a) The Borrower shall give the Agent notice (which shall be irrevocable) no later than 11:00 A.M. on, in the case of Base Rate Loans, the Business Day before the requested date for the making of such Loans, and, in the case of Eurodollar Rate Loans, the third Eurodollar Business Day before the requested date for the making of such Loans. Each such notice shall be in the form of Schedule 2.02 and shall specify (i) the requested date for the making of the requested Loans, which (x) shall be, in the case of Base Rate Loans, a Business Day and, in the case of Eurodollar Rate Loans, a Eurodollar Business Day and (y) shall not be a day during a Clean-Up Period, (ii) the Type or Types of Loans requested, (iii) the amount of each such Type of Loan, and (iv) the Interest Period, if any, for such Loans. Upon receipt of any such notice, the Agent shall promptly notify each Bank of the contents thereof and of the amount and Type of each Loan to be made by such Bank on the requested date specified therein.

(b)                                 Not later than 12:00 noon on each requested date for the making of Loans, each Bank shall, if it has received the notice contemplated by Section 2.02(a) on or prior to its close of business on, in the case of Base Rate Loans, the Business Day, and, in the case of Eurodollar Rate Loans, the third Eurodollar Business Day, before such date, make available to the Agent, in Dollars in funds immediately available to the Agent at the Agent’s Office, the Loans to be made by such Bank on such date. Any Bank’s failure to make any Loan to be made by it on the requested date therefor shall not relieve any other Bank of its obligation to make any Loan to be made by such other Bank on such date, but such other Bank shall not be liable for such failure.

(c)                                  Unless the Agent shall have received notice from a Bank prior to 10:00 A.M. on the requested date for the making of any Loans that such Bank will not make available to the Agent the Loans requested to be made by such Bank on such date, the Agent may assume that such Bank has made such Loans available to the Agent on such date in accordance with Section 2.02(b) and the Agent in its sole discretion may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount on behalf of such Bank. If and to the extent such Bank shall not have so made available to the Agent the Loans requested to be made by such Bank on such date and the Agent shall have so made available to the Borrower a corresponding amount on behalf of such Bank, such Bank shall, on demand, pay to the Agent such corresponding amount together with interest thereon, for each day from the date such amount shall have been so made available by the Agent to the Borrower until the date such amount shall have been repaid to the Agent, at the Federal Funds Rate until (and including) the third Business Day after demand is made and thereafter at the Base Rate. If such Bank does not pay such corresponding amount promptly upon the Agent’s demand therefor, the Agent may notify the Borrower and the Borrower shall immediately repay such corresponding amount to the Agent together with accrued interest thereon at the applicable rate or rates provided in Section 2.03.

(d)                                 All Loans made available to the Agent in accordance with Section 2.02(b) shall be disbursed by the Agent not later than 1:00 P.M. on the requested date therefor in Dollars in funds immediately available to the Borrower by credit to an account of the Borrower at the Agent’s Office or in such other manner as may have been specified in the applicable notice and as shall be acceptable to the Agent. Notwithstanding the foregoing or any other provision contained herein, the proceeds of all Loans made available to the Agent shall be deposited directly by the Agent or, to the extent received by the Borrower, by the Borrower into the Revenue Account pursuant to Section 3.1(a) of the Depositary Agreement.

Section 2.03.                             Interest.  (a) Rates. (i) Subject to Section 2.03(a)(ii), (A) each Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to (1) so long as it is a Base Rate Loan, the Base Rate as in effect from time to time plus the Applicable Margin and (2) so long as it is a Eurodollar Rate Loan, the applicable Adjusted Eurodollar Rate plus the Applicable Margin and (B) except as otherwise provided herein or in any other Loan Document, each other amount due and payable under the Loan Documents shall, to the maximum extent permitted by Applicable Law, bear interest at a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin.

(ii)                                  Upon the occurrence and during the continuance of an Event of Default (and whether before or after judgment), each Loan (whether or not due) and, to the maximum extent permitted by Applicable Law, each other amount due and payable under the Loan Documents shall bear interest at a rate per annum equal to the applicable Post-Default Rate.

(b)                                 Payment.  Interest shall be payable (i) in the case of Base Rate Loans, on each Interest Payment Date, (ii) in the case of Eurodollar Rate Loans, on the last day of each applicable Interest Period and, if such Interest Period has a duration of more than three months, on that day of each third month during such Interest Period that corresponds to the first day of such Interest Period (or, if any such month does not have a corresponding day, then on the last day of such month), (iii) in the case of each Loan, when such Loan shall be due (whether at maturity, by reason of notice of prepayment or acceleration or otherwise) or converted, but only to the extent then accrued on the amount then so due or converted, and (iv) in the case of all other amounts due and payable under the Loan Documents (other than amounts payable pursuant to Article 3), on demand. Except as otherwise provided in Article 3, interest at the Post-Default Rate shall be payable on demand.

(c)                                  Conversion and Continuation.  (i) All or any part of the principal amount of Loans of any Type may, on any Business Day, be converted into any other Type or Types of Loans, except that (A) Eurodollar Rate Loans may be converted only on the last day of an applicable Interest Period and (B) Base Rate Loans may be converted into Eurodollar Rate Loans only on a Eurodollar Business Day.

(ii)                                  Base Rate Loans shall continue as Base Rate Loans unless and until such Loans are converted into Loans of another Type. Eurodollar Rate Loans shall continue as Loans of such Type until the end of the then current Interest Period therefor, at which time they shall be automatically converted into Base Rate Loans unless the Borrower shall have given the Agent notice in accordance with Section 2.03(c)(iv) requesting either that such Loans continue as Loans of such Type for another Interest Period or that such Loans be converted into Loans of another Type at the end of such Interest Period.

(iii)                               Notwithstanding anything to the contrary contained in Section 2.03(c)(i) or (ii), upon the occurrence and during the continuance of any Default, the Agent may notify the Borrower that Loans may only be converted into or continued as Loans of certain specified Types and, thereafter, until such Default no longer exists, Loans may not be converted into or continued as Loans of any Type other than one or more of such specified Types.

(iv)                              The Borrower shall give the Agent notice (which shall be irrevocable) of each conversion of Loans or continuation of Eurodollar Rate Loans no later than 10:00 A.M. on, in the case of a conversion into Base Rate Loans, the Business Day, and, in the case of a conversion into or continuation of Eurodollar Rate Loans, the third Eurodollar Business Day, before the requested date of such conversion or continuation. Each notice of conversion or continuation shall be in the form of Schedule 2.03(c)(iv) and shall specify (A) the requested date of such conversion or continuation, (B) the amount and Type and, in the case of Eurodollar Rate Loans, the last day of the applicable Interest Period of the Loans to be converted or continued, (C) the amount and Type or Types of Loans into which such Loans are to be converted or as which such Loans are to be continued, and (D) the requested initial Interest Period, if any, to be applicable to the Loans resulting from such conversion or continuation. Upon receipt of any such notice, the Agent shall promptly notify each Bank of (1) the contents thereof, (2) the amount and Type and, in the case of Eurodollar Rate Loans, the last day of the applicable Interest Period of each Loan to be converted or continued by such Bank, (3) the amount and Type or Types of Loans into which such Loans are to be converted or as which such Loans are to be continued, and (4) the Interest Period, if any, to be applicable to the Loans resulting from such conversion or continuation.

(d)                                 Maximum Interest Rate. Nothing contained in the Loan Documents shall require the Borrower at any time to pay interest at a rate exceeding the Maximum Permissible Rate. If interest payable by the Borrower on any date would exceed the maximum amount permitted by the Maximum Permissible Rate, such interest payment shall automatically be reduced to such maximum permitted amount, and interest for any subsequent period, to the extent less than the maximum amount permitted for such period by the Maximum Permissible Rate shall be increased by the unpaid amount of such reduction. Any interest actually received for any period in excess of such maximum amount permitted for such period shall be deemed to have been applied as a prepayment of the Loans.

Section 2.04.                             Repayment. The Loans shall mature and become due and payable, and shall be repaid by the Borrower, in full on the Maturity Date.

Section 2.05.                             Prepayments.

(a)                                  Optional Payments. The Borrower may, at any time and from time to time, prepay the Loans in whole or in part, without premium or penalty (but subject to Section 9.04), except that any partial prepayment shall be in an aggregate principal amount of at least $1,000,000. Under the terms and subject to the conditions of this Agreement, the Borrower may reborrow amounts that have been prepaid. The Borrower shall give the Agent notice of each prepayment no later than 10:00 A.M. on, in the case of a prepayment of Base Rate Loans, the Business Day, and, in the case of a prepayment of Eurodollar Rate Loans, the third Eurodollar Business Day, before the date of such prepayment. Each such notice of prepayment shall be in the form of Schedule 2.05(a) and shall specify (i) the date such prepayment is to be made and (ii) the amount and Type and, in the case of Eurodollar Rate Loans, the last day of the applicable Interest Period of the Loans to be prepaid. Upon receipt of any such notice, the Agent shall promptly notify each Bank of the contents thereof and the amount and Type and, in the case of Eurodollar Rate Loans, the last day of the applicable Interest Period of each Loan of such Bank to be prepaid. Amounts to be prepaid shall irrevocably be due and payable on the date specified in the applicable notice of prepayment, together with interest thereon as provided in Section 2.03(b).

(b)                                 Commitment Reduction Mandatory Prepayments. On the date of any termination or reduction of the Commitments pursuant to Section 2.07, the Borrower shall pay or prepay so much of the Loans and Unreimbursed Drawings outstanding hereunder as shall be necessary in order that the sum of (x) the principal amount of the Loans outstanding, (y) the Unreimbursed Drawings and (z) the LC Outstandings (after giving effect to all Extensions of Credit to be made on such date and the application of the proceeds thereof) will not exceed the Commitments following such termination or reduction, together with (i) accrued interest to the date of such prepayment on the principal amount prepaid and (ii) in the case of prepayments of Eurodollar Rate Loans, any amount payable to the Banks pursuant to Section 9.04. Any prepayments required by this subsection (b) shall be applied to outstanding Base Rate Loans up to the full amount thereof before they are applied to outstanding Eurodollar Rate Loans.

(c)                                  Clean-Up Period Mandatory Prepayments. The Borrower shall prepay in whole all Loans on the Business Day immediately preceding each Clean-Up Period. The Borrower shall, not later than the first day of each Clean-Up Period, notify the Agent of the commencement of such Clean-Up Period. Each such notice of the commencement of a Clean- Up Period shall be in the form of Schedule 2.05(c) and shall specify the commencement date of such Clean-Up Period.

(d)                                 Rent Payment Date Mandatory Prepayments. The Borrower shall prepay in whole all Loans outstanding immediately prior to making any payment of Rent, other than any payment of Rent made solely with amounts drawn under Rent Reserve Account Payment Undertaking Agreements, and shall not borrow hereunder on the date on which any payment of Rent shall be made.

(e)                                  Total Commitment Amount Reduction Mandatory Prepayments/Cash Collateralization. If as of any Rent Payment Date when a PPA Term is in effect the sum of (i) the principal amount of the Loans outstanding, (ii) the Unreimbursed Drawings and (iii) the LC Outstandings exceeds the Total Commitment Amount as of such Rent Payment Date (the amount of such excess, the “Overdrawn Amount”), the Borrower shall pay to the Agent on such Rent Payment Date an amount equal to the Overdrawn Amount to be applied by the Agent (at the Borrower’s direction) to the payment or prepayment of the Loans outstanding and/or Unreimbursed Drawings outstanding hereunder and/or the cash collateralization of the LC Outstandings (with the Agent holding such cash collateral for its benefit and the benefit of the Issuing Banks and the Banks) as contemplated in the definition of Increased Total Commitment Amount. Any prepayment of the principal amount hereunder shall also include (x) accrued interest to the date of such prepayment on the principal amount prepaid and (y) in the case of prepayments of Eurodollar Rate Loans, any amount payable to the Banks pursuant to Section 9.04. Any prepayments made under this subsection (e) shall be applied to outstanding Base Rate Loans up to the full amount thereof before they are applied to outstanding Eurodollar Rate Loans.

Section 2.06.                             Limitation on Types of Loans. Notwithstanding anything to the contrary contained in this Agreement, the Borrower shall borrow, prepay, convert and continue Loans in a manner such that (a) the aggregate principal amount of Eurodollar Rate Loans having the same Interest Period shall at all times be not less than $5,000,000, (b) there shall not be, at any one time, more than five Interest Periods in effect with respect to Eurodollar Rate Loans and (c) each Base Rate Loan shall be in a principal amount of not less than $1,000,000.

Section 2.07.                             Termination or Reduction of Commitments. The Borrower may terminate in whole or reduce in part the Commitments by giving the Agent notice (which shall be irrevocable) thereof no later than 10:00 A.M. on the third Business Day before the requested date of such termination or reduction; provided, that (a) in the case of a termination of the Commitments, no Loans, Letters of Credit or Unreimbursed Drawings are outstanding at the time of such termination, and (b) in the case of any reduction of the Commitments, (i) such reduction shall apply ratably among the Banks, (ii) such reduction shall be in an aggregate amount not less than $1,000,000 and (iii) the Commitments shall in no event be reduced to an amount which is less than the sum of (A) the aggregate LC Outstandings on the date of such reduction and (B) the aggregate principal amount of Unreimbursed Drawings on the date of such reduction. Upon receipt of any such notice, the Agent shall promptly notify each Bank of the contents thereof and, if applicable, the amount to which such Bank’s Commitment is to be irrevocably reduced. Once terminated or reduced, the Commitments may not be increased by the Borrower at any time thereafter.

Section 2.08.                             Fees. (a) Commitment Fees. The Borrower shall pay to the Agent for the account of each Bank a commitment fee on the average daily amount of such Bank’s Available Commitment for each day from the Agreement Date through (but excluding) the Maturity Date at a rate per annum of 0.50%, payable quarterly in arrears on each Interest Payment Date, on the Maturity Date and on the date of any termination of such Bank’s Commitment. In addition, commencing on the Commitment Increase Date and thereafter, the Borrower shall pay to the Agent for the account of each Bank a supplemental commitment fee on the average daily amount of such Bank’s Unavailable Commitment Amount for each day from the Agreement Date through (but excluding) the Maturity Date at a rate per annum of 0.25% payable quarterly in arrears on each Interest Payment Date, on the Maturity Date and on the date of any termination of such Bank’s Commitment.

(b)                                 Letter of Credit Fees. The Borrower shall pay to the Agent for the account of each Bank a letter of credit fee on the average daily aggregate amount of the LC Outstandings for each day from the Agreement Date through (but excluding) the Maturity Date at a rate per annum equal to the Applicable Margin then in effect with respect to Eurodollar Rate Loans (provided, however, that upon the occurrence and during the continuance of an Event of Default, such rate shall increase to the Applicable Margin then in effect with respect to Eurodollar Rate Loans plus 2.0%), payable quarterly in arrears on each Interest Payment Date, on the Maturity
Date and on the date of any termination of such Bank’s Commitment.

(c)                                  Agency Fees. The Borrower shall pay to the Agent, for its own account, the fees payable to it under the Agent’s Fee Letter, in the amounts and at the times specified therein.

(d)                                Fronting Fees. The Borrower shall pay to the Issuing Bank, for its own account, the fees payable to it under the Issuing Bank Fee Letter, in the amounts and at the times specified therein.

(e)                                  Supplemental Fees for Utilizations over $50,000,000. The Borrower shall pay to the Agent for the account of each Bank a supplemental fee on the average daily amount of such Bank’s Unsecured Amount, if any, for each day from the Agreement Date through (but excluding) the Maturity Date at a rate per annum equal to 0.50% from the Agreement Date until the second anniversary of the Agreement Date and at a rate per annum of 0.25% thereafter, payable quarterly in arrears on each Interest Payment Date, on the Maturity Date and on the date of any termination of such Bank’s Commitment.

(f)                                    Fees Non-Refundable.  None of the fees payable under this Section 2.08 shall be refundable in whole or in part.

(g)                                 Survival.  Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.08 shall survive the repayment of all other amounts owing to the Agent and the Banks under the Loan Documents and the termination of the Commitments.

Section 2.09.                             Computation of Interest and Fees.  Interest calculated on the basis of the Adjusted Eurodollar Rate or the Federal Funds Rate and all fees payable hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed. Interest calculated on the basis of the Prime Rate shall be computed on the basis of a year of 365 or 366 days, as applicable, and paid for the actual number of days elapsed. Interest for any period shall be calculated from and including the first day thereof to but excluding the last day thereof.

Section 2.10.                             Evidence of Indebtedness.  Each Bank’s Loans and Unreimbursed Drawings and the Borrower’s obligation to repay such Loans and Unreimbursed Drawings with interest in accordance with the terms of this Agreement shall be evidenced by this Agreement, the records of such Bank and a single Note payable to the order of such Bank which, subject to Section 11.22, may be a Registered Note. The records of each Bank shall be prima facie evidence of such Bank’s Loans, Unreimbursed Drawings and accrued interest thereon and of all payments made in respect thereof.

Section 2.11.                             Payments by the Borrower.  (a) Time, Place and Manner. All payments due to the Agent, the Banks or the Issuing Banks under the Loan Documents shall be made to the Agent at the Agent’s Office or to such other Person or at such other address as the Agent may designate by written notice to the Borrower. All payments due to any Bank under the Loan Documents, whether made to the Agent or directly to such Bank, shall be made for the account of, in the case of payments in respect of Eurodollar Rate Loans and Eurodollar Rate Drawings, such Bank’s Eurodollar Lending Office and, in the case of all other payments, such Bank’s Domestic Lending Office. A payment shall not be deemed to have been made on any day unless such payment has been received by the required Person, at the required place of payment, in Dollars in funds immediately available to such Person at such place, no later than 12:00 noon on such day.

(b)                                 No Reductions.  All payments due to the Agent, any Bank or any Issuing Bank under the Loan Documents, and all other terms, conditions, covenants and agreements to be observed and performed by the Borrower hereunder, shall be made, observed or performed by the Borrower without any reduction or deduction whatsoever, including any reduction or deduction for any set-off, recumbent, counterclaim (whether sounding in tort, contract or otherwise) or Tax, except, subject to Section 2.13, for any withholding or deduction for Taxes required to be withheld or deducted under Applicable Law.

(c)                                  Extension of Payment Dates.  Whenever any payment to the Agent, any Bank or any Issuing Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a day that is not a Business Day, or, in the case of payments of the principal of

Eurodollar Rate Loans, a Eurodollar Business Day, such payment shall instead be due on the next succeeding Business Day or Eurodollar Business Day, as the case may be, unless, in the case of a payment of the principal of Eurodollar Rate Loans, such extension would cause payment to be due in the next succeeding calendar month, in which case such due date shall be advanced to the next preceding Eurodollar Business Day. If the date any payment under the Loan Documents is due is extended (whether by operation of any Loan Document, Applicable Law or otherwise), such payment shall bear interest for such extended time at the rate of interest applicable hereunder.

Section 2.12.                             Distribution of Payments by the Agent.  (a) The Agent shall promptly distribute to each Bank its ratable share of each payment received by the Agent under the Loan Documents for the account of the Banks by credit to an account of such Bank at the Agent’s Office or by wire transfer to an account of such Bank at an office of any other commercial bank located in the United States.

(b)                                 Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks under the Loan Documents that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent in its sole discretion may, in reliance upon such assumption, cause to be distributed to each Bank on such due date a corresponding amount with respect to the amount then due such Bank. If and to the extent the Borrower shall not have so made such payment in full to the Agent and the Agent shall have so distributed to any Bank a corresponding amount, such Bank shall, on demand, repay to the Agent the amount so distributed together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at the Federal Funds Rate until (and including) the third Business Day after demand is made and thereafter at the Base Rate. Nothing in this Section 2.12 shall be deemed to limit the rights of the Agent or any Bank against the Borrower with respect to any such payment that has not been paid in full by the Borrower.

Section 2.13.                             Taxes

(a)                                  Taxes Payable by the Borrower.  If under Applicable Law any Tax is required to be withheld or deducted by the Borrower from, or is otherwise payable by the Borrower in connection with, any payment to the Agent, any Bank or any Issuing Bank under the Loan Documents, the Borrower (I) shall (A) if so required, withhold or deduct the amount of such Tax from such payment and, in any case, pay such Tax to the appropriate taxing authority in accordance with Applicable Law and (B) indemnify the Agent, such Bank and such Issuing Bank in accordance with the provisions of Section 11.02(d) against its failure so to do and (ii) shall, subject to Section 2.13(c), pay to the Agent, such Bank or such Issuing Bank, as applicable, such additional amounts as may be necessary so that the net amount received by the Agent, such Bank or such Issuing Bank with respect to such payment, after withholding or deducting all Taxes required to be withheld or deducted by the Borrower, is equal to the full amount payable under the Loan Documents. If any Tax is withheld or deducted by the Borrower from, or is otherwise payable by the Borrower in connection with, any payment payable to the Agent, any Bank or any Issuing Bank under the Loan Documents, the Borrower shall, as soon as possible after the date of such payment, furnish to the Agent, such Bank or such Issuing Bank, as applicable, the original or a certified copy of a receipt for such Tax from the applicable taxing authority. If any payment due to the Agent, any Bank or any Issuing Bank under the Loan Documents is or is expected to be made without withholding or deducting therefrom, or otherwise paying in connection therewith, any Tax payable by the Borrower to any taxing authority, the Borrower shall, within 30 days after any request from the Agent, such Bank or such Issuing Bank, as applicable, furnish to the Agent, such Bank or such Issuing Bank a certificate from such taxing authority, or an opinion of counsel acceptable to the Agent, such Bank or such Issuing Bank, in either case stating that no Tax payable to such taxing authority was or is, as the case may be, required to be withheld or deducted from, or otherwise paid by the Borrower in connection with, such payment.

(b)                                 Taxes Payable by the Agent, any Bank or any Issuing Bank.  The Borrower shall, within thirty days of request by the Agent, any Bank or any Issuing Bank for the payment thereof, but subject to Section 2.13(c), pay to the Agent, such Bank or such Issuing Bank, as the case may be, (i) all Taxes (other than Bank Taxes, payable by the Agent or such Bank, as the case may be) with respect to any payment due to the Agent, such Bank or such Issuing Bank under the Loan Documents and (B) all Taxes payable by the Agent, such Bank or such Issuing Bank as a result of payments made by the Borrower (whether made to a taxing authority or to the Agent, such Bank or such Issuing Bank) pursuant to this Section 2.13(b). A certificate as to the amount of such payment or liability delivered to the Borrower by a Bank or Issuing Bank, or by the Agent on its own behalf or on behalf of a Bank or Issuing Bank, shall be conclusive absent manifest error.

(c)                                  Limitations. Notwithstanding anything to the contrary contained herein, the Borrower shall not be required to pay any additional amount in respect of withholding of United States Federal income taxes pursuant to this Section 2.13 to any Bank (i) except to the extent such Taxes are required to be withheld as a result of (A) in the case of a Person that is a Bank on the Agreement Date, a Regulatory Change Enacted after the Agreement Date and (B) in the case of a Person that becomes a Bank after the Agreement Date pursuant to Section 11.09(a), a Regulatory Change Enacted after such Person becomes a Bank, or (ii) to the extent such withholding is required because such Bank has failed to submit any form or certificate that it is entitled to so submit under Applicable Law (including any Forms required to be submitted pursuant to Section 2.13(d)).

(d)                                 Exemption from U.S. Withholding Taxes.  There shall be submitted to the Borrower and the Agent (i) on or before the first date that interest or fees are payable to such Bank under the Loan Documents, (A) if at the time the same are applicable by each Bank that is a Non-US Bank, (x) a duly completed Internal Revenue Service Form W-8ECI or W-8BEN, as applicable, and (y) a certification in the form of Schedule 2.13(d) that such Bank is a Non-US Bank or (B) if at the time any of the foregoing are inapplicable, duly completed and signed copies of such form, if any, as entitles such Bank to exemption from withholding of United States federal income taxes to the maximum extent to which such Bank is then entitled under Applicable Law, and (ii) from time to time thereafter, prior to the expiration or obsolescence of any previously delivered form or upon any previously delivered form becoming inaccurate or inapplicable, such further duly completed and signed copies of such form, if any, as entitles such Bank to exemption from withholding of United States federal income taxes to the maximum extent to which such Bank is then entitled under Applicable Law. Each Bank shall promptly notify the Borrower and the Agent if (I) it is required to withdraw or cancel any form or certificate previously submitted by it or any such form or certificate has otherwise become ineffective or inaccurate or (II) payments to it are or will be subject to withholding of United States federal income taxes to a greater extent than the extent to which payments to it were previously subject. Upon the request of the Borrower or the Agent, each Bank that is a United States Person shall from time to time submit to the Borrower and the Agent a certificate to the effect that such Bank is a United States Person and a duly completed Internal Revenue Service Form W-9.

Section 2.14.         Pro Rata Treatment.  Except to the extent otherwise provided herein, (a) Loans of each Type to be made on any day shall be made by the Banks pro rata in accordance with their respective Commitments, (b) Loans of the Banks shall be converted and continued pro rata in accordance with their respective amounts of Loans of the Type and, in the case of Eurodollar Rate Loans, having the Interest Period being so converted or continued, (c) each reduction in the Commitments shall be made pro rata in accordance with the respective amounts thereof and (d) each payment of the principal of or interest on the Loans and on Unreimbursed Drawings or of fees shall be made for the account of the Banks pro rata in accordance with the respective amounts thereof then due and payable.

Section 2.15.         Extension of Maturity Date.  At least 60 but not more than 120 days prior to the then-scheduled Maturity Date, the Borrower may, by delivering a written notice to such effect to the Agent (each such request being irrevocable), request that each Bank and Issuing Bank consent to a one-year extension of the Maturity Date. Upon receipt of any such notice, the Agent shall promptly communicate such request to the Banks and the Issuing Banks. Within 30 days following the giving of such notice by the Borrower, the Banks and the Issuing Banks shall indicate to the Agent whether the Borrower’s request to so extend the then-scheduled Maturity Date is acceptable to the Banks and the Issuing Banks (and, if so, the conditions, if any, relating to such acceptance), it being understood that the unanimous written consent of the Banks and the Issuing Banks shall be required to effect any such request, that the determination by each Bank and Issuing Bank will be in its sole and absolute discretion and that the failure of any Bank or Issuing Bank to so respond within such period shall be deemed to constitute a refusal by such Bank or Issuing Bank (as the case may be) to consent to such request (with the result being that such request is denied). The Agent shall promptly notify the Borrower, the Banks and the Issuing Banks of the result of such request, and if such request shall have been consented to by all of the Banks and Issuing Banks, the Maturity Date shall be extended to the first anniversary of the then-scheduled Maturity Date (which date shall be a Rent Payment Date).

Section 2.16.          Working Capital Facility Designation.  The Loans, Letters of Credit, LC Outstandings, Unreimbursed Drawings, aggregate Commitments and Extensions of Credit hereunder, all interest payable hereunder and under the Notes, all fees payable pursuant to Section 2.08, and all other amounts payable hereunder and under the other Loan Documents, and all covenants, agreements and other obligations of the Borrower relating thereto, are designated as the “Working Capital Facility” as such term is used in the Operative Documents. The rights, obligations and remedies of the Agent, the Issuing Bank and the Banks, in their collective capacity as “Working Capital Provider” (as such term is used in the Operative Documents), under the Operative Documents (including Sections 2.04, 3.1(b)(i), 3.1(b)(ii), 3.2 and 3.3 of the Depositary Agreement) shall apply solely with respect to, and shall be limited to the extent of amounts owed in respect of, such “Working Capital Facility”. For the avoidance of doubt, this

Section 2.16 shall not restrict or otherwise limit the rights or remedies of the Agent, the Issuing Banks or the Banks in connection with any Permitted Indebtedness (other than the Working Capital Facility) provided by any such Person to the Borrower.

ARTICLE 3

LETTERS OF CREDIT

Section 3.01.         Issuing Banks.  Subject to the terms and conditions hereof, the Borrower may from time to time identify and arrange for one or more Banks to act as an Issuing Bank hereunder. Any such designation by the Borrower shall be notified to the Agent at least three Business Days prior to the first date upon which the Borrower proposes that such Issuing Bank issue its first Letter of Credit. Nothing contained herein shall be deemed to require any Bank to agree to act as an Issuing Bank, if it does not so desire; provided, however, that if no other Bank agrees to be an Issuing Bank hereunder, Calyon shall be the sole Issuing Bank hereunder. The Borrower hereby notifies the Agent of the designation of Calyon to act as an Issuing Bank hereunder. The Agent hereby acknowledges such notice and Calyon hereby accepts such designation.

Section 3.02.         Letters of Credit. (a) Each Letter of Credit shall be issued (or the stated expiration date thereof extended or terms thereof modified or amended) on not less than two Business Days’ prior written notice thereof by the Borrower to the Agent (which shall promptly distribute copies thereof to the Banks) and the relevant Issuing Bank. Each such notice (a “Request for Issuance”) shall specify (i) the date (which shall be a Business Day) of issuance of such Letter of Credit (or the date of effectiveness of such extension, modification or amendment) and the stated expiry date thereof (which shall be no later than the date that is five Business Days prior to the Maturity Date), (ii) the proposed stated amount of such Letter of Credit, (iii) the name and address of the beneficiary of such Letter of Credit, (iv) whether such Letter of Credit should be delivered directly to the beneficiary thereof or to the Borrower and (v) such other information as shall demonstrate compliance of such Letter of Credit with the requirements specified therefor in this Agreement and the relevant Issuing Bank Agreement. Each Request for Issuance shall be irrevocable unless modified or rescinded by the Borrower not less than two days prior to the proposed date of issuance (or effectiveness) specified therein. Not later than 12:00 noon on the proposed date of issuance (or effectiveness) specified in such Request for Issuance, and upon fulfillment of the applicable conditions precedent and the other requirements set forth herein and in the relevant Issuing Bank Agreement, such Issuing Bank shall issue (or extend, amend or modify) such Letter of Credit in accordance with such Request for Issuance and provide notice and a copy thereof to the Agent, which shall promptly furnish copies thereof to the Banks and the Borrower.

(b)          Each Bank severally agrees with such Issuing Bank to participate in the Extension of Credit resulting from the issuance (or extension, modification or amendment) of such Letter of Credit, in the manner and the amount provided in Section 3.04(b), and the issuance of such Letter of Credit shall be deemed to be a confirmation by such Issuing Bank and each Bank of such participation in such amount.

(c)                                 Notwithstanding anything herein to the contrary, the sum of (i) the aggregate LC Outstandings of all Letters of Credit outstanding at any one time, (ii) the aggregate principal amount of Unreimbursed Drawings outstanding at such time and (iii) the Loans at such time shall not exceed the Total Commitment Amount at such time.

(d)                                To the extent that any provision of any Request for Issuance related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

Section 3.03.         Issuing Bank Fees.  The Borrower shall pay directly to each Issuing Bank such fees and expenses, if any, specified to be paid to such Issuing Bank pursuant to the Issuing Bank Agreement to which it is a party, at the times, and in the manner, specified in such Issuing Bank Agreement; provided, however, that if, pursuant to the Depositary Agreement, the Borrower is not permitted to pay any such fees and expenses to such Issuing Bank on the due date therefor, the Borrower shall pay such fees and expenses on the first date thereafter (but in no event later than the next-scheduled Rent Payment Date) that the Borrower is permitted to pay such fees and expenses, provided, that, in such case, all such fees and expenses shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin then in effect with respect to Base Rate Loans from such due date until paid in full, payable to such Issuing Bank on the date that such fees and expenses are paid by the Borrower.

Section 3.04.         Reimbursement to Issuing Banks; Interest.  (a) The Borrower hereby agrees to pay to the Agent for the account of each Issuing Bank, on demand made by such Issuing Bank to the Borrower and the Agent, on and after each date on which such Issuing Bank shall pay any amount under the Letter of Credit issued by such Issuing Bank, a sum equal to the amount so paid (but only to the extent that the Issuing Bank has not received payment therefor from the Banks pursuant to subsection (b) below) plus interest on such amount from the date so paid by such Issuing Bank until repayment to such Issuing Bank in full at a fluctuating interest rate per annum equal at all times to the Base Rate plus the Applicable Margin then in effect with respect to Base Rate Loans; provided, however, that if, pursuant to the Depositary Agreement, the Borrower is not permitted to pay any such amounts to such Issuing Bank on the date of demand therefor, the Borrower shall pay such amounts (other than any amounts paid by such Issuing Bank under such Letter of Credit that have been repaid to the Issuing Bank pursuant to subsection (b) below) on the first date thereafter (but in no event later than the next-scheduled Rent Payment Date) that the Borrower is permitted to pay such amounts, provided, that, in such case, all such amounts shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin then in effect with respect to Base Rate Loans from such date of demand until paid in full, payable to such Issuing Bank on the date that such amounts are paid by the Borrower.

(b)          If any Issuing Bank shall not have been reimbursed in full for any payment made by such Issuing Bank under any Letter of Credit issued by such Issuing Bank on the date of such payment, such Issuing Bank shall give the Agent and each Bank prompt notice thereof (an “LC Payment Notice”) no later than 12:00 noon on the Business Day immediately succeeding the date of such payment by such Issuing Bank. Each Bank severally agrees to purchase a participation in the reimbursement obligation of the Borrower to such Issuing Bank under subsection (a) above, by paying to the Agent for the account of such Issuing Bank an amount equal to such Bank’s Percentage of such unreimbursed amount paid by such Issuing Bank, plus interest on such amount at a rate per annum equal to the Federal Funds Rate from the date of such payment by such Issuing Bank to the date of payment to such Issuing Bank by such Bank. Each such payment by a Bank shall be made not later than 3:00 P.M. on the later to occur of (i) the Business Day immediately following the date of such payment by such Issuing Bank and (ii) the Business Day on which such Bank shall have received an LC Payment Notice from such Issuing Bank. Each Bank’s obligation to make each such payment to the Agent for the account of such Issuing Bank shall be several and shall not be affected by the occurrence or continuance of any Default or the failure of any other Bank to make any payment under this Section 3.04. Each Bank further agrees that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(c)                                The failure of any Bank to make any payment to the Agent for the account of an Issuing Bank in accordance with subsection (b) above shall not relieve any other Bank of its obligation to make payment, but no Bank shall be responsible for the failure of any other Bank. If any Bank (a “non-performing Bank”) shall fail to make any payment to the Agent for the account of an Issuing Bank in accordance with subsection (b) above within five Business Days after the LC Payment Notice relating thereto, then, for so long as such failure shall continue, such Issuing Bank shall be deemed, for purposes of Section 11.08 and Article 8 hereof, to be a Bank hereunder owed a Loan in an amount equal to the outstanding principal amount due and payable by such non-performing Bank to the Agent for the account of such Issuing Bank pursuant to subsection (b) above.

(d)                               Each Unreimbursed Drawing shall bear interest on the outstanding principal amount thereof at a rate per annum equal to (i) the Base Rate as in effect from time to time plus the Applicable Margin then in effect with respect to Base Rate Loans, compounded quarterly on each Interest Payment Date, or (ii) upon the election of the Borrower pursuant to subsection (e) below to have such Unreimbursed Drawing bear interest at the Adjusted Eurodollar Rate, the applicable Adjusted Eurodollar Rate plus the Applicable Margin then in effect with respect to Eurodollar Rate Loans; provided, however, that each Unreimbursed Drawing owing to an Issuing Bank (as a result of the failure by one or more Banks to make payment to such Issuing Bank pursuant to subsection (b) above) shall bear interest pursuant to subsection (a) above. Upon the occurrence and during the continuance of an Event of Default (and whether before or after judgment), each Unreimbursed Drawing (whether or not due) shall bear interest at a rate per annum equal to the applicable Post-Default Rate. Interest on each Unreimbursed Drawing (including interest at the Post-Default Rate) shall be payable on the earlier to occur of (A) the next-scheduled Rent Payment Date following the date of such Unreimbursed Drawing or (B) the date that the Borrower reimburses the Banks for such Unreimbursed Drawing.

(e)                                So long as no Default has occurred and is continuing, the Borrower may, upon notice delivered to the Agent not later than 10:00 A.M. three Eurodollar Business Days prior to the requested date therefor, request that any Base Rate Drawing or Base Rate Drawings be converted into a Eurodollar Rate Drawing. Each such notice shall be irrevocable and shall specify (i) the requested date of such conversion (which date shall be a Eurodollar Business Day), (ii) the aggregate principal amount of Base Rate Drawings to be converted (which amount shall be at least $1,000,000), and (iii) the Interest Period to be applicable to the Eurodollar Rate Drawing resulting from such conversion (which Interest Period shall be one, two or three months and shall end on the next-scheduled Rent Payment Date following the date of such conversion). Upon receipt of any such notice, the Agent shall promptly notify each Bank of the contents thereof. Each notice of conversion delivered pursuant to this Section 3.04(e) shall be in the form of Schedule 3.04(e)

(f)            Each Unreimbursed Drawing shall mature and become due and payable, and shall be repaid by the Borrower, in full on the next-scheduled Rent Payment Date following the date of such Unreimbursed Drawing (but in any event no later than the Maturity Date). The Borrower may, to the extent permitted under the terms of the Depositary Agreement, prepay any Unreimbursed Drawing in whole or in part, without premium or penalty (but subject to Section 9.04), except that any partial prepayment shall be in an aggregate principal amount of at least $1,000,000. The Borrower shall give the Agent notice of each prepayment no later than 10:00 A.M. on, in the case of a prepayment of Base Rate Drawings, the Business Day, and, in the case of a prepayment of Eurodollar Rate Drawings, the third Eurodollar Business Day, before the date of such prepayment. Each such notice of prepayment shall specify (i) the date such prepayment is to be made, (ii) the amount of such prepayment, and (iii) in the case of any prepayment of Eurodollar Rate Drawings, the last day of the Interest Period applicable thereto. Upon receipt of any such notice, the Agent shall promptly notify each Bank of the contents thereof. Amounts to be prepaid shall irrevocably be due and payable on the date specified in the applicable notice of prepayment, together with accrued and unpaid interest thereon.

Section 3.05.         Obligations Absolute.  The payment obligations of each Bank under Section 3.04(b) and of the Borrower under this Agreement in respect of any payment under any Letter of Credit and any Unreimbursed Drawing shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following circumstances:

(a)                                 any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto or to such Letter of Credit;

(b)                                any amendment or waiver of, or any consent to departure from, all or any of the Loan Documents;

(c)                                 the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary, or any transferee, of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), any Issuing Bank, or any other Person, whether in connection with this Agreement, the transactions contemplated herein or by such Letter of Credit, or any unrelated transaction;

(d)                                any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(e)                                 payment in good faith by any Issuing Bank under the Letter of Credit issued by such Issuing Bank against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or

(f)                                  any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

Section 3.06.         Liability of Issuing Banks and the Banks.  As among the Borrower, the Agent, the Banks and the Issuing Banks, the Borrower assumes all risks of the acts and omissions of any beneficiary or transferee of any Letter of Credit. Neither the Issuing Bank that has issued such Letter of Credit, the Agent, the Banks nor any of their respective officers, directors, employees, agents or Affiliates shall be liable or responsible for (a) the use that may be made of such Letter of Credit or any acts or omissions of any beneficiary or transferee thereof in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of such Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under such Letter of Credit, except that, notwithstanding anything contained herein to the contrary, the Borrower shall have the right to bring suit against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower and any Bank, to the extent of any direct, as opposed to consequential, damages suffered by the Borrower or such Bank which the Borrower or such Bank proves were caused by such Issuing Bank’s willful misconduct or gross negligence, including such Issuing Bank’s willful failure to make timely payment under such Letter of Credit following the presentation to it by the beneficiary thereof of a draft and accompanying certificate(s) which strictly comply with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, any Issuing Bank may accept sight drafts and accompanying certificates presented under the Letter of Credit issued by such Issuing Bank that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary. Notwithstanding the foregoing, no Bank (other than the applicable Issuing Bank) shall be obligated to indemnify the Borrower for damages caused by such Issuing Bank’s willful misconduct or gross negligence, and the obligation of the Borrower to reimburse the Banks hereunder shall be absolute and unconditional, notwithstanding the gross negligence or willful misconduct of any Issuing Bank.

ARTICLE 4

CONDITIONS TO EXTENSIONS OF CREDIT

Section 4.01.         Conditions to the Initial Extension of Credit.  The obligation of each Bank and Issuing Bank to make its initial Extension of Credit is subject to the satisfaction of each of the following conditions:

(a)           The Agent shall have received, on or before the day of the initial Extension of Credit, the following, each dated such day (except as otherwise specified below):

(i)                                     This Agreement, duly executed by the Borrower, each Bank, Calyon, in its capacity as an Issuing Bank, and the Agent.

(ii)                                  The Pledge Agreement, duly executed by the Borrower, together with:

(A)                              acknowledgment copies, dated on or before the date of the initial Extension of Credit, of proper Financing Statements (Form UCC-3) duly filed under the Uniform Commercial Code of all jurisdictions as may be necessary or, in the opinion of the Agent, desirable to perfect the Liens created by the Pledge Agreement;

(B)                                certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports satisfactory to the Agent, dated on or before the Agreement Date and listing the Financing Statements referred to in paragraph (A) above (or, if such Financing Statements are not so listed, other evidence satisfactory to the Agent that the same shall have been duly filed), and all other effective financing statements that name the Borrower (under its present name and any previous name) as debtor and that are filed in the jurisdictions referred to in said paragraph (A), together with copies of such other financing statements (none of which shall cover the collateral purported to be covered by the Pledge Agreement);

(C)                                certificates evidencing all limited liability company membership interests included in the Collateral, accompanied by irrevocable stock powers, executed in blank; and

(D)                               evidence of the completion of all other recordings and filings, and all other actions, as may be necessary or, in the opinion of the Agent, desirable to perfect the Liens created by the Pledge Agreement.

(iii)          An Issuing Bank Agreement and the Issuing Bank’s Fee Letter, duly executed by the Borrower and Calyon, in form and substance satisfactory to Calyon.

(iv)          The Agent’s Fee Letter, duly executed by the Borrower, in form and substance satisfactory to the Agent.

(v)           Certified copies of the resolutions of the Board of Directors (or comparable governing body) of AES NY authorizing the Borrower to enter into each of the Loan Documents to which it is, or is to be, a party, and of all documents evidencing other necessary action (partnership, limited liability company or otherwise) and Governmental Approvals, if any, with respect to such Loan Documents.

(vi)          A certificate of AES NY certifying the names, true signatures and incumbency of the officers of AES NY authorized to sign the Loan Documents to which the Borrower is, or is to be, a party, and the other documents to be delivered hereunder and thereunder.

(vii)         Copies of the certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement, certificate of incorporation, by-laws or comparable organizational documents of the Borrower and each AEE Entity, together with all amendments thereto, in each case certified in a manner satisfactory to the Agent.

(viii)        Certified copies of each of the executed Operative Documents referred to in Section 4.1 of each of the Participation Agreements (other than the Tax Indemnity Agreement).

(ix)           Good standing certificates in respect of the Borrower and each AEE Entity (other than AES NY3) from its jurisdiction of organization and each jurisdiction in which it is qualified to do business as a foreign corporation, limited liability company or partnership, as the case may be.

(x)            the Notes payable to the order of each Bank, duly executed by the Borrower in replacement of the notes issued under the Existing Credit Facility.

(xi)           Favorable opinion of Chadbourne & Parke LLP, special New York counsel to the Borrower and AES NY, in substantially the form of Schedule 4.01(a)(xi).

(xii)          Such other approvals, reports (including reports of any consultants deemed necessary or desirable by the Agent), opinions and documents as the Agent may reasonably request.

(b)                                 The Agent shall have received:

(i)            the Bank Assignment duly executed and delivered by the parties thereto effecting the transfers of the Existing Loans, Unreimbursed Drawings and Commitments and other rights and obligations contemplated thereby,

(ii)           satisfactory evidence that the letters of credit issued in connection with the Existing Credit Facility have been returned to the Original Issuing Bank,

(iii)          evidence satisfactory to it that the Original Issuing Bank Agreement shall have been terminated.

(c)                                  The following statements shall be true and the Agent shall have received a certificate of the Borrower, dated the Closing Date and in sufficient copies for each Bank, stating that:

(i)            the representations and warranties set forth in Article 5 and Section 7.02 of this Agreement and Section 2.01 of the Pledge Agreement are true and correct on and as of the Closing Date with the same effect as though made on and as of the Closing Date, and

(ii)           no Default has occurred and is continuing, both before and after giving effect to the transactions contemplated by the Loan Documents.

(d)                                All fees payable on or prior to the requested date of such Extension of Credit pursuant to Section 2.08 of this Agreement or any other Loan Document, and all amounts payable pursuant to Section 11.02 of this Agreement for which invoices have been delivered to the Borrower on or prior to such date, shall have been paid in full or arrangements satisfactory to the Agent shall have been made to cause them to be paid in full concurrently with the Extension of Credit to be made on such date.

(e)                                 All Governmental Approvals (except for the NYPSC Order) necessary in connection with the Loan Documents and the transactions contemplated thereby shall have been obtained and be in full force and effect. All third party approvals necessary or, in the judgment of the Agent, advisable in connection with the Loan Documents and the transactions contemplated thereby shall have been obtained and be in full force and effect. All such Governmental Approvals and third party approvals, if any, shall be in form and substance satisfactory to the Agent and the Banks.

(f)                                   All interest, if any, on the Existing Loans which is accrued and unpaid up to and including the Agreement Date and all commissions, fees and other amounts payable by the Borrower under the Original Issuing Bank Agreement which are accrued and unpaid to and including the Agreement Date (whether or not then due and payable) shall have been paid in full.

Section 4.02.         Conditions to increase the Total Commitment AmountThe increase of the Total Commitment Amount from $35,000,000 to the Increased Total Commitment Amount is subject to the satisfaction of each of the following conditions on or prior to December 31, 2004:

(a)                                the NYPSC Order shall have been issued and shall be in full force and effect and the Agent and each Bank shall have received a copy thereof;

(b)                               the second installment of the Upfront Fee shall have been paid as set forth in the Agent’s Fee Letter;

(c)                                the increase in the Total Commitment Amount will not contravene any Applicable Law applicable to the Agent or any Bank;

(d)                               the Notes payable to the order of each Bank shall have been amended to reflect the increased Commitment of each Bank as of the Commitment Increase Date; and

(e)                                the Issuing Bank Agreement between the Borrower and Calyon shall have been amended to reflect the Total Commitment Amount.

Section 4.03.         Conditions to Each Extension of Credit. The obligation of each Bank or Issuing Bank, as the case may be, to make an Extension of Credit (including the initial Extension of Credit) is subject to the satisfaction of each of the following conditions:

(a)                                In the case of any Extension of Credit consisting of Loans, (i) the Agent shall have received a Funding Date Certificate complying with the requirements of the Depositary Agreement setting forth the amounts to be applied or transferred pursuant to Section 3.1(b) of the Depositary Agreement, and (ii) after giving effect to such applications or transfers, including, but not limited to, the Loans to be made on the Funding Date referred to therein, the amounts remaining in the Revenue Account, the Operating Account and each bank account of the Borrower or any Subsidiary or otherwise then available to the Borrower or any Subsidiary for payment of Operating and Maintenance Costs, other than pursuant to Section 3.13 of the Depositary Agreement (collectively, “Available Amounts”), would, in the aggregate, be less than $10 million; provided, that the sum of (A) the aggregate amount transferred to the Operating Account with respect to any Rent Payment Period (including sums properly withdrawn therefrom during such Rent Payment Period to pay Operating and Maintenance Costs), (B) Available Amounts prior to giving effect to such Loans plus (C) the aggregate principal amount of such Loans, does not exceed the sum of (1) 125% of the amount set forth in the Annual Operating Budget for such Rent Payment Period plus (2) fuel costs payable for such Rent Payment Period;

(b)                               the Agent shall have received (i) if such Extension of Credit consists of Loans, a notice of borrowing, for the Funding Date referred to in subsection (a) above, with respect to such Loans complying with the requirements of Section 2.02, and/or (ii) in the case of any other Extension of Credit, a Request for Issuance that complies with the requirements of Section 3.02(a);

(c)                                each Loan Document Representation and Warranty shall be true and correct in all material respects at and as of the time such Extension of Credit is to be made, both with and without giving effect to such Extension of Credit and all other Extensions of Credit to be made at such time and to the application of the proceeds thereof,

(d)                               no Default shall have occurred and be continuing at the time such Extension of Credit is to be made or would result from the making of such Extension of Credit and all other Extensions of Credit to be made at such time or from the application of the proceeds thereof;

(e)                                such Bank or Issuing Bank (as the case may be) shall have received such Information as it may have requested pursuant to Section 7.01(f); and

(f)                                  such Extension of Credit will not contravene any Applicable Law applicable to such Bank.

Except to the extent that the Borrower shall have disclosed in the notice of borrowing or Request for Issuance (as the case may be), or in a subsequent notice given to the Agent, the Banks and the Issuing Banks prior to 5:00 P.M. on the Business Day before the requested date for the making of the requested Extension of Credit, that a condition specified in clause (c) or (d) above will not be fulfilled as of the requested time for the making of such Extension of Credit, the Borrower shall be deemed to have made a Representation and Warranty as of the time of the making of such Extension of Credit that the conditions specified in such clauses have been fulfilled as of such time. No such disclosure by the Borrower that a condition specified in clause (c) or (d) above will not be fulfilled as of the requested time for the making of the requested Extension of Credit shall affect the right of each Bank or Issuing Bank (as the case may be) to not make the Extension of Credit requested to be made by it if, in such Bank’s or Issuing Bank’s determination, such condition has not been fulfilled at such time.

Section 4.04.         Reliance on Certificates. The Banks, the Issuing Banks and the Agent shall be entitled to rely conclusively upon the certificates delivered from time to time by officers of AES NY (in its capacity as general partner of the Borrower) as to the names, incumbency, authority and signatures of the respective persons named therein until such time as the Agent may receive a replacement certificate, in form acceptable to the Agent, from an officer of AES NY (in its capacity as general partner of the Borrower) identified to the Agent as having authority to deliver such certificate, setting forth the names and true signatures of the officers and other representatives of AES NY thereafter authorized to act on behalf of the Borrower and AES NY (in its capacity as general partner of the Borrower).

ARTICLE 5

CERTAIN REPRESENTATIONS AND WARRANTIES

In order to induce each Bank and Issuing Bank to enter into this Agreement and to make each Extension of Credit requested to be made by it, the Borrower represents and warrants as follows:

Section 5.01.          Due Organization. Etc. The Borrower is a limited partnership duly formed, validly existing, and in good standing under the laws of the State of Delaware, is duly licensed or qualified and in good standing in each jurisdiction in which the failure to so qualify could reasonably be expected to result in (a) a Material Adverse Effect or (b) a Materially Adverse Effect on (i) AES NY, (ii) the Borrower and the AEE Subsidiaries taken as a whole, (iii) any Loan Document or (iv) the Collateral, and has the partnership power and authority to own, or hold under lease, its assets and properties, conduct its business as now conducted and as presently proposed to be conducted and enter into and perform its obligations under this Agreement and the other Loan Documents and the Operative Documents to which it is or will be a party. The sole general partner of the Borrower is AES NY. The sole limited partner of the Borrower is AES NY2. Each of AES NY, AES NY2 and the AEE Subsidiaries is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware, is duly licensed or qualified and in good standing in each jurisdiction in which the failure to so qualify could reasonably be expected to result in (A) a Material Adverse Effect or (B) a Materially Adverse Effect on (1) AES NY, (2) the Borrower and the AEE Subsidiaries taken as a whole, (3) any Loan Document or (4) the Collateral, and has all requisite power and authority to own, or hold under lease, its assets and properties and conduct its business as now conducted and as presently proposed to be conducted.

Section 5.02.         Loan Documents: Authorization: Enforceability: Required Consents: Absence of Conflicts. The Borrower has the power, and has taken all necessary action to authorize it, to execute, deliver and perform in accordance with their respective terms the Loan

Documents and to request and receive Extensions of Credit in an aggregate amount equal to the Commitments. This Agreement has been, and each of the other Loan Documents when delivered to the Agent will have been, duly executed and delivered by the Borrower and is, or when so delivered will be, a legal, valid and binding agreement of the Borrower, assuming the due authorization, execution and delivery by each other party thereto, enforceable against the Borrower in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity. The execution, delivery and performance in accordance with their respective terms by the Borrower of the Loan Documents, and each Extension of Credit made hereunder, whether or not in the amount of the unused Commitments, do not and (absent any change in any Applicable Law or applicable Contract) will not (a) require any Governmental Approval or any other consent or approval, including any consent or approval of any partner of the Borrower or any member of any AEE Entity, to have been obtained or any Governmental Registration to have been made, other than Governmental Approvals and other consents and approvals and Governmental Registrations that have been obtained or made, as the case may be, are final and not subject to review on appeal or to collateral attack, and are in full force and effect, except that (i) as of the Agreement Date and until the Commitment Increase Date, the NYPSC Order has not yet been obtained and (ii) after the issuance of the NYPSC Order, such order is subject to an appeal period of four months from the date of such order, or (b) violate, conflict with, result in a breach of, constitute a default under, or result in or require the creation of any Lien (other than Permitted Liens described in Section 6.05(a)) upon any assets of the Borrower or any AEE Entity under (i) any Contract to which the Borrower or any AEE Entity is a party or by which the Borrower or any AEE Entity or any of their respective properties may be bound, or (ii) any Applicable Law that could reasonably be expected to have a Materially Adverse Effect on (x) any Loan Document or (y) the Collateral.

Section 5.03.         Operative Documents: Due Authorization, Enforceability, Etc. The execution, delivery and performance of each of the Operative Documents to which it is or will be a party and the compliance by it with the terms and provisions thereof have been duly authorized by all necessary action of each of the Borrower and the AEE Entities, as applicable, and such action does not and will not require any further action, consent or approval by any trustee or holder of any Indebtedness of the Borrower or such AEE Entities, as applicable. Each of the Operative Documents to which it is or will be a party has been duly executed and delivered by each of the Borrower and the AEE Entities, as applicable. Assuming the due authorization, execution and delivery by each other party thereto, the Operative Documents to which the Borrower or any AEE Entity is or will be a party constitute the legal, valid and binding obligations of the Borrower or such AEE Entity, as applicable, enforceable against the Borrower or such AEE Entity, as applicable, in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 5.04.         Operative Documents: No Conflicts. The execution, delivery and performance by each of the Borrower and the AEE Entities, as applicable, of each of the Operative Documents to which it is or will be a party, the consummation by the Borrower and such AEE Entities of the transactions contemplated thereby, and compliance by the Borrower and such AEE Entities with the terms and provisions thereof, do not and will not (i) conflict with or result in any breach of any agreement to which the Borrower or any AEE Entity is a party

(including any Material Agreement), (ii) conflict with any Applicable Law which could reasonably be expected to result in a Material Adverse Effect, (iii) conflict with the partnership agreement of the Borrower or the organizational documentation of any AEE Entity or (iv) result in the creation of any Lien (except Permitted Liens) upon any of the property or assets of the Borrower and such AEE Entities pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or any other agreement, contract or instrument to which the Borrower or such AEE Entity is a party or by which any of their respective property or assets are bound.

Section 5.05.         Operative Documents: Governmental Actions. Except for such Governmental Approvals as have been validly issued, are in full force and effect and are non-appealable (“Existing Governmental Approvals”), and except as set forth in Section 5.02 with respect to the NYPSC Order and as specifically disclosed in Schedule 5.15, no Governmental Approval is required to be obtained in the name of the Borrower or any AEE Entity or the Owner Trust in connection with (i) the ownership, operation and maintenance of the Facility, the Related Facility and the Additional Facilities, (ii) the execution, delivery and performance by the Borrower of the Operative Documents to which it is or will be a party, or (iii) the leasing of the Undivided Interest, except such Governmental Approvals (A) as may be required by Applicable Law not now in effect, (B) as may be required in consequence of any transfer of ownership of the Undivided Interest by the Owner Trust, (C) as would be required by Applicable Law upon termination or expiration of the Lease in connection with taking possession of an interest in any assets of the Borrower in accordance with the Support Agreements or any part thereof or the property purported to be covered by the Site Lease, (D) as may be required by Applicable Law if, after termination or expiration of the Lease, the Borrower or any other Person should provide transmission services for the Owner Trust, (E) as may be required in consequence of any exercise of remedies or other rights by any such Person in connection with taking possession of an interest in the Facility or the property purported to be covered by the Site Lease, or (F) as may be required as filings pursuant to the terms of a Governmental Approval (which filings the Borrower agrees to make promptly when required) and other types of routine operating plans and filings required under Applicable Law. Except as specifically disclosed in Schedule 5.05 or Schedule 5.15, all of the Existing Governmental Approvals have been validly issued, are in full force and effect and are non-appealable except as set forth in Section 5.02 with respect to the NYPSC Order, and there is no proceeding pending or, to the Actual Knowledge of the Borrower, threatened, which seeks to, or which may reasonably be expected to, rescind, terminate, modify, condition, suspend or otherwise alter any such Governmental Approval (except as are necessary for the transfer or reissuance of such Governmental Approvals to the Borrower or any AEE Entity). Except as specifically disclosed in Schedule 5.15, each of the Borrower and the AEE Entities has obtained and is in compliance with all Governmental Approvals required to be obtained by it as of the date hereof unless the failure to obtain such approvals or such non-compliance therewith, individually or in the aggregate, could not reasonably be expected to result in (a) a Material Adverse Effect or (b) a Materially Adverse Effect on (i) AES NY, (ii) the Borrower and the AEE Subsidiaries taken as a whole, (iii) any Loan Document or (iv) the Collateral.

Section 5.06.         Litigation. (a) Except as specifically disclosed in Schedule 5.06 or Schedule 5.15, there is no pending or, to the Actual Knowledge of the Borrower, threatened action, suit, investigation or proceeding at law or in equity by or before any Governmental Entity, against or affecting the Borrower or any property or other assets or rights of the Borrower or with respect to any Operative Document, the Undivided Interest, the Ground Interest, the Facility, the Facility Site, or any of the other Assigned Assets that, individually or in the aggregate, if determined adversely could reasonably be expected to result in a Material Adverse Effect.

(b)          Except as specifically disclosed in Schedule 5.06 or Schedule 5.15, there are not, in any court or before any arbitrator of any kind or before or by any governmental or nongovernmental body, any actions, suits, investigations or proceedings pending or, to the Actual Knowledge of the Borrower or any AEE Entity, threatened (nor to the Actual Knowledge of the Borrower or any AEE Entity is there any substantial basis therefor) against or in any other way relating to or affecting (i) the Borrower or any AEE Entity or any of their respective businesses or properties, (ii) any Loan Document or (iii) the Collateral, except actions, suits, investigations or proceedings that, if adversely determined, would not, singly or in the aggregate, have a Materially Adverse Effect on (A) AES NY, (B) the Borrower and the AEE Subsidiaries taken as a whole, (C) any Loan Document or (D) the Collateral.

Section 5.07.         No Defaults. Neither the Borrower nor any AEE Entity is in default, and no condition exists that with notice or lapse of time or both would constitute a default, under any of the Operative Documents. Neither the Borrower nor any AEE Entity is in default under, and neither the Borrower nor any AEE Entity, to its Actual Knowledge, is aware of a default by any other party to, any Material Agreement in any such case where any such default, individually or in the aggregate, could reasonably be expected to result in (a) a Material Adverse Effect or (b) a Materially Adverse Effect on (i) AES NY, (ii) the Borrower and the AEE Subsidiaries taken as a whole, (iii) any Loan Document or (iv) the Collateral.

Section 5.08.         Liens. (a) The Borrower has good record and marketable fee title in the Facility Site and the Related Facility Site, in each case free and clear of all Liens other than Permitted Liens.

(b)                               Good and marketable fee simple title to the Undivided Interest has been duly, validly and effectively conveyed and transferred to the Owner Trust, free and clear of all Liens other than Permitted Liens. A good and valid leasehold interest in the Ground Interest has been duly, validly and effectively granted to the Owner Trust upon the terms and conditions in the Site Lease, free and clear of all Liens other than Permitted Liens. A good and valid easement estate in the Easements has been duly, validly and effectively granted to the Owner Trust upon the terms and conditions in the Site Lease, free and clear of all Liens other than Permitted Liens.

(c)                                None of the Permitted Liens shall materially interfere with the use, operation or possession of the Facility (as contemplated by the Operative Documents) or the use of or exercise by the Owner Trust of its rights under the Site Lease with respect to the Facility or the Facility Site.

Section 5.09.         Regulatory Status/Utility Regulation. Each of the Borrower and AEE2 is an “Exempt Wholesale Generator” as such term is defined in Section 32 of PUHCA. Neither the Borrower nor any of the AEE Entities is (a) regulated as a “public utility company,” or a “holding company,” a “subsidiary company” or an “affiliate,” in each case, of either a “holding company” or a “public utility company,” as such terms are defined in PUHCA, or (b) except as described in Schedule 5.09, subject to any electric utility regulation under New York law. To the Actual Knowledge of the Borrower, none of the Owner Trust, the Owner Participant, the Agent, the Banks, the Issuing Banks, any Certificateholder nor any of their respective Affiliates is nor, solely by virtue of the execution, delivery or performance of, or the consummation of the transactions contemplated by, the Loan Documents or the Lease Financing (and in the case of the Owner Participant and the Owner Trust, assuming that the representations and warranties of the Owner Participant and the Owner Trust set forth in the Participation Agreement are true and correct at all times), will be regulated as a “public utility company,” or a “holding company,” a “subsidiary company” or an “affiliate,” in each case, of either a “holding company” or a “public utility company,” as such terms are defined in PUHCA nor subject to any electric utility regulation under New York law, provided, however, that the exercise of rights or enforcement of remedies under the Operative Documents or the Loan Documents, as the case may be, by any of the Owner Trust, the Owner Participant, the Agent, the Banks, the Issuing Banks, any Certificateholder or any of their respective Affiliates, that results in such party taking ownership of, or operating control over, the Borrower, any AEE Entity, the Facilities or the Additional Facilities, may result in such party being regulated as a “public utility company,” or a “holding company,” a “subsidiary company” or an “affiliate,” in each case, of either a “holding company” or a “public utility company,” as such terms are defined in PUHCA, or may result in such party being subject to electric utility Regulation Under New York law. Neither the Borrower nor any AEE Entity is subject to electric rate regulation under New York law.

Section 5.10.         Investment Company Act. Neither the Borrower nor any AEE Entity is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act.

Section 5.11.         Compliance With Laws. Each of the Borrower and the AEE Entities are in compliance with all Applicable Laws, including, without limitation, all Environmental Laws, and none of such parties has received any written notice from any Governmental Entity of non-compliance with the need to perform any work, make repairs or make any capital improvements in order to comply with, or the imposition or threat of the imposition of penalties under, Applicable Law, except as specified on Schedule 5.06, Schedule 5.13 or Schedule 5.15 hereto and otherwise, in the case of any Applicable Law, where such non-compliance is the subject of appropriate proceedings and could not reasonably be expected to result in (i) a Material Adverse Effect or (ii) a Materially Adverse Effect on (A) AES NY, (B) the Borrower and the AEE Subsidiaries taken as a whole, (C) any Loan Document or (D) the Collateral.

Section 5.12.         Taxes. Each of the Borrower and the AEE Entities has filed, or caused to be filed, all tax and information returns that are required to have been filed in any jurisdiction, and has paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by such Person, to the extent the same have become due and payable, other than taxes the payment of which is being contested by appropriate proceedings, in accordance with Section 5.7 of the Participation Agreement, and the Borrower has no Actual Knowledge of any actual or proposed deficiency or additional assessment in connection therewith which, either individually or in the aggregate, could reasonably be expected to result in (i) a Material Adverse Effect or (ii) a Materially Adverse Effect on (A) AES NY, (B) the Borrower and the AEE Subsidiaries taken as a whole, (C) any Loan Document or (D) the Collateral.

Section 5.13.         ERISA. Except as specifically disclosed in Schedule 5.13:

(a)                                Neither a Reportable Event nor an “accumulated funding deficiency “ (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. Neither the Borrower nor any ERISA Affiliate has (i) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan, or made any amendment to any Plan, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or (iii) incurred any liability in excess of $100,000 under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. Neither the Borrower nor any ERISA Affiliate has had a complete or partial withdrawal from any Multiemployer Plan, and neither the Borrower nor any ERISA Affiliate would become subject to any liability under ERISA if the Borrower or any such ERISA Affiliate were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent. Each of the representations and warranties set forth in this Section 5.13(a) is made subject to the qualification that any inaccuracy thereof has not resulted in and could not reasonably be expected to result in a Materially Adverse Effect on (i) AES NY, (ii) the Borrower and the AEE Subsidiaries taken as a whole, (iii) any Loan Document or (iv) the Collateral.

(b)                               The Borrower is not (i) a plan described in Section 3(3) of ERISA or Section 4975 of the Code or (ii) a “foreign person” as defined in Section 1445 of the Code.

(c)                                Assuming the correctness of the representations contained in Sections 3.2, 3.3, 3.4 and 3.5 of the Participation Agreement and of the Certificateholders in the Certificates, the Lease Financing did not constitute a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975(c)(l) of the Code (or in the case of a governmental plan or church plan (each as defined in ERISA) any substantially similar federal, state or local law).

Section 5.14.         Adequate Rights. (a) To the Actual Knowledge of the Borrower, in all material respects, (i) the rights and interests made available to the Owner Trust pursuant to the Support Agreements and the other Operative Documents, together with (ii) all materials, supplies and services, including, but not limited to, all natural gas, electrical, telephone, water, sanitary waste disposal, ash disposal, rail, coal supply, septic or water treatment system or services and all other utility services necessary for the present use, operation and maintenance of the Facility (currently available at the Facility, which to the Actual Knowledge of the Borrower are connected under valid permits and in working order, in all material respects) permit on a commercially practicable basis as of the date hereof (A) the occupation, maintenance and repair of the Facility and the Facility Site, (B) the use, operation, leasing and possession of the Facility and the Facility Site, (C) the use, operation, leasing, possession, maintenance, replacement, renewal and repair of all alterations, modifications, additions, accessions, improvements, appurtenances, replacements and substitutions thereof and thereto, subject to the provisions of the Operative Documents, (D) appropriate ingress to and egress from the Facility for any reasonable purpose in connection with the operation, maintenance and use of the Facility, including, without limitation, access to dedicated public roads and all other material roads, easements, servitude, rights-of-way and other rights of ingress and egress as are necessary for the present operation, maintenance and use of the Facility, (E) the procurement of other rights and services necessary or appropriate to utilize the Facility in a commercial manner, (F) transmission services from the Facility sufficient to enable the sale of the output of the Facility, and (G) the operation of the Facility as an independent unit.

(b)                                To the Actual Knowledge of the Borrower, in all material respects (i) the electrical, plumbing, heating, drainage, air conditioning, ventilation and other mechanical and electrical systems on and in the Facility are in good working order and repair and are adequate in quantity and quality for present operation of the Facility by the Borrower under the Lease; and (ii) the Facility is otherwise in safe condition and there are no structural or other patent defects in the roofs, and other structural portions of the Facility, including walls, pillars, supporting columns and foundations.

(c)                                 To the Actual Knowledge of the Borrower, other than Permitted Liens, the use of the Facility does not in any material respect depend on any variance, special exception or other municipal approval, permit or consent that has not been obtained for its present use, and all material building, construction and use related permits, approvals and consents necessary for such use have been issued and are in full force and effect; provided, that no representation is made herein regarding zoning ordinances or regulations.

(d)                                To the Actual Knowledge of the Borrower, no default or breach exists under any covenant, condition, restriction, right-of-way, easement or other agreement affecting all or any portion of the Facility which is to be performed or complied with by the owner or occupant of all or any portion of the Facility the nonperformance of which could reasonably be expected to result in (i) a Material Adverse Effect or (ii) a Materially Adverse Effect on (A) AES NY, (B) the Borrower and the AEE Subsidiaries taken as a whole, (C) any Loan Document or (D) the Collateral.

(e)                                 To the Actual Knowledge of the Borrower, there are no subleases, rental agreements or other agreements conferring on any Person other than the Borrower the right to use or occupy all or any portion of the Facility or the Facility Site except those, if any, reflected in the Title Policies.

(f)                                   To the Actual Knowledge of the Borrower, there are no public improvements pending or intended that would result in any charge or special assessment against the Facility, except those, if any, reflected in the Title Policies. To the Actual Knowledge of the Borrower, the Facility is not subject to any material utility “tap-in” fees, except those, if any, reflected in the Title Policies.

Section 5.15.         Environmental Matters. (a) Except as specifically disclosed in Schedule 5.15 or except as would not have (i) a Material Adverse Effect or (ii) a Materially Adverse Effect on (A) AES NY, (B) the Borrower and the AEE Subsidiaries taken as a whole, (C) any Loan Document or (D) the Collateral, neither the Borrower, nor any AEE Entity, nor, to the Actual Knowledge of the Borrower, NYSEG or NGE has received from any Governmental Entity any written notice, letter, citation, order, warning, complaint, inquiry, claim or demand that: (1) there has been a release, or there is a threat of release, of any Hazardous Substance in, on, under or from the Facility or the Facility Site except for releases authorized under or in compliance with Applicable Laws, including Environmental Laws; (2) the Borrower, NYSEG or NGE have or has any liability for the costs of cleaning up, remedying or responding to a release of any Hazardous Substance pertaining to the Facility or the Facility Site; or (3) either the Facility or the Facility Site is subject to a Lien in favor of any Governmental Entity in response to a release of any Hazardous Substance.

(b)                               Except as specifically disclosed in Schedule 5.15 or except as would not have (i) a Material Adverse Effect or (ii) a Materially Adverse Effect on (A) AES NY, (B) the Borrower and the AEE Subsidiaries taken as a whole, (C) any Loan Document or (D) the Collateral, the Borrower and, to the Actual Knowledge of the Borrower, each of NYSEG and NGE have taken, or are taking, all required or necessary response actions, including any removal or remedial or other response action, in respect of any release, emission, discharge or disposal, or threat of release, discharge, disposal or emission of any Hazardous Substance, in, on, under or from the Facility or the Facility Site, so as to be in compliance with all Applicable Laws, including Environmental Laws.

(c)                                To the Actual Knowledge of the Borrower, except as specifically disclosed in Schedule 5.15 or except as would not have (i) a Material Adverse Effect or (ii) a Materially Adverse Effect on (A) AES NY, (B) the Borrower and the AEE Subsidiaries taken as a whole, (C) any Loan Document or (D) the Collateral:

(1)                                the Facility and the Facility Site and the ownership, use, maintenance, modification and operation of the Facility and the Facility Site are now in compliance with applicable Environmental Laws in all material respects;

(2)                                the disposal of all Hazardous Substances generated, maintained, produced, manufactured, processed, distributed, used, treated, managed, stored, contained, recycled, transported or handled on, to, at or from the Facility or the Facility Site has been performed in compliance with applicable Environmental Laws;

(3)                                no Hazardous Substances are located in, on, at or under the Facility or the Facility Site, except to the extent incidental to the current use of the Facility or the Facility Site, and the Borrower and, to the Actual Knowledge of the Borrower, each of NYSEG and NGE has not and is not currently maintaining, producing, manufacturing, processing, distributing, handling, treating, managing, containing, recycling, transporting, releasing, emitting, discharging, depositing, generating, storing, disposing of or creating any Hazardous Substances in its ownership, alteration, modification, construction, use, operation or maintenance of the Facility or the Facility Site other than in compliance with applicable Environmental Laws;

(4)                                there are no Environmental Conditions with respect to the Facility or the Facility Site;

(5)                                no Hazardous Substances have been released at, to, under, about or from the Facility or the Facility Site other than in compliance with all Environmental Laws;

(6)                                there are no underground storage tanks, treatment tanks, sumps, water, gas or oil wells, or associated piping located at on or under any of the Facility or the Facility Site, in each case that are leaking;

(7)                                (x) there is no friable asbestos or urea formaldehyde insulation contained in, forming any part of, or contaminating any part of the Facility or the Facility Site, and (y) no polychlorinated biphenyls (PCBs) are used, stored, located at or contaminate any part of the Facility or the Facility Site; and

(8)                                no Lien has attached to the Facility by reason of any Environmental Condition.

(d)          To the Actual Knowledge of the Borrower, there are no Environmental Conditions with respect to the Facility or the Facility Site that would reasonably be likely to result in the temporary or permanent shutdown of, or cessation of operations at, the Facility.

Section 5.16.         Subsidiaries. The Borrower is the record and beneficial owner of 100% of the limited liability company membership interests and other Capital Securities (if any) of AEE2, AES Cayuga and AES Somerset. AEE2 is the record and beneficial owner of 100% of the limited liability company membership interests and other Capital Securities (if any) of AES Westover, L.L.C. and AES Greenidge, L.L.C. As of the Agreement Date, the Borrower has no Subsidiaries other than AEE2, AES Cayuga, AES Somerset, AES Westover, L.L.C. and AES Greenidge, L.L.C.

Section 5.17.         Property. Each of the Borrower and the AEE Entities has good and marketable title to and possession of, or a good and valid leasehold interest in, the Assigned Assets (and the Borrower has good and marketable fee simple title to the Facility Site and AEE2 has good and marketable fee simple title to the Additional Facilities) free and clear of all Liens (except Permitted Liens), including all intellectual property or rights to use intellectual property and other rights required for the conduct of its respective business, but only to the extent such intellectual property and other rights are required and the failure to obtain such property could reasonably be expected to result in (i) a Material Adverse Effect or (ii) a Materially Adverse Effect on (A) AES NY, (B) the Borrower and the AEE Subsidiaries taken as a whole, (C) any Loan Document or (D) the Collateral. The Borrower is not a party to any contract or agreement to sell any interest in the Facility other than pursuant to the Operative Documents and the operative documents executed in connection with the lease financings contemplated by the Other Leases. AEE2 is not a party to any contract or agreement to sell any interest in the Additional Facilities.

Section 5.18.         No Event of Loss. No Event of Loss has occurred, and, to the Actual Knowledge of the Borrower, no event giving rise to an Event of Loss is threatened, in each case with the respect to the Facility.

Section 5.19.        AEE2 Liens. (a) AEE2 has good record and marketable fee title in each of the Additional Facilities, in each case free and clear of all Liens other than Permitted Liens.

(b)          None of the Permitted Liens will materially interfere with the use, operation or possession of the Additional Facilities.

Section 5.20.        AEE2 Adequate Rights. (a) AEE2 is able to obtain all materials, supplies and services, including, but not limited to, all natural gas, electrical, telephone, water, sanitary waste disposal, ash disposal, rail, coal supply, septic or water treatment system or services and all other utility services necessary for the present use, operation and maintenance of the Additional Facilities (and, to the Actual Knowledge of the Borrower and the AEE Entities, all such services are currently available and are connected under valid permits and in working order, in all material respects) so as to permit on a commercially practicable basis (i) the occupation, maintenance and repair of the Additional Facilities, (ii) the use, operation, leasing and possession of the Additional Facilities, (iii) the use, operation, leasing, possession, maintenance, replacement, renewal and repair of all alterations, modifications, additions, accessions, improvements, appurtenances, replacements and substitutions thereof and thereto, (iv) appropriate ingress to and egress from the Additional Facilities for any reasonable purpose in connection with the exercise of rights under AEE2’s interest in the Additional Facilities, including, without limitation, access to dedicated public roads and to the Actual Knowledge of the Borrower and the AEE2 Entities, all other material roads, easements, servitudes, rights-of-way and other rights of ingress and egress as are necessary for the present operation, maintenance and use of the Additional Facilities, (v) the procurement of other rights and services necessary or appropriate to utilize the Additional Facilities in a commercial manner, (vi) transmission services from the Additional Facilities sufficient to enable AEE2 to sell the output of the Additional Facilities, and (vii) the operation of the Additional Facilities as independent units.

(b)                              To the Actual Knowledge of the Borrower and the AEE2 Entities, in all material respects (i) the electrical, plumbing, heating, drainage, air conditioning, ventilation and other mechanical and electrical systems on and in the Additional Facilities are in good working order and repair and are adequate in quantity and quality for present operation of the Additional Facilities by the AEE2 Entities; and (ii) the Additional Facilities are otherwise in safe condition and there are no structural or other patent defects in the roofs, and other structural portions of the Additional Facilities, including walls, pillars, supporting columns and foundations.

(c)                               To the Actual Knowledge of the Borrower and the AEE2 Entities, other than Permitted Liens, the use of the Additional Facilities does not in any material respect depend on any variance, special exception or other municipal approval, permit or consent that has not been obtained for its present use, and all material building, construction and use related permits, approvals and consents necessary for such use have been issued and are in full force and effect; provided, that no representation is made herein regarding zoning ordinances or regulations.

(d)                              To the Actual Knowledge of the Borrower and the AEE2 Entities, no default or breach exists under any covenant, condition, restriction, right-of-way, easement or other agreement affecting all or any portion of the Additional Facilities which is to be performed or complied with by the owner or occupant of all or any portion of the Additional Facilities the nonperformance of which could reasonably be expected to result in (i) a Material Adverse Effect or (ii) a Materially Adverse Effect on (A) AES NY, (B) the Borrower and the AEE Subsidiaries taken as a whole, (C) any Loan Document or (D) the Collateral.

(e)                                 To the Actual Knowledge of the Borrower and the AEE2 Entities, there are no subleases, rental agreements or other agreements conferring on any Person other than the AEE2 Entities the right to use or occupy all or any portion of the Additional Facilities.

(f)                                   To the Actual Knowledge of the Borrower and the AEE2 Entities, there are no public improvements pending or intended that would result in any charge or special assessment against the Additional Facilities, except those, if any, reflected in the title policies relating to the Additional Facilities.

Section 5.21.         Additional Facilities Environmental Matters. (a) Except as specifically disclosed in Schedule 5.15 or except as would not have (i) a Material Adverse Effect or (ii) a Materially Adverse Effect on (A) AES NY, (B) the Borrower and the AEE Subsidiaries taken as a whole, (C) any Loan Document or (D) the Collateral, no AEE2 Entity has received from any Governmental Entity any written notice, letter, citation, order, warning, complaint, inquiry, claim or demand that: (1) there has been a release, or there is a threat of release, of any Hazardous Substance in, on, under or from the Additional Facilities except for releases authorized under or in compliance with Applicable Laws, including Environmental Laws, or any release or releases for which, in the aggregate, no AEE2 Entity has any liability for the costs of cleaning up, remedying or responding to a release of any Hazardous Substance pertaining to the Additional Facilities; (2) any AEE2 Entity has any liability for the costs of cleaning up, remedying or responding to a release of any Hazardous Substance pertaining to the Additional Facilities; or (3) any Additional Facility is subject to a Lien in favor of any Governmental Entity in response to a release of any Hazardous Substance.

(b)                               Except for the conditions specifically disclosed in Schedule 5.15 or except as would not have (i) a Material Adverse Effect or (ii) a Materially Adverse Effect on (A) AES NY, (B) the Borrower and the AEE Subsidiaries taken as a whole, (C) any Loan Document or (D) the Collateral, each AEE2 Entity has taken, or is taking, all required or necessary response actions, including any removal or remedial or other response action, in respect of any release, emission, discharge or disposal, or threat of release, discharge, disposal or emission of any Hazardous Substance, in, on, under or from the Additional Facilities, so as to be in compliance with all Applicable Laws, including Environmental Laws.

(c)                                To the Actual Knowledge of the Borrower and each AEE2 Entity, except as specifically disclosed in Schedule 5.15 or except as would not have (i) a Material Adverse Effect or (ii) a Materially Adverse Effect on (A) AES NY, (B) the Borrower and the AEE Subsidiaries taken as a whole, (C) any Loan Document or (D) the Collateral:

(1)           the Additional Facilities and the ownership, use, maintenance, modification and operation of the Additional Facilities are now in compliance with applicable Environmental Laws;

(2)                                  the disposal of all Hazardous Substances generated, maintained, produced, manufactured, processed, distributed, used, treated, managed, stored, contained, recycled, transported or handled on, to, at or from the Additional Facilities has been performed in compliance with applicable Environmental Laws;

(3)                                  no Hazardous Substances are located in, on, at or under the Additional Facilities, except to the extent incidental to the current use of the Additional Facilities, and each AEE2 Entity has not and is not currently maintaining, producing, manufacturing, processing, distributing, handling, treating, managing, containing, recycling, transporting, releasing, emitting, discharging, depositing, generating, storing, disposing of or creating any Hazardous Substances in its ownership, alteration, modification, construction, use, operation or maintenance of the Additional Facilities other than in compliance with applicable Environmental Laws;

(4)                                  there are no Environmental Conditions with respect to the Additional Facilities;

(5)                                  no Hazardous Substances have been released at, to, under, about or from the Additional Facilities other than in compliance with all Environmental Laws;

(6)                                  there are no underground storage tanks, treatment tanks, sumps, water, gas or oil wells, or associated piping located at on or under any of the Additional Facilities, in each case that are leaking, other than any such for which, in the aggregate, no AEE2 Entity has any liability for the costs of cleaning up, remedying or responding to a release of any Hazardous Substance pertaining to the Additional Facilities;

(7)                                  (A) there is no friable asbestos or urea formaldehyde insulation contained in, forming any part of, or contaminating any part of the Additional Facilities, and (B) no polychlorinated biphenyls (PCBs) are used, stored, located at or contaminate any part of the Additional Facilities other than any of the foregoing for which, in the aggregate; no AEE2 Entity has any liability for the costs of cleaning up, remedying or responding to a release of any Hazardous Substance pertaining to the Additional Facilities; and

(8)                                  no Lien has attached to the Additional Facilities by reason of any Environmental Condition.

(d)           To the Actual Knowledge of the Borrower, there are no Environmental Conditions with respect to any Additional Facility that would reasonably be likely to result in the temporary or permanent shutdown of, or cessation of operations at, such Additional Facility.

Section 5.22.         Burdensome Provisions. Neither the Borrower nor any Subsidiary is a party to or bound by any Contract or Applicable Law, compliance with which could reasonably be expected to have a Materially Adverse Effect on (a) any Loan Document or (b) the Collateral.

Section 5.23.         No Adverse Change or Event. Except as specifically set forth in Schedule 5.06, Schedule 5.13 or Schedule 5.15, since December 31,2003, no change in the business, assets, Liabilities, financial condition, results of operations or business prospects of the Borrower or any AEE Entity has occurred, and no event has occurred or failed to occur, that has had or could reasonably be expected to have, either alone or in conjunction with all such other changes, events and failures, a Materially Adverse Effect on (a) AES NY, (b) the Borrower and the AEE Subsidiaries taken as a whole, (c) any Loan Document or (d) the Collateral.

Section 5.24.         Additional Adverse Facts. Except for facts and circumstances disclosed on Schedule 5.06, Schedule 5.13, Schedule 5.15 or Schedule 5.24, neither the Borrower nor any AEE Entity has Actual Knowledge of any fact or circumstance, as of the Agreement Date, that, either alone or in conjunction with all other such facts and circumstances, has had or could reasonably be expected to have (to the Actual Knowledge of the Borrower or any AEE Entity) a Materially Adverse Effect on (a) AES NY, (b) the Borrower and the AEE Subsidiaries taken as whole, (c) any Loan Document or (d) the Collateral. If a fact or circumstance disclosed on such Schedules should in the future have a Materially Adverse Effect on (i) AES NY, (ii) the Borrower and the AEE Subsidiaries taken as a whole, (iii) any Loan Document or (iv) the Collateral, such Materially Adverse Effect shall be a change or event subject to Section 5.23 notwithstanding such disclosure.

Section 5.25.         Margin Stock. Following application of the proceeds of each Extension of Credit, not more than 25 percent (25%) of the value of the assets of the Borrower will be margin stock (within the meaning of Regulation U). The Borrower is not engaged in the business of extending credit for the purpose of buying or carrying margin stock (within the meaning of Regulation U), and no proceeds of any Loan or any drawing under any Letter of Credit will be used to buy or carry any margin stock or to extend credit to others for the purpose of buying or carrying any margin stock.

Section 5.26.         Title to Properties. The Borrower has good and marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges or claims (including infringement claims with respect to patents, trademarks, copyrights and the like), other than Permitted Liens. The Borrower has complied in all respects with all obligations under all leases to which it is a party and all such leases are in full force and effect, except, respectively, where a failure to comply or to be in full force and effect could not reasonably be expected to have a Materially Adverse Effect on (a) AES NY, (b) the Borrower and the AEE Subsidiaries taken as a whole, (c) any Loan Document or (d) the Collateral. The Borrower enjoys peaceful and undisturbed possession under all material leases to which it is a party.

Section 5.27.         Insurance. All insurance required by Section 6.03 is in full force and effect and all premiums with respect thereto have been paid (to the extent due and payable).

Section 5.28.         Lien in Collateral. The Pledge Agreement creates a valid and perfected first priority Lien in the Collateral, subject only to Permitted Liens described in Section 6.05(a), and all filings and other actions necessary to perfect and protect such Lien have been taken.

Section 5.29.         Projections. All financial projections of the Borrower and its Subsidiaries previously furnished by or on behalf of the Borrower to the Agent and the Banks are based upon good faith estimates and assumptions that the Borrower believed were reasonable at the time such projections were delivered and such projections represent as of the Agreement Date the Borrower’s best estimate of future performance by the Borrower and its Subsidiaries.

ARTICLE 6

CERTAIN COVENANTS

From the Agreement Date and until the Repayment Date,

Section 6.01.         Coverage Ratio. The Borrower shall maintain, as of the last day of each fiscal quarter (commencing with the fiscal quarter ending June 30, 2004), for the immediately preceding four-consecutive-fiscal quarter period ending on such day, a Coverage Ratio of at least 1.20 to 1.00.

Section 6.02.         Preservation of Existence and Properties, Scope of Business, Compliance with Law, Payment of Taxes and Claims Preservation of Enforceability. The Borrower shall and shall cause each AEE Entity to (a) preserve and maintain its legal existence and all of its other franchises, licenses, rights and privileges, (b) preserve, protect and obtain all Intellectual Property, and preserve and maintain in good repair, working order and condition all other properties, required for the conduct of its business, including the observation of the life extension programs of the Additional Facilities, (c) engage only in businesses in substantially the same fields as the businesses conducted on the Agreement Date, (d) comply with Applicable Law and with all of its obligations under the Operative Documents, (e) pay or discharge when due all Taxes and all Liabilities that are or could reasonably be expected to become Liens on any of its properties and (f) take all action and obtain all consents and Governmental Approvals and make all Governmental Registrations required so that its obligations under the Loan Documents will at all times be legal, valid and binding and enforceable in accordance with their respective terms, except that this Section 6.02 (other than clauses (a), insofar as it requires the Borrower to preserve its legal existence, (c) and (f)) shall not apply in any circumstance where noncompliance, together with all other noncompliances with this Section 6.02, will not have a Materially Adverse Effect on (x) any Loan Document or (y) the Collateral.

Section 6.03.         Insurance. The Borrower shall and shall cause each AEE Entity to maintain insurance with responsible insurance companies against at least such risks and in at least such amounts as is customarily maintained by similar businesses, or as may be required by Applicable Law or reasonably requested by the Required Banks. Insurance against such risks and in at least such amounts as is required from time to time under the Leases shall be deemed to be what is “customarily maintained by similar businesses” for purposes of this Section 6.03 in regards to the Additional Facilities.

Section 6.04.         Use of Proceeds. The Borrower shall and shall cause each AEE2 Entity to use the proceeds of the Loans only to pay Operating and Maintenance Costs. None of the proceeds of any of the Loans or of any drawing under a Letter of Credit shall be used to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any margin stock. If requested by any Bank, the Borrower shall complete and sign Part I of a copy of Federal Reserve Form U-l referred to in Regulation U and deliver such copy to such Bank.

Section 6.05.         Liens. (a) The Borrower shall not, and shall not permit any AEE Subsidiary to, directly or indirectly permit to exist, at any time, any Lien upon any of the AEE Subsidiaries’ properties or assets of any character (including the Additional Facilities) or upon any Collateral, in each case whether now owned or hereafter acquired, or upon any income or profits therefrom, except that this Section 6.05(a) shall not apply to (i) Permitted Liens, (ii) any revenues of any AEE Subsidiary required to be deposited into the Revenue Account pursuant to Section 3.1 (a) of the Depositary Agreement, or (iii) equitable Liens (if any) in existence on the date hereof, in favor of the Owner Trust, on the assets of AEE2 deemed to be created under the Operative Documents (as in effect on the date hereof) pursuant to Applicable Law by virtue of AEE2’s obligations under the Depositary Agreement and other covenants applicable to AEE2 contained in the Operative Documents (as in effect on the date hereof); provided, however, that for purposes of this Section 6.05(a), clause (e) of the definition “Permitted Liens” contained in Appendix A shall read as follows “(e) Liens created by any Loan Document” and clause (i) of the definition “Permitted Liens” contained in Appendix A shall be omitted.

(b)          The Borrower shall not directly or indirectly permit to exist, at any time, any Lien upon any of the Borrower’s properties or assets of any character (other than the Collateral), whether now owned or hereafter acquired, or upon any income or profits therefrom, except that this Section 6.05(b) shall not apply to Permitted Liens; provided, however, that for purposes of this Section 6.05(b), clause (e) of the definition “Permitted Liens” contained in Appendix A shall read as follows “(e) Liens created by any Operative Document or any Other Operative Document, in each case as in effect on the Agreement Date” and clause (f) of the definition “Permitted Liens” contained in Appendix A shall be omitted.

Section 6.06.         Merger or Consolidation. The Borrower shall not, and shall not permit AES NY or any AEE Subsidiary to, (a) liquidate, wind up or dissolve or (b) consolidate or merge with or into any other Person, unless, in the case of this clause (b), the Borrower shall have provided at least ten Business Days’ prior written notice to the Agent, the Banks and the Issuing Banks and, immediately after giving effect to such transaction, (i) no Default shall have occurred and be continuing, (ii) the entity resulting from such consolidation or surviving in such merger shall be (A) in the case of the Borrower, the Borrower, (B) in the case of AES NY, AES NY, and (C) in the case of any AEE Subsidiary, the Borrower or any such AEE Subsidiary, and (iii) the Borrower shall have delivered to the Agent a certificate of a Responsible Officer of the Borrower certifying that the provisions of this Section 6.06(b) have been complied with together with such other documentation as the Agent may reasonably require to determine compliance with this Section 6.06.

Section 6.07.         Disposition of Assets. The Borrower shall not, and shall not permit AEE2 or any other AEE Subsidiary to, sell, lease, license, transfer or otherwise dispose of any asset or any interest therein, or to purchase, lease or acquire property or other assets, to from any Person or Persons in one or a series of transactions, except that the foregoing shall not apply to any of the following: (a) any such transaction in the ordinary course of business of the Borrower or any AEE Subsidiary, (b) any transfer or other disposition of emission allowances or the Additional Land to a third party purchaser, (c) any Permitted Affiliate Transaction that is permitted under

Section 6.10, and (d) solely with the prior written consent of the Agent, the Issuing Banks and the Banks, the transfer or other disposition of the Related Facility (at any time when it is owned by the Borrower or any Affiliate thereof, unless acquired by the Borrower or such Affiliate as a result of an “Event of Loss” as defined in the Related Lease) or either of the Additional Facilities.

Section 6.08.         Incurrence of Indebtedness. The Borrower shall not, and shall not permit any AEE Subsidiary to, create, incur, assume or suffer to exist any Indebtedness, other than (a) Indebtedness of any AEE2 Entity referred to in clause (a) of the definition of “Permitted Indebtedness” contained in Appendix A, (b) Indebtedness of the Borrower referred to in clauses (a) and (f) of the definition of “Permitted Indebtedness” contained in Appendix A, or (c) unsecured Permitted Subordinated Indebtedness.

Section 6.09.         Limitations on Investments. The Borrower shall not permit any AEE2 Entity to make or authorize any loans, advances, purchases of securities or other investments other than Permitted Investments as set forth in Section 3.13 of the Depositary Agreement.

Section 6.10.        Transactions with Affiliates. The Borrower shall not, and shall not permit any AEE Subsidiary to, enter into any transactions with an Affiliate, other than Permitted Affiliate Transactions, without the prior written consent of the Agent and the Required Banks; provided, however, that (i) any Permitted Affiliate Transaction described in clause (a)(iii) of the definition thereof contained in Appendix A shall require the prior written consent of the Agent and the Banks (in the case of the sale of any part of the Assigned Assets constituting all or any part of the Additional Facilities) or the prior written consent of the Agent and the Required Banks (in the case of any sale of any part of the Assigned Assets that does not constitute any part of the Additional Facilities) and (ii) any Permitted Affiliate Transaction described in clause (b)(II)(2)(y) of the definition thereof contained in Appendix A shall require the prior written consent of the Agent and the Required Banks.

Section 6.11.         Subsidiaries. The Borrower shall not permit any AEE2 Entity to create, acquire or permit to exist any Subsidiary of any AEE2 Entity, other than AES Westover, L.L.C. and AES Greenidge, L.L.C.

Section 6.12.         Additional Facilities. The Borrower shall cause each Additional Facility to be maintained and operated to the same maintenance and operating standards as the Borrower is required to maintain and operate the Kintigh Station and Millikin Station under each Lease as in effect as of the date hereof.

Section 6.13.        Payment of Operating and Maintenance Costs. (a) Subject to the terms of the Depositary Agreement, the Borrower shall not apply or cause the transfer of monies in the Revenue Account to any Account with a lower order of priority than the Working Capital Account (i) so long as any Loan or Unreimbursed Drawing is outstanding hereunder, or (ii) during any Rent Payment Period, in each case under this clause (ii) until either (A) the aggregate amount transferred to the Operating Account with respect to such Rent Payment Period (including sums properly withdrawn therefrom during such Rent Payment Period to pay Operating and Maintenance Costs) is equal to the sum of 125% of the amount set forth in the Annual Operating Budget for such Rent Payment Period plus fuel costs payable for such Rent

Payment Period or (B) all Operating and Maintenance Costs for such Rent Payment Period have been paid.

(b)          The Borrower shall not, and shall not permit any Subsidiary to, commingle monies transferred to it from the Operating Account with any other monies. The Borrower shall, and shall cause each Subsidiary to, hold all monies transferred to it from the Operating Account in a separate deposit account in which only monies transferred from the Operating Account shall be deposited. The Borrower shall not and shall not permit any Person to use monies transferred to it from the Operating Account for any purpose other than to pay Operating and Maintenance Costs.

Section 6.14.         Annual Operating Budget. The Borrower shall cause each of the Facility, the Related Facility and the Additional Facilities to be operated and maintained in accordance with the Annual Operating Budget and shall not permit the aggregate expenditures in any year for Operating and Maintenance Costs to exceed 125% of the amount set forth in the Annual Operating Budget. Copies of the Annual Operating Budget for each calendar year shall be furnished by the Borrower to the Independent Engineer at least 30 days before final adoption thereof. Any amendment, modification or reallocation of the Annual Operating Budget by the Borrower that would cause a change of more than twenty five percent (25%) (positive or negative) in the amounts set forth in the Annual Operating Budget shall be accompanied by confirmation of the Independent Engineer that such amendment, modification or reallocation is based on reasonable assumptions. For purposes of this Section 6.14, fuel costs shall not be included in the calculation of the percentage change (positive or negative) in the amounts specified in the Annual Operating Budget.

Section 6.15.         AEE Revenues. The Borrower shall, and shall cause each AEE Subsidiary to, cause all AEE Revenues to be deposited directly into the Revenue Account (except, to the extent provided in the Depositary Agreement, for any revenues received by any AEE Entity under any Operation and Maintenance Agreement).

Section 6.16.         No Abandonment. Subject to the prior written consent of the Agent, the Borrower shall not, and shall not permit any AEE Entity to, abandon or agree to abandon the operation or maintenance of the Facility or the Related Facility or otherwise cease to diligently pursue the operation and maintenance of the Facility and the Related Facility in accordance with Prudent Industry Practice or voluntarily reduce the operations of the Facility or the Related Facility in any material respect (except to the extent required by customary maintenance procedures). Subject to the prior written consent of the Agent, the Borrower shall not, and shall not permit any AEE Entity to, abandon or agree to abandon the operation or maintenance of either of the Additional Facilities or otherwise cease to diligently pursue the operation and maintenance of such Additional Facilities in accordance with Prudent Industry Practice (except to the extent required by customary maintenance procedures), during the expected useful life of such Additional Facility.

Section 6.17.         Assignment. The Borrower may not Transfer any Lease or any other Operative Document or any interests therein without the prior written consent of the Agent and the Required Banks (which consent shall not be unreasonably withheld).

Section 6.18.         Compliance with ERISA. The Borrower shall not (a) permit to exist any “accumulated funding deficiency” (as defined in Section 412(a) of the Code) with respect to any Plan (unless such deficiency exists with respect to a Multiple Employer Plan or Multiemployer Plan and the Borrower has no control over the reduction or elimination of such deficiency), (b) terminate, or permit any of its ERISA Affiliates to terminate, any Plan of the Borrower or such ERISA Affiliate so as to result in any liability of the Borrower to the PBGC that, in the reasonable opinion of the Required Banks, could reasonably be expected to result in a Materially Adverse Effect on (i) AES NY, (ii) the Borrower and the AEE Subsidiaries taken as a whole, (iii) any Loan Document, or (iv) the Collateral, or (c) permit to exist any occurrence of any Reportable Event, or any other event or condition with respect to any Plan, that could reasonably be expected to (i) present a material risk of such a termination by the PBGC of any Plan of the Borrower or such ERISA Affiliate and (ii) result in any liability to the Borrower that, in the reasonable opinion of the Required Banks, could reasonably be expected to result in a Materially Adverse Effect on (A) AES NY, (B) the Borrower and the AEE Subsidiaries taken as a whole, (C) any Loan Document, or (D) the Collateral.

Section 6.19.         Restricted Payments. Notwithstanding any provision to the contrary set forth in the Depositary Agreement, the Borrower will not make any Distribution (and Borrower will not permit any AEE Subsidiary to make any Distribution other than to Borrower or any other AEE Subsidiary) unless such Distribution is made on or within ten Business Days after a Rent Payment Date (commencing with the Rent Payment Date occurring January 2, 2005) and at the time of such Distribution, the Coverage Ratios for each of the two semi-annual Rent Payment Periods immediately preceding such Rent Payment Date (based on actual operating history) shall be equal to or greater than the Required Coverage Ratio and the Pro Forma Coverage Ratios for each of the four semi-annual periods immediately succeeding such Rent Payment Date (based on Pro Forma) shall be equal to or greater than the Required Coverage Ratio.

Section 6.20.         PPA TermThe Borrower agrees that at the time it seeks to obtain the Owner Participant’s consent pursuant to the last sentence of the definition of “PPA Term”, the Borrower shall be required, concurrently therewith, to obtain the prior written consent of the Required Banks.

Section 6.21.         Commitment Increase DateThe Borrower shall cause the Commitment Increase Date to occur as soon as practicable after the receipt of the NYPSC Order.

ARTICLE 7

INFORMATION

Section 7.01.         Information to Be Furnished. From the Agreement Date and until the Repayment Date, the Borrower shall furnish to the Agent (with sufficient copies for each Bank):

(a)           Quarterly Financial Statements. As soon as reasonably practicable after the end of each fiscal quarter but in no event later than 60 days after the end of such quarter (i) an unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of income for such quarter and for the portion of the Borrower’s fiscal year ended at the end of such quarter, and the related consolidated statements of cash flows for such quarter and for the portion of the fiscal year ended at the end of such quarter, in each case setting forth comparative figures for previous dates and periods, to the extent available, and prepared in accordance with GAAP (subject to normal year-end adjustments), and (ii) an Officer’s Certificate, in the form of Schedule 7.01(a), of the Borrower stating that (A) the signer has made, or caused to be made under its supervision, a review of this Agreement, the other Loan Documents and the Operative Documents; and (B) such review has not disclosed the existence during such fiscal quarter (and the signer does not have knowledge of the existence as of the date of such certificate) of any condition or event constituting a Lease Material Default or Lease Event of Default or an Event of Loss or a Default or, if any such condition or event existed or exists, specifying the nature thereof, the period of existence thereof and what action the Borrower has taken or proposes to take with respect thereto. Such Officer’s Certificate shall also contain reasonably detailed calculations demonstrating compliance, as of the end of such fiscal quarter, with the financial covenants contained in Section 6.01.

(b)                               Year-End Financial Statements: Accountants’ Certificate. As soon as reasonably practicable after the end of each fiscal year but in no event later than 120 days after the end of such year, (i) a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, retained earnings and cash flows for such fiscal year (together with footnotes thereto and management discussion and analysis), setting forth in each case in comparative form the figures for the previous fiscal year, to the extent available, all prepared in accordance with GAAP and reported on and audited by an independent public accountant of nationally recognized standing, together with any other information required to be filed with the Securities and Exchange Commission in respect of the Pass Through Certificates under applicable securities laws, (ii) an Officer’s Certificate of the Borrower, in the form of Schedule 7.01 (a), stating, among other things, that (A) the signer has made, or caused to be made under its supervision, a review of this Agreement, the other Loan Documents and the Operative Documents; and (B) such review has not disclosed the existence during such fiscal year (and the signer does not have knowledge of the existence as of the date of such certificate) of any condition or event constituting a Lease Material Default or Lease Event of Default or an Event of Loss or a Default or, if any such condition or event existed or exists, specifying the nature thereof, the period of existence thereof and what action the Borrower has taken or proposes to take with respect thereto and (iii) a copy of FERC Form No. 1 to the extent filed with FERC pursuant to 18 C.F.R. Section 141.1. Such Officer’s Certificate shall also contain reasonably detailed calculations demonstrating compliance, as of the end of such fiscal year, with the financial covenants contained in Section 6.01.

(c)                                Operating Budgets. At least 30 days prior to the commencement of any fiscal year, the Annual Operating Budget for such fiscal year demonstrating that the Borrower will meet the Required Coverage Ratios, together with confirmation by the Independent Engineer that such budget is based on reasonable assumptions and is prepared in accordance with the Operative Documents. Such budget shall be furnished to the Agent and each Bank pursuant to Section 11.21. Such Annual Operating Budget shall include Pro Forma projections and projections indicating updated projected Coverage Ratios (taking the Independent Forecast into account) and shall indicate projected changes, if any, in the Rent Reserve Account and the Additional Liquidity Account.

(d)                                 Monthly Operations Report.  As soon as practicable following the end of each month, a Monthly Operations Report for each of the Facility, the Related Facility and the Additional Facilities.  The Borrower agrees to amend the Monthly Operations Report to include such additional operation and maintenance information as the Agent may reasonably request.  The Borrower and the Agent will work together and establish a mutually acceptable format for such report.  The Monthly Operations Reports shall be deemed confidential for purposes of Section 11.21 of this Agreement.

(e)                                  Notices under each of the Participation Agreements.  At the time such Information is delivered to any Owner Participant, Owner Trust, Indenture Trustee or Pass Through Trustee, the Information provided to such Owner Participant, Owner Trust, Indenture Trustee or Pass Through Trustee pursuant to Article 5 or 6 of any Participation Agreement to the extent not otherwise delivered hereunder, provided that each opinion or certificate so delivered shall also be addressed to the Agent.

(f)                                    Reports, Filings and Notices.  (i) Promptly upon receipt thereof, copies of all reports, if any, submitted to the Borrower or any Subsidiary, or the Board of Directors of the Borrower or any Subsidiary, by its independent certified public accountants, including any management letter; (ii) as soon as practicable, copies of all such financial statements and reports as the Borrower or any Subsidiary shall send to its stockholders (or other equity owners) and of all registration statements and all regular or periodic reports that the Borrower or any Subsidiary shall file, or may be required to file, with the Securities and Exchange Commission or any successor commission; (iii) promptly after its completion, the annual actuarial valuation for each Plan of AES NY, the Borrower and each Subsidiary of the Borrower; and (iv) promptly upon receipt thereof, copies of all notices or other communications received by the Borrower or any AEE Entity from the Depositary Agent or any Owner Participant, Owner Trust, Indenture Trustee or Pass Through Trustee pursuant to or in connection with any Operative Document.

(g)                                 Requested Information.  From time to time and promptly upon request of the Agent or any Bank, such Information regarding the Loan Documents or the Operative Documents to which the Borrower or any Subsidiary is a party, the Loans, the Letters of Credit or the business, assets, Liabilities, financial condition, results of operations or business prospects of the Borrower and the Subsidiaries as the Agent or such Bank may reasonably request, in each case in form and substance and certified in a manner satisfactory to the Agent or such requesting Bank (as the case may be).

(h)                                 Notice of Defaults, Material Adverse Changes and Other Matters.  Prompt notice of:

(i)                                     any Default,

(ii)                                  the threatening or commencement of, or the occurrence or nonoccurrence of any change or event relating to, any action, suit or proceeding that would cause the Representation and Warranty contained in Section 5.06 to be incorrect if made at such time,

(iii)                               the occurrence or nonoccurrence of any change or event that would cause the Representation and Warranty contained in Section 5.23 to be incorrect if made at such time, and

(iv)                              any change in the rating given by any nationally recognized rating agency to any securities issued by the Borrower or any of its Subsidiaries.

Section 7.02.  Accuracy of Financial Statements and Information.  (a)     Historical Financial Statements.  The Borrower hereby represents and warrants that (i) Schedule 7.02(a) sets forth a complete and correct list of the financial statements submitted by the Borrower to the Banks in order to induce them to execute and deliver this Agreement, (ii) such financial statements present fairly in all material respects, in accordance with GAAP, the consolidated financial position of the Borrower and the Consolidated Subsidiaries as at their respective dates and the consolidated results of operations, retained earnings and, as applicable, changes in financial position or cash flows of the Borrower and such Subsidiaries for the respective periods to which such statements relate, and (iii) except as disclosed or reflected in such financial statements or otherwise disclosed in Schedule 5.06, Schedule 5.13, Schedule 5.15 or Schedule 5.24, neither the Borrower nor any Subsidiary has or had any Liability, contingent or otherwise, or any unrealized or anticipated loss, that, singly or in the aggregate, has had or could reasonably be expected to have a Materially Adverse Effect on the Borrower and the Consolidated Subsidiaries taken as a whole.

(b)                                 Future Financial Statements.  The financial statements delivered pursuant to Section 7.01(a) or (b) shall present fairly in all material respects, in accordance with GAAP (except for changes therein or departures therefrom that are described in the certificate or report accompanying such statements and that have been approved in writing by the Borrower’s then current independent certified public accountants), the consolidated financial position of the Borrower and the Consolidated Subsidiaries as at their respective dates and the consolidated results of operations, retained earnings and cash flows of the Borrower and such Subsidiaries for the respective periods to which such statements relate, and the furnishing of the same to the Agent and the Banks shall constitute a representation and warranty by the Borrower made on the date the same are furnished to the Agent and the Banks to that effect and to the further effect that, except as disclosed or reflected in such financial statements, as at the respective dates thereof or otherwise disclosed to each Bank pursuant to Section 7.01(f) or Section 7.01(h), neither the Borrower nor any Subsidiary has or had any Liability, contingent or otherwise, or any unrealized or anticipated loss, that, singly or in the aggregate, has had or could reasonably be expected to have a Materially Adverse Effect on the Borrower and the Consolidated Subsidiaries taken as a whole.

(c)                                  Historical Information.  The Borrower hereby represents and warrants that all Information furnished to the Agent or the Banks by or on behalf of the Borrower or any Subsidiary prior to the Agreement Date in connection with or pursuant to the Loan Documents and the relationships established thereunder, at the time the same was so furnished, but in the case of Information dated as of a prior date, as of such date, (i) in the case of any Information prepared in the ordinary course of business, was complete and correct in all material respects and in the light of the purpose prepared, and, in the case of any Information the preparation of which was requested by the Agent or any Bank, was complete and correct in all material respects to the extent necessary to give the Agent or such Bank (as the case may be) true and accurate knowledge of the subject matter thereof, (ii) did not contain any untrue statement of a material fact, and (iii) did not omit to state a material fact necessary in order to make the statements contained therein not misleading in the light of the circumstances under which they were made; provided, however, that any representation and warranty contained in this subsection (c) in respect of any Information that relates to any Person other than the Borrower or any AEE Entity is to the best knowledge of the Borrower.

(d)                                 Future Information.  All Information furnished to the Agent or the Banks by or on behalf of the Borrower or any Subsidiary on or after the Agreement Date in connection with or pursuant to the Loan Documents or in connection with or pursuant to any amendment or modification of, or waiver of rights under, the Loan Documents, shall, at the time the same is so furnished, but in the case of Information dated as of a prior date, as of such date, (i) in the case of any Information prepared in the ordinary course of business, be complete and correct in all material respects and in the light of the purpose prepared, and, in the case of any Information required by the terms of the Loan Documents or the preparation of which was requested by the Agent or any Bank, be complete and correct to the extent necessary to give the Agent or such Bank (as the case may be) true and accurate knowledge of the subject matter thereof in all material respects, (ii) not contain any untrue statement of a material fact, and (iii) not omit to state a material fact necessary in order to make the statements contained therein not misleading in the light of the circumstances under which they were made, and the furnishing of the same to the Agent or any Bank shall constitute a representation and warranty by the Borrower made on the date the same are so furnished to the effect specified in clauses (i), (ii) and (iii) above; provided, however, that any representation and warranty contained in this subsection (d) in respect of any Information that relates to any Person other than the Borrower or any AEE Entity is to the best knowledge of the Borrower.

Section 7.03.  Additional Covenants Relating to Disclosure.  From the Agreement Date and until the Repayment Date, the Borrower shall and shall cause each Subsidiary to:

(a)                                  Accounting Methods and Financial Records.  Maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete), as may be required or necessary to permit (i) the preparation of financial statements required to be delivered pursuant to Section 7.01(a) and (b) and (ii) the determination of the compliance of the Borrower and its Subsidiaries with the terms of the Loan Documents.

(b)                                 Fiscal Year.  Maintain the same opening and closing dates for each fiscal year as for the fiscal year reflected in the financial statements set forth in Schedule 7.02(a) or, if the opening and closing dates for the fiscal year reflected in such financial statements were determined pursuant to a formula, determine the opening and closing dates for each fiscal year pursuant to the same formula.

(c)                                  Visits, Inspections and Discussions.  Permit or, in the case of premises, property, books, records or Persons not within its immediate control, promptly upon reasonable notice take such actions as are necessary or desirable in order to permit, representatives (whether or not officers or employees) of the Agent or any Bank, from time to time during operating or business hours, as often as may be reasonably requested, to (i) visit any of its premises or property or any premises or property of others on which any of its property or books and records (or books and records of others relating to it) may be located, (ii) inspect, and verify the amount, character and condition of, any of its property, (iii) review and make extracts from its books and records and books and records of others relating to it, including management letters prepared by its independent certified public accountants, and (iv) discuss with any Person (including its principal officers, independent certified public accountants, suppliers, customers, debtors and other creditors) its business, assets, Liabilities, financial condition, results of operation and business prospects.

Section 7.04.  Authorization of Third Parties to Deliver Information and Discuss Affairs.  The Borrower hereby authorizes and directs each Person whose preparation or delivery to the Agent or the Banks of any opinion, report or other Information is a condition or covenant under the Loan Documents (including under Article 4 or this Article 7) to so prepare or deliver such Information for the benefit of the Agent and the Banks.  The Borrower further authorizes and directs all Persons (a) to furnish to the Agent and the Banks any Information regarding the matters referred to in Section 7.01(g) that the Agent or any Bank may request, (b) to permit representatives of the Agent or any Bank to make the visits, inspections, reviews and extracts of premises, property, books and records within their possession and control contemplated by Section 7.03(c) and (c) to discuss with representatives of the Agent or any Bank the matters referred to in Section 7.03(c). The Borrower agrees to promptly execute and deliver from time to time such further authorizations to effect the purposes of this Section 7.04 as the Agent or any Bank may reasonably request.

ARTICLE 8

DEFAULT

Section 8.01.  Events of Default.  Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary, or within or without the control of the Borrower or any Subsidiary, or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any governmental or nongovernmental body.

(a)                                  (i) Any payment of principal of any of the Loans, any Unreimbursed Drawings or the Notes shall not be made when and as due (whether at maturity, by reason of notice of prepayment or acceleration or otherwise) and in accordance with the terms of this Agreement and the Notes; or (ii) any payment of any interest, fees or other amount under this Agreement or any other Loan Document (other than a payment which is elsewhere in this Section specifically dealt with) shall not be made within five Business Days after the same shall be due (whether at maturity, by reason of notice of prepayment or acceleration or otherwise) and in accordance with the terms of this Agreement and the other Loan Documents.

(b)                                 Any Loan Document Representation and Warranty shall at any time prove to have been incorrect or misleading in any material respect when made and, in the case of a representation or warranty pursuant to or under Section 5.03, Section 5.04, Section 5.05, Section 5.06(a), Section 5.07, Section 5.08, Section 5.09, Section 5.10,

Section 5.11, Section 5.12, Section 5.13(b), Section 5.13(c), Section 5.14, Section 5.15, Section 5.17, Section 5.18, Section 5.19, Section 5.20 or Section 5.21, if capable of being remedied, such representation or warranty shall continue to be incorrect or misleading in any material respect for a period of 30 days after notice thereof shall have been given to the Borrower by the Agent or any other Transaction Party, provided, that if a good faith effort to remedy is initiated within such 30 day period and pursued diligently, no Event of Default with respect thereto shall be deemed to have occurred unless (i) the event resulting in such representation or warranty being incorrect or misleading in any material respect could or does result in a Materially Adverse Effect on (A) AES NY, (B) the Borrower and the AEE Subsidiaries taken as a whole, (C) any Loan Document or (D) the Collateral or (ii) such representation or warranty remains incorrect or misleading in any material respect for 180 days after such notice is given.

(c)                                  (i) The Borrower shall default in the performance or observance of:

(A)                              any term, covenant, condition or agreement contained in Section 6.01, Section 6.02(a) (insofar as such Section requires the preservation of the corporate existence of the Borrower),
Section 6.02(f), Section 6.03 through Section 6.08, Section 6.10 through Section 6.20 or Section 7.01(h)(i); or

(B)                                any term, covenant, condition or agreement contained in this Agreement or any other Loan Document (other than a term, covenant, condition or agreement a default in the performance or observance of which is elsewhere in this Section specifically dealt with) and, if capable of being remedied, such default shall continue unremedied for a period of 30 days after notice shall have been given by the Agent or any other Transaction Party to the Borrower requiring that such default be cured, provided, that if such default is capable of being remedied and a good faith effort to remedy such default is initiated within such 30 day period and pursued diligently, no Event of Default with respect thereto shall be deemed to have occurred until (1) such default has had a Materially Adverse Effect on (w) AES NY, (x) the Borrower and the AEE Subsidiaries taken as a whole, (y) any Loan Document or (z) the Collateral or (2) such default has remained uncured for a period of 180 days after the notice set forth above shall have been given to the Borrower by the Agent or any other Transaction Party;

(ii)                                  The Borrower shall default in the performance or observance of:

(A)                              any term, covenant, condition or agreement contained in Article 1, Section 3.01 (a), (b), (c), (d) or (g)(i), or Section 3.02 of the Pledge Agreement; or

(B)                                any term, covenant, condition or agreement contained in the Pledge Agreement (other than any term, covenant, condition or agreement a default in the performance or observance of which is elsewhere in this Section specifically dealt with) and, if capable of being remedied, such default shall continue unremedied for a period of 30 days after notice shall have been given by the Agent to the Borrower requiring that such default be cured.

(d)                                 Any AEE Entity or any of its Affiliates asserts, or any AEE Entity or any of its Affiliates or any other Transaction Party institutes any proceedings seeking to establish, that (i) any provision of the Loan Documents is invalid, not binding or unenforceable or (ii) the Security Interest is not a valid and perfected first priority security interest in the Collateral subject only to Permitted Liens described in Section 6.05(a); or

(e)                                  The Borrower shall at any time beneficially directly own less than 100% of AEE2’s issued and outstanding Capital Securities.

(f)                                    The limited liability company agreement or other organizational document of any AEE2 Entity shall be amended, changed, modified or supplemented in any material respect.

(g)                                 The occurrence of a Lease Event of Default under any Lease as in effect as of the date hereof. (See Schedule 8.01 (g), for information purposes.)

(h)                                 Any material provision of any of the Loan Documents, after delivery thereof pursuant to Article 4, shall for any reason, except to the extent permitted by the express terms hereof or thereof, cease to be valid and binding on or enforceable against the Borrower.

(i)                                     (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan that is not otherwise exempt under any statute, regulation or administrative action, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any ERISA Affiliate, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Banks, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA or notice is given of intent to terminate any Single Employer Plan, (v) the Borrower or any ERISA Affiliate shall, or in the reasonable opinion of the Required Banks is likely to, incur any liability in connection with (A) a withdrawal from a Multiemployer Plan or Multiple Employer Plan or (B) the Insolvency or Reorganization of a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; provided that, in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, has had or could reasonably be expected to have a Materially Adverse Effect on

(w) AES NY, (x) the Borrower and the AEE Subsidiaries taken as a whole, (y) any Loan Document or (z) the Collateral.

(j)                                     The Pledge Agreement, after delivery thereof pursuant to Article 4, shall for any reason, except to the extent permitted by the terms hereof or thereof, cease to create a valid and perfected first priority Lien (subject only to Permitted Liens described in Section 6.05(a)) in any portion of the Collateral.

(k)                                  At any time any Issuing Bank shall have been served with or otherwise subjected to a court order, injunction, or other process or decree issued or granted at the instance of the Borrower restraining or seeking to restrain such Issuing Bank from paying any amount under any Letter of Credit issued by it and either (i) there has been a drawing under such Letter of Credit which such Issuing Bank would otherwise be obligated to pay or (ii) the stated expiration date or any reduction of the stated amount of such Letter of Credit has occurred but the right of the beneficiary to draw thereunder has been extended in connection with the pendency of the related court action or proceeding.

Section 8.02.  Remedies upon Event of Default.  During the continuance of any Event of Default (other than one specified in Section 16(g) or (h) of any Lease) and in every such event, the Agent, upon notice to the Borrower, may do any or all of the following: (a) declare, in whole or, from time to time, in part, the principal of and interest on the Loans, the Unreimbursed Drawings and the Notes and all other amounts owing under the Loan Documents to be, and the Loans, the Unreimbursed Drawings and the Notes and all such other amounts shall thereupon and to that extent become, due and payable, (b) terminate, in whole or, from time to time, in part, the Commitments, (c) require the Borrower to pay immediately to the Agent an amount equal to the aggregate LC Outstandings of all Letters of Credit then outstanding, to be held by the Agent (for its benefit and the benefit of the Issuing Banks and the Banks) as cash collateral securing such LC Outstandings, and/or (d) exercise in respect of the Collateral, in addition to the other rights and remedies provided for herein and in the Pledge Agreement or otherwise available to the Agent or the Banks, all the rights and remedies of a secured party on default under the Uniform Commercial Code in effect in the State of New York and in effect in any other jurisdiction in which any Collateral is located at that time.  Upon the occurrence of an Event of Default specified in Section 16(g) or (h) of any Lease, automatically and without any notice to the Borrower, (i) the principal of and interest on the Loans, the Unreimbursed Drawings and the Notes and all other amounts owing under the Loan Documents shall be due and payable, (ii) the Commitments shall terminate and (iii) the Borrower shall pay immediately to the Agent an amount equal to the aggregate LC Outstandings of all Letters of Credit then outstanding, to be held by the Agent (for its benefit and the benefit of the Issuing Banks and the Banks) as cash collateral securing such LC Outstandings.  Presentment, demand, protest or notice of any kind (other than the notice provided for in the first sentence of this Section 8.02) are hereby expressly waived.

ARTICLE 9

ADDITIONAL CREDIT FACILITY PROVISIONS

Section 9.01.  Mandatory Suspension and Conversion of Eurodollar Rate Loans and Eurodollar Rate Drawings.  A Bank’s obligations to make, continue or convert into Eurodollar Rate Loans or Eurodollar Rate Drawings shall be suspended, all such Bank’s outstanding Eurodollar Rate Loans and Eurodollar Rate Drawings shall be converted on the last day of their applicable Interest Periods (or, if earlier, in the case of clause (c) below, on the last day such Bank may lawfully continue to maintain Eurodollar Rate Loans and Eurodollar Rate Drawings or, in the case of clause (d) below, on the day determined by such Bank to be the last Business Day before the effective date of the applicable restriction) into, and all pending requests for the making or continuation of or conversion into Eurodollar Rate Loans or Eurodollar Rate Drawings by such Bank shall be deemed requests for, Base Rate Loans or Base Rate Drawings (as applicable), if:

(a)                                  on or prior to the determination of an interest rate for a Eurodollar Rate Loan or Eurodollar Rate Drawing for any Interest Period, the Agent determines that for any reason appropriate information is not available to it for purposes of determining the Adjusted Eurodollar Rate for such Interest Period;

(b)                                 on or prior to the first day of any Interest Period for a Eurodollar Rate Loan or Eurodollar Rate Drawing, such Bank determines that the Adjusted Eurodollar Rate as determined by the Agent for such Interest Period would not accurately reflect the cost to such Bank of making, continuing or converting into a Eurodollar Rate Loan or Eurodollar Rate Drawing (as the case may be) for such Interest Period;

(c)                                  at any time such Bank determines that any Regulatory Change Enacted after the Agreement Date makes it unlawful or impracticable for such Bank or its applicable Lending Office to make, continue or convert into any Eurodollar Rate Loan or Eurodollar Rate Drawing, or to comply with its obligations hereunder in respect thereof; or

(d)                                 such Bank determines that, by reason of any Regulatory Change Enacted after the Agreement Date, such Bank or its applicable Lending Office is restricted, directly or indirectly, in the amount that it may hold of (i) a category of liabilities that includes deposits by reference to which, or on the basis of which, the interest rate applicable to Eurodollar Rate Loans or Eurodollar Rate Drawings is directly or indirectly determined or (ii) the category of assets that includes Eurodollar Rate Loans or Eurodollar Rate Drawings.

If, as a result of this Section 9.01, any Loan or Unreimbursed Drawing of any Bank that would otherwise be made or maintained as or converted into a Eurodollar Rate Loan or Eurodollar Rate Drawing (as applicable) for any Interest Period is instead made or maintained as or converted into a Base Rate Loan or Base Rate Drawing (as applicable), then, unless the corresponding Loan or Unreimbursed Drawing (as applicable) of each of the other Banks is also to be made or maintained as or converted into a Base Rate Loan or Base Rate Drawing (as applicable), such Loan or Unreimbursed Drawing (as applicable) shall be treated as being a Eurodollar Rate Loan or Eurodollar Rate Drawing (as applicable) for such Interest Period for all purposes of this Agreement (including the timing, application and proration among the Banks of interest payments, conversions and prepayments) except for the calculation of the interest rate borne by such Loan or Unreimbursed Drawing (as applicable). The Agent shall promptly notify the Borrower and each Bank of the existence or occurrence of any condition or circumstance specified in clause (a) above, and each Bank shall promptly notify the Borrower and the Agent of the existence or occurrence of any condition or circumstance specified in clause (b), (c) or (d) above applicable to such Bank’s Loans and Unreimbursed Drawings, but the failure by the Agent or such Bank to give any such notice shall not affect such Bank’s rights hereunder.

Section 9.02.  Regulatory Changes.  If in the determination of any Bank or Issuing Bank (a) any Regulatory Change Enacted after the Agreement Date shall directly or indirectly (i) reduce the amount of any sum received or receivable by such Bank with respect to any Loan or Unreimbursed Drawing or the return to be earned by such Bank on any Loan or Unreimbursed Drawing, (ii) impose a cost on such Bank or any Affiliate of such Bank that is attributable to (A) the making, funding or maintaining of, or such Bank’s commitment to make, any Loan or Unreimbursed Drawing, or (B) participating in the issuance, maintenance or funding of any Letter of Credit, (iii) increase the cost to such Issuing Bank of issuing or maintaining any Letter of Credit, (iv) require such Bank or any Affiliate of such Bank to make any payment on or calculated by reference to the gross amount of any amount received by such Bank under any Loan Document, (v) reduce, or have the effect of reducing, the rate of return on any capital of such Bank or any Affiliate of such Bank that such Bank or such Affiliate is required to maintain on account of any Loan or Unreimbursed Drawing or such Bank’s commitment to make any Loan or to participate in the issuance, maintenance or funding of any Letter of Credit, or (vi) reduce, or have the effect of reducing, the rate of return on any capital of such Issuing Bank or any Affiliate of such Issuing Bank that such Issuing Bank or such Affiliate is required to maintain on account of any Letter of Credit or such Issuing Bank’s commitment to issue any Letter of Credit, and (b) such reduction, increased cost or payment shall not be fully compensated for by an adjustment in the applicable rates of interest payable under the Loan Documents, then the Borrower shall pay to such Bank or Issuing Bank (as the case may be) such additional amounts as such Bank or Issuing Bank (as the case may be) determines will, together with any adjustment in the applicable rates of interest payable hereunder, fully compensate for such reduction, increased cost or payment.  Such additional amounts shall be due and payable, in the case of those applicable to prior periods, within 15 days after request by such Bank or Issuing Bank (as the case may be) for such payment and, in the case of those applicable to future periods, on the dates specified, or determined in accordance with a method specified, by such Bank or Issuing Bank (as the case may be); provided, however, that if, pursuant to the Depositary Agreement, the Borrower is not permitted to pay any such additional amounts to such Issuing Bank on any such due date, the Borrower shall pay such additional amounts to such Issuing Bank on the first date thereafter (but in no event later than the next-scheduled Rent Payment Date) that the Borrower is permitted to pay such additional amounts, provided, that, in such case, all such additional amounts shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin from such due date until paid in full, payable to such Issuing Bank on the date that such additional amounts are paid.  Each Bank and Issuing Bank will promptly notify the Borrower of any determination made by it referred to in clauses (a) and (b) above, but the failure to give such notice shall not affect such Bank’s or Issuing Bank’s (as the case may be) right to compensation.

Section 9.03.  Capital Requirements.  If, in the determination of any Bank or Issuing Bank, any Regulatory Change relating to capital adequacy Enacted after the Agreement Date requires such Bank or Issuing Bank, or any Affiliate of such Bank or Issuing Bank, to maintain capital on account of (i) any Loan or Unreimbursed Drawing, (ii) such Bank’s Commitment, (iii) such Bank’s participation in the issuance, maintenance or funding of any Letter of Credit, or (iv) such Issuing Bank’s issuance or maintenance of any Letter of Credit or commitment to issue any Letter of Credit, in a greater amount than such Bank, Issuing Bank or Affiliate would otherwise have to maintain on account of such Loan, Unreimbursed Drawing, Commitment, participation or Letter of Credit, as applicable, then, upon request by such Bank or Issuing Bank (as the case may be), the Borrower shall from time to time thereafter pay to such Bank or Issuing Bank (as the case may be) such additional amounts as such Bank or Issuing Bank (as the case may be) determines will fully compensate for any reduction in the rate of return on the capital that such Bank, Issuing Bank or Affiliate is so required to maintain on account of such Loan, Unreimbursed Drawing, Commitment, participation or Letter of Credit, as applicable.  Such additional amounts shall be due and payable, in the case of those applicable to prior periods, within 15 days after request by such Bank or Issuing Bank (as the case may be) for such payment and, in the case of those relating to future periods, on the dates specified, or determined in accordance with a method specified, by such Bank or Issuing Bank (as the case may be); provided, however, that if, pursuant to the Depositary Agreement, the Borrower is not permitted to pay any such additional amounts to such Issuing Bank on any such due date, the Borrower shall pay such additional amounts to such Issuing Bank on the first date thereafter (but in no event later than the next-scheduled Rent Payment Date) that the Borrower is permitted to pay such additional amounts, provided, that, in such case, all such additional amounts shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin from such due date until paid in full, payable to such Issuing Bank on the date that such additional amounts are paid.

Section 9.04.  Funding Losses.  The Borrower shall pay to each Bank, within five Business Days after any request therefor, such amount or amounts as such Bank determines are necessary to compensate it for any loss, cost or reasonable expense (but not including loss of anticipated profits) incurred by it as a result of (a) any payment, prepayment or conversion of a Eurodollar Rate Loan or Eurodollar Rate Drawing on a date other than the last day of an Interest Period therefor or (b) a Eurodollar Rate Loan or Eurodollar Rate Drawing for any reason not being made or converted, or any payment of principal thereof or interest thereon not being made, on the date therefor determined in accordance with the applicable provisions of this Agreement.  At the election of such Bank, and without limiting the generality of the foregoing, but without duplication, such compensation on account of losses may include an amount equal to the excess of (i) the interest that would have been received from the Borrower under this Agreement on any amounts to be reemployed during an Interest Period or its remaining portion over (ii) the interest component of the return that such Bank determines it could have obtained had it placed such amount on deposit in the interbank Dollar market selected by it for a period equal to such Interest Period or its remaining portion.  If, pursuant to the Depositary Agreement, the Borrower is not permitted to pay any such amounts to any Bank on the date that such payment is due and payable pursuant to the first sentence of this Section 9.04, the Borrower shall pay such amounts to such

Bank on the first date thereafter (but in no event later than the next-scheduled Rent Payment Date) that the Borrower is permitted to pay such amounts, provided, that, in such case, all such amounts shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin from such due date until paid in full, payable to such Bank on the date that such amounts are paid.

Section 9.05.  Certain Determinations; Survival.  (a) In making the determinations contemplated by Section 9.01, Section 9.02 and Section 9.03, each Bank and Issuing Bank may make such estimates, assumptions, allocations and the like that such Bank or Issuing Bank (as the case may be) in good faith determines to be appropriate, and such Bank’s or Issuing Bank’s (as the case may be) selection thereof in accordance with this Section 9.05, and the determinations made by such Bank or Issuing Bank (as the case may be) on the basis thereof, shall be final, binding and conclusive upon the Borrower, except, in the case of such determinations, for manifest errors in computation or transmission.  Each Bank and Issuing Bank shall furnish to the Borrower upon request a certificate outlining in reasonable detail the computation of any amounts claimed by it under Section 9.02 and Section 9.03 and the assumptions underlying such computations.  So long as any such request by the Borrower is made within five Business Days after such Bank or Issuing Bank first requests payment of such amounts pursuant to Section 9.02 or Section 9.03 (as the case may be), the Borrower shall not be required to pay such amounts until it has received such certificate.

(b)                                 The Borrower’s obligations under this Article 9 shall survive the repayment of all other amounts owing to the Lenders, the Agents and the Issuing Banks under the Loan Documents and the termination of the Commitments.  If and to the extent that the obligations of the Borrower under this Article 9 are unenforceable for any reason, the Borrower agrees to make the maximum contribution to the payment and satisfaction thereof which is permissible under applicable law.

Section 9.06.  Change of Lending Office.  If an event occurs with respect to a Lending Office of any Bank that obligates the Borrower to pay any amount under Section 2.13, makes operable the provisions of clause (c) or (d) of Section 9.01 or entitles such Bank to make a claim under Section 2.13, Section 9.02 or Section 9.03, such Bank shall, if requested by the Borrower, use reasonable efforts to designate another Lending Office or Offices, the designation of which will reduce the amount the Borrower is so obligated to pay, eliminate such operability or reduce the amount such Bank is so entitled to claim, provided that such designation would not, in the sole and absolute discretion of such Bank, be disadvantageous to such Bank in any manner or contrary to such Bank’s policies.  Each Bank may at any time and from time to time change any Lending Office and shall give notice of any such change to the Agent and the Borrower.  Except in the case of a change in Lending Offices made at the request of the Borrower, the designation of a new Lending Office by any Bank shall not obligate the Borrower to pay any amount to such Bank under Section 2.13, make operable the provisions of clause (c) or (d) of Section 9.01 or entitle such Bank to make a claim under Section 2.13 or Section 9.02 if such obligation, the operability of such clause or such claim results solely from such designation and not from a Regulatory Change Enacted thereafter.

Section 9.07.  Replacement of Bank in Respect of Increased Costs.  (a) Within 15 days after receipt by the Borrower of written notice from any Bank (an “Affected Bank”) (i) claiming payment of additional amounts under Section 2.13, Section 9.02 or Section 9.03, or (ii) claiming that it is unable or unlawful for it to make Eurodollar Rate Loans or Eurodollar Rate Drawings as set forth in Section 9.01, the Borrower may, if no Event of Default then exists, at its option, notify the Agent and such Affected Bank of its intention to replace the Affected Bank.  The Borrower, with the consent of the Agent (which consent shall not be unreasonably withheld), may obtain, at the Borrower’s expense, a replacement bank (“Replacement Bank”) for the Affected Bank, which Replacement Bank must be reasonably satisfactory to the Agent and satisfactory to the Issuing Bank in its sole discretion (other than any Issuing Bank that is also the Affected Bank). The Affected Bank must promptly sell and assign its Loans, Unreimbursed Drawings and Commitments to such Replacement Bank for an amount equal to the principal balance of all Loans and Unreimbursed Drawings held by the Affected Bank and all accrued interest and fees with respect thereto through the date of such sale, provided that the Borrower shall have reimbursed such Affected Bank for the additional amounts, increased costs and any other amounts that it is entitled to receive under this Agreement through the date of such sale and assignment.

(b)                                 Notwithstanding the foregoing, the Borrower shall not have the right to obtain a Replacement Bank if the Affected Bank rescinds its demand for increased costs or additional amounts within 15 days following its receipt of the Borrower’s notice of intention to replace such Affected Bank.  Furthermore, if the Borrower gives a notice of intention to replace and does not so replace such Affected Bank within 70 days thereafter, the Borrower’s rights to replace the Affected Bank as a result of claims based upon the events given rise to such claim referred to in such written notice shall terminate.  The Borrower shall promptly pay all increased costs or additional amounts previously demanded by such Affected Bank and shall continue to pay immediately upon receipt of an invoice therefor all such increased costs and amounts incurred during any period after such written notice through the date of such assignment.

ARTICLE 10

THE AGENT

Section 10.01.  Appointment and Powers.  Each Bank and Issuing Bank hereby irrevocably appoints and authorizes Calyon, and Calyon hereby agrees, to act as the agent for and representative (within the meaning of Section 9-102(a)(72) of the Uniform Commercial Code) of such Bank and Issuing Bank under the Loan Documents with such powers as are delegated to the Agent and the Secured Party by the terms thereof, together with such other powers as are reasonably incidental thereto.  The Agent’s duties shall be purely ministerial and it shall have no duties or responsibilities except those expressly set forth in the Loan Documents and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.  The Agent shall not be required under any circumstances to take any action that, in its judgment, (a) is contrary to any provision of the Loan Documents or Applicable Law or (b) would expose it to any Liability or expense against which it has not been indemnified to its satisfaction.  The Agent shall not, by reason of its serving as the Agent, be a trustee or other fiduciary for any Bank.

Section 10.02.  Limitation on Agent’s Liability.  Neither the Agent nor any of its directors, officers, employees or agents shall be liable or responsible for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence, willful misconduct or knowing violations of law.  The Agent shall not be responsible to any Bank or Issuing Bank for (a) any recitals, statements, representations or warranties contained in the Loan Documents or in any certificate or other document referred to or provided for in, or received by any of the Banks or Issuing Banks under, the Loan Documents, (b) the validity, effectiveness or enforceability of the Loan Documents or any such certificate or other document, (c) the value or sufficiency of the Collateral, (d) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Agent or (e) any failure by the Borrower to perform any of its obligations under the Loan Documents.  The Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact so long as the Agent was not grossly negligent in selecting or directing such agents or attorneys-in-fact.  The Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telecopier, telegram or cable) believed by it to be genuine and correct and to have been signed or given by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent.  As to any matters not expressly provided for by the Loan Documents, the Agent shall in all cases be fully protected in acting, or in refraining from acting, under the Loan Documents in accordance with instructions signed by the Required Banks, and such instructions of the Required Banks and any action taken or failure to act pursuant thereto shall be binding on all of the Banks.

Section 10.03.  Defaults.  The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default (other than the non-payment to it of principal of or interest on Loans) unless the Agent has received notice from a Bank or the Borrower specifying such Default and stating that such notice is a “Notice of Default.” In the event that the Agent has knowledge of such a non-payment or receives such a notice of the occurrence of a Default, the Agent shall give prompt notice thereof to the Banks.  In the event of any Default, the Agent shall (a) in the case of a Default that constitutes an Event of Default, take any or all of the actions referred to in the first sentence of Section 8.02 if so directed by the Required Banks and (b) in the case of any Default, take such other action with respect to such Default as shall be reasonably directed by the Required Banks.  Unless and until the Agent shall have received such directions, in the event of any Default, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Banks.

Section 10.04.  Rights as a Bank.  Each Person acting as the Agent that is also a Bank shall, in its capacity as a Bank, have the same rights and powers under the Loan Documents as any other Bank and may exercise the same as though it were not acting as the Agent, and the term “Bank” or “Banks” shall include such Person in its individual capacity.  Each Person acting as the Agent (whether or not such Person is a Bank) and its Affiliates may (without having to account therefor to any Bank) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Borrower and its Affiliates as if it were not acting as the Agent, and such Person and its Affiliates may accept fees and other consideration from the Borrower and its Affiliates for services in connection with the Loan Documents or otherwise without having to account for the same to the Banks.

Section 10.05.  Indemnification.  The Banks agree to indemnify the Agent (to the extent not reimbursed by the Borrower hereunder), ratably on the basis of the respective Percentages of the Banks, for any and all Liabilities, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Agent (including the costs and expenses that the Borrower is obligated to pay hereunder) in any way relating to or arising out of the Loan Documents or any other documents contemplated thereby or referred to therein or the transactions contemplated thereby or the enforcement of any of the terms thereof or of any such other documents, provided that no Bank shall be liable for any of the foregoing to the extent (a) they are subject to the indemnity contemplated by the last sentence of Section 11.09(b) or (b) they arise from the gross negligence or willful misconduct of the Agent.

Section 10.06.  Non-Reliance on Agent and Other Banks.  Each Bank agrees that it has made and will continue to make, independently and without reliance on the Agent or any other Bank, and based on such documents and information as it deems appropriate, its own credit analysis of the Borrower, its own evaluation of the Collateral and its own decision to enter into the Loan Documents and to take or refrain from taking any action in connection therewith.  The Agent shall not be required to keep itself informed as to the performance or observance by the Borrower of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of the Borrower or any AEE Entity or the Collateral.  Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent under the Loan Documents, the Agent shall have no obligation to provide any Bank with any information concerning the business, status, operation, property or condition (financial or otherwise) of the Borrower or any AEE Entity, the Loan Documents or the Collateral that may come into the possession of the Agent or any of its Affiliates.

Section 10.07.  Execution and Amendment of Loan Documents on Behalf of the Banks.  Each Bank and Issuing Bank hereby authorizes the Agent to execute and deliver, in the name of and on behalf of such Bank and Issuing Bank, (a) the Pledge Agreement and (b) all UCC financing and continuation statements and other documents the filing or recordation of which are, in the determination of the Agent, necessary or appropriate to create, perfect or maintain the existence or perfected status of the Security Interest.  The Agent shall consent to any amendment of any term, covenant, agreement or condition of the Pledge Agreement, or to any waiver of any right thereunder, if, but only if, the Agent is directed to do so in writing by the Required Banks; provided, however, that (i) the Agent shall not be required to consent to any such amendment or waiver that affects its rights or duties and (ii) the Agent shall not, unless directed to do so in writing by each Bank, (A) consent to any assignment by the Borrower of any of its rights or obligations under any such agreement or (B) release any Collateral from the Security Interest, except as required or contemplated by the Loan Documents.

Section 10.08.  Resignation of the Agent.  The Agent may at any time give notice of its resignation to the Banks and the Borrower.  Upon receipt of any such notice of resignation, the Required Banks may, after consultation with the Borrower, appoint a successor Agent which shall be acceptable to the Borrower, in its reasonable judgment.  If no successor Agent shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Banks and after consultation with the Borrower, appoint a successor Agent which shall be a bank with an office in New York, New York having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank, which Affiliate shall be reasonably acceptable to the Borrower.  Upon the acceptance by any Person of its appointment as a successor Agent, (a) such Person shall thereupon succeed to and become vested with all the rights, powers, privileges, duties and obligations of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations as Agent under the Loan Documents and (b) the retiring Agent shall promptly transfer all Collateral within its possession or control to the possession or control of the successor Agent and shall execute and deliver such notices, instructions and assignments as may be necessary or desirable to transfer the rights of the Agent with respect to the Collateral to the successor Agent.  After any retiring Agent’s resignation as Agent, the provisions of this Article 10 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.

ARTICLE 11

MISCELLANEOUS

Section 11.01.  Notices and Deliveries.  (a)  Notices and Materials Other than Collateral.  Except as provided in
Section 10.01(b):

(i)                                     Manner of Delivery.  All notices, communications and materials (including all Information) to be given or delivered pursuant to the Loan Documents shall, except in those cases where giving notice by telephone is expressly permitted, be given or delivered in writing (which shall include telecopy transmissions). Notices under Section 2.02, Section 2.03(c), Section 2.05, Section 2.07, Section 3.01, Section 3.02, Section 3.04(e) and Section 8.02 may be by telephone, promptly, in the case of each notice other than one under Section 8.02, confirmed in writing.  In the event of a discrepancy between any telephonic notice and any written confirmation thereof, such written confirmation shall be deemed the effective notice except to the extent that the Agent has acted in reliance on such telephonic notice.

(ii)                                  Addresses.  All notices, communications and materials to be given or delivered pursuant to the Loan Documents shall be given or delivered at the following respective addresses and telecopier and telephone numbers and to the attention of the following individuals or departments:

(A)                              if to the Borrower, to it at:

AES Eastern Energy, L.P.

7725 Lake Road

Barker, New York 14012

Telecopier No. (716)  795-3654

Telephone No. (716)  795-9501

Attention:                          Amy Conley, Chief Financial Officer

(B)                                if to the Agent, to it at:

Calyon New York Branch

1301 Avenue of the Americas

New York, New York 10019

Telecopier No.: (212) 261-3421

Telephone No.: (212) 261-7888

Attention:                          Ted Vandermel

(Credit Contact)

Justine Ventrelli

(Operations)

(C)                                if to any Bank (including in its capacity as an Issuing Bank), to it at the address or telex, telecopier or telephone number and to the attention of the individual or department, set forth below such Bank’s name under the heading “Notice Address” on Annex A or, in the case of a Bank that becomes a Bank pursuant to an assignment set forth under the heading “Notice Address” in the Notice of Assignment given to the Borrower and the Agent with respect to such assignment;

or at such other address or telecopier or telephone number or to the attention of such other individual or department as the party to which such information pertains may hereafter specify for such purpose in a notice specifically captioned “Notice of Change of Address” given to (x) if the party to which such information pertains is the Borrower, the Agent and each Bank, (y) if the party to which such information pertains is the Agent, the Borrower and each Bank and (z) if the party to which such information pertains is a Bank, the Borrower and the Agent.

(iii)                               Effectiveness.  Each notice and communication and any material to be given or delivered pursuant to the Loan Documents shall be deemed so given or delivered (A) if sent by registered or certified mail, postage prepaid, return receipt requested, on the fifth Business Day after such notice, communication or material, addressed as above provided, is delivered to a United States post office and a receipt therefor is issued thereby, (B) if sent by any other means of physical delivery, when such notice, communication or material is delivered to the appropriate address as above provided, (C) if sent by telecopier, when such notice, communication or material is transmitted to the appropriate telecopier number as above provided and is received at such number and (D) if given by telephone, when communicated to the individual or any member of the department specified as the individual or department to whose attention notices, communications and materials are to be given or delivered, or, in the case of notice by the Agent to the Borrower under Section 8.02 given by telephone as above provided, if any individual or any member of the department to whose attention notices, communications and materials are to be given or delivered is unavailable at the time, to any other officer or employee of the Borrower, except that (x) notices of a change of address, telecopier or telephone number or individual or department to whose attention notices, communications and materials are to be given or delivered shall not be deemed given until received and (y) notices, communications and materials to be given or delivered to the Agent, any Bank or any Issuing Bank pursuant to Section 2.02, Section 2.03(c), Section 2.05, Section 2.07, Section 2.12(b), Article 3 and Article 7 shall not be deemed given or delivered until received by the officer of the Agent, such Bank or such Issuing Bank responsible, at the time, for the administration of the Loan Documents.

(iv)                              Reasonable Notice.  Any requirement under Applicable Law of reasonable notice by the Agent, the Banks or the Issuing Banks to the Borrower of any event in connection with, or in any way related to, the Loan Documents or the exercise by the Agent, the Banks or the Issuing Banks of any of their rights thereunder shall be met if notice of such event is given to the Borrower in the manner prescribed above at least ten days before (A) the date of such event or (B) the date after which such event will occur.

(b)                                 Collateral.  Until the Agent shall otherwise specify, all Collateral to be delivered to the Agent pursuant to the Loan Documents consisting of instruments, securities, chattel paper, letters of credit or documents shall be delivered to the Agent at the Agent’s Office either by hand delivery or by registered or certified mail, postage prepaid, return receipt requested, in either case insured in an amount not less than the greater of the aggregate face amount and the aggregate fair market value of the Collateral so being delivered.  All other Collateral to be delivered to the Agent pursuant to the Loan Documents shall be delivered to such Person, at such address, by such means and in such manner as the Agent may designate.

Section 11.02.  Expenses; Indemnification.  Whether or not any Extensions of Credit are made hereunder, the Borrower shall:

(a)                                  pay or reimburse the Agent, each Bank and each Issuing Bank for all transfer, documentary, stamp and similar taxes, and all recording and filing fees and taxes payable in connection with, arising out of, or in any way related to, the execution, delivery and performance of the Loan Documents or the making of the Extensions of Credit;

(b)                                 pay or reimburse the Agent for all reasonable costs and expenses (including fees and disbursements of legal counsel, appraisers, accountants and other experts employed or retained by the Agent) incurred by the Agent in connection with, or arising out of, or in any way related to (i) the negotiation, preparation, execution, delivery and syndication of (A) the Loan Documents and (B) whether or not executed, any waiver, amendment or consent thereunder or thereto, (ii) the administration of and any operations under the Loan Documents, (iii) consulting with respect to any matter in any way arising out of, related to, or connected with, the Loan Documents, including (A) the protection or preservation of the Collateral, (B) the protection, preservation, exercise or enforcement of any of the rights of the Agent, the Banks or the Issuing Banks in, under or related to the Collateral or the Loan Documents or (C) the performance of any of the obligations of the Agent, the Banks or the Issuing Banks under or related to the Loan Documents, (iv) protecting or preserving the Collateral or (v) protecting, preserving, exercising or enforcing any of the rights of the Agent, the Banks or the Issuing Banks in, under or related to the Collateral or the Loan Documents, including defending the Security Interest as a valid, perfected, first priority security interest in the Collateral subject only to Permitted Liens;

(c)                                  pay or reimburse each Bank for all reasonable costs and expenses (including fees and disbursements of legal counsel and other experts employed or retained by such Bank) incurred by such Bank in connection with, arising out of, or in any way related to (i) consulting during a Default with respect to (A) the protection, preservation, exercise or enforcement of any of its rights in, under or related to the Collateral or the Loan Documents or (B) the performance of any of its obligations under or related to the Loan Documents or (ii) protecting, preserving, exercising or enforcing during a Default any of its rights in, under or related to the Collateral or the Loan Documents; provided, however, that the Agent and each Bank shall exercise reasonable efforts to select one common legal counsel for each jurisdiction and other common experts except to the extent that the Agent or any Bank deems in its reasonable judgment that the use of common legal counsel or other experts would prejudice its interests; and

(d)                                 indemnify and hold each Indemnified Person harmless from and against all losses (including judgments, penalties and fines) suffered, and pay or reimburse each Indemnified Person for all reasonable costs and expenses (including fees and disbursements of legal counsel and other experts employed or retained by such Indemnified Person) incurred, by such Indemnified Person in connection with, arising out of, or in any way related to (i) any Loan Document Related Claim (whether asserted by such Indemnified Person or the Borrower or any other Person), including the prosecution or defense thereof and any litigation or proceeding with respect thereto (whether or not, in the case of any such litigation or proceeding, such Indemnified Person is a party thereto), (ii) any actual or alleged presence or release of any Hazardous Substance on or from any property owned or operated by the Borrower or any of its Affiliates, or any Environmental Conditions related in any way to the Borrower or any of its Affiliates, or (iii) any investigation, governmental or otherwise, arising out of, related to, or in any way connected with, the Loan Documents or the relationships established thereunder, except that the foregoing indemnity shall not be applicable to any loss suffered by any Indemnified Person to the extent such loss is determined by a judgment of a court that is binding on the Borrower and such Indemnified Person, final and not subject to review on appeal, to be the result of acts or omissions on the part of such Indemnified Person constituting (x) willful misconduct or (y) gross negligence.

Section 11.03.  Amounts Payable Due upon Request for Payment.  All amounts payable by the Borrower under Section 11.02 and under the other provisions of the Loan Documents shall, except as otherwise expressly provided, be immediately due upon request for the payment thereof.

Section 11.04.  Remedies of the Essence.  The various rights and remedies of the Agent, the Banks and the Issuing Banks under the Loan Documents are of the essence of those agreements, and the Agent, the Banks and the Issuing Banks shall be entitled to obtain a decree requiring specific performance of each such right and remedy.

Section 11.05.  Rights Cumulative.  Each of the rights and remedies of the Agent, the Banks and the Issuing Banks under the Loan Documents shall be in addition to all of their other rights and remedies under the Loan Documents and Applicable Law, and nothing in the Loan Documents shall be construed as limiting any such rights or remedies.

Section 11.06.  Amendments; Waivers.  Any term, covenant, agreement or condition of the Loan Documents may be amended, and any right under the Loan Documents may be waived, if, but only if, such amendment or waiver is in writing and is signed by (a) in the case of an amendment or waiver with respect to the Loan Documents referred to in Section 10.07, the Agent, (b) in the case of an amendment or waiver with respect to any other Loan Document, (i) the Required Banks, (ii) if the rights and duties of the Agent are affected thereby, by the Agent, and (iii) if the rights and duties of any Issuing Bank are affected thereby, by such Issuing Bank, and (c) in the case of an amendment with respect to any Loan Document, by the Borrower; provided, however, that no amendment shall be effective, unless in writing and signed by each Bank affected thereby, to the extent it changes the amount of such Bank’s Commitment; and, provided, further, that no amendment or waiver shall be effective, unless in writing and signed by each Bank, to the extent it (A) reduces the principal of or the rate of interest on any Bank’s Loans, Unreimbursed Drawings or Note or the fees payable to any Bank hereunder, (B) postpones any date fixed (otherwise than as a result of a prepayment pursuant to Section 2.05) for any payment of principal of or interest on any Bank’s Loans, Unreimbursed Drawings or Note or the fees payable to such Bank hereunder, (C) amends Section 2.14, this Section 11.06 or any other provision of this Agreement requiring the consent or other action of all of the Banks, (D) eliminates or reduces the voting rights of any Bank (E) reduces any percentage specified in the definition of Required Banks or (F) releases all or substantially all of the Collateral.  Unless otherwise specified in an amendment or waiver, an amendment or waiver under the Loan Documents shall be effective only in the specific instance and for the specific purpose for which given.  By entering into an amendment with, or giving a waiver under, a section of the Loan Documents, the Banks shall not be deemed to have, or to have intended to have, (1) waived any rights that they, or any of them, then or thereafter may have under any other provisions of the Loan Documents and (2) if such amendment or waiver was occasioned by a particular fact or facts, accepted that fact or those facts for any other purpose or Section of the Loan Documents, including Section 5.23 of this Agreement, so that, for purposes of Section 5.23, if such fact or facts has had or could have, either alone, or together with other facts, a Materially Adverse Effect, such Materially Adverse Effect shall be a change or event subject to Section 5.23, notwithstanding such amendment or waiver.  No election not to exercise, failure to exercise or delay in exercising any right, nor any course of dealing or performance, shall operate as a waiver of any right of the Agent, any Bank or any Issuing Bank under the Loan Documents or Applicable Law, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right of the Agent, any Bank or any Issuing Bank under the Loan Documents or Applicable Law.

Section 11.07.  Set-Off; Suspension of Payment and Performance.  The Agent, each Bank and each Issuing Bank is hereby authorized by the Borrower, at any time and from time to time, without notice, (a) during any Event of Default, to set-off against, and to appropriate and apply to the payment of, the Liabilities of the Borrower under the Loan Documents (whether owing to such Person or to any other Person that is the Agent, a Bank or an Issuing Bank and whether matured or unmatured, fixed or contingent or liquidated or unliquidated), any and all Liabilities owing by such Person or any of its Affiliates to the Borrower (whether payable in Dollars or any other currency, whether matured or unmatured and, in the case of Liabilities that are deposits, whether general or special, time or demand and however evidenced and whether maintained at a branch or office located within or without the United States) and (b) during any Default, to suspend the payment and performance of such Liabilities owing by such Person or its Affiliates in an amount equal to the amount then due and payable under the Loan Documents and, in the case of Liabilities that are deposits, to the extent necessary, to return as unpaid for insufficient funds any and all checks and other items drawn against such deposits.  The Agent, such Bank or such Issuing Bank shall provide the Borrower with written notice of the set-off, provided, that the failure of the Agent, such Bank or such Issuing Bank to provide such notice will not effect their rights under this Agreement.

Section 11.08.  Sharing of Recoveries.  (a) Each Bank agrees that, if, for any reason, including as a result of (i) the exercise of any right of counterclaim, set-off, banker’s lien or similar right, (ii) its claim in any applicable bankruptcy, insolvency or other similar law being deemed secured by a Debt owed by it to the Borrower, including a claim deemed secured under Section 506 of the Bankruptcy Code, or (iii) the allocation of payments by the Agent or the Borrower in a manner contrary to the provisions of Section 2.14, such Bank shall receive payment of a proportion of the aggregate amount due and payable to it hereunder as principal of or interest on the Loans or Unreimbursed Drawings or fees that is greater than the proportion received by any other Bank in respect of the aggregate of such amounts due and payable to such other Bank hereunder, then the Bank receiving such proportionately greater payment shall purchase participations (which it shall be deemed to have done simultaneously upon the receipt of such payment) in the rights of the other Banks hereunder so that all such recoveries with respect to such amounts due and payable hereunder (net of costs of collection) shall be pro rata; provided, that if all or part of such proportionately greater payment received by the purchasing Bank is thereafter recovered by or on behalf of the Borrower from such Bank, such purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such Bank to the extent of such recovery, but without interest (unless the purchasing Bank is required to pay interest on the amount recovered to the Person recovering such amount, in which case the selling Bank shall be required to pay interest at a like rate). So long as the purchasing Bank has not advised it to the contrary, each selling Bank may assume, for purposes of Section 11.09(b), that no Tax is required to be withheld or deducted by the Borrower from, or is otherwise payable by the Borrower in connection with, any payment by the Borrower to or for the account of such Bank under the Loan Documents.  The Borrower expressly consents to the foregoing arrangements and agrees that any holder of a participation in any rights hereunder so purchased or acquired pursuant to this Section 11.08(a) shall, with respect to such participation, be entitled to all of the rights of a Bank under Section 2.13, Section 9.02, Section 9.03, Section 9.04, Section 9.05, Section 11.02, Section 11.07 (subject to any condition imposed on a Bank hereunder with respect thereto, including delivery of the forms and certificates required under Section 2.13(a)(iv)) and may exercise any and all rights of set-off with respect to such participation as fully as though the Borrower were directly indebted to the holder of such participation for Loans in the amount of such participation.

(b)                                 Each Bank agrees to exercise any right of counterclaim, set-off, banker’s lien or similar right that it may have in respect of the Borrower in a manner so as to apportion the amount subject to such exercise, on a pro rata basis, between (i) obligations of the Borrower for amounts subject to the sharing provisions of Section 11.08(a) and (ii) other Liabilities of the Borrower.

Section 11.09.  Assignments and Participations.

(a)                                  Assignments.  (i) The Borrower may not assign any of its rights or obligations under the Loan Documents without the prior written consent of (A) in the case of the Loan Documents referred to in Section 10.07, the Agent and (B) in the case of any of the other Loan Documents, each Bank, and no assignment of any such obligation shall release the Borrower therefrom unless the Agent or each Bank, as applicable, shall have consented to such release in a writing specifically referring to the obligation from which the Borrower is to be released.

(ii)                                  Each Bank may from time to time assign any or all of its rights and obligations under the Loan Documents to one or more Persons; provided that, except in the case of the grant of an assignment to a Federal Reserve Bank (which may be made without condition or restriction), no such assignment shall be effective unless (A) the assignment is consented to by (unless an Event of Default specified in Section 16(g) or 16(h) of the Lease exists) the Agent, (B) the assignment is consented to by each Issuing Bank, (C) the assignment is (1) to a Bank or an Eligible Assignee or an Affiliate of a Bank or an Eligible Assignee and (2) consented to by the Borrower, which consent shall not be unreasonably withheld or delayed (provided, that such consent by the Borrower shall not be required (x) for any assignment to a Bank or an Affiliate of a Bank or (y) during the existence of an Event of Default), (D) in the case of a partial assignment, after giving effect thereto, the aggregate amount of the Commitment and the outstanding principal amount of the Loans and Unreimbursed Drawings of both the assignor and the assignee shall be not less than $5,000,000, (E) the assignment shall involve the assignment of a fixed percentage of all of the assignor’s rights and obligations under the Loan Documents, (F) a Notice of Assignment with respect to the assignment, duly executed by the assignor and the assignee, shall have been given to the Borrower and the Agent, (G) in the case of an assignment of a Registered Note, such Registered Note shall have been surrendered for registration of assignment duly endorsed by (or accompanied by a written instrument of assignment duly executed by) the Registered Holder and such assignment shall have been recorded on the Register and (H) except in the case of an assignment by the Bank that is the Agent, the Agent shall have been paid an assignment fee of $3,500. Upon any effective assignment, the assignor Bank shall be released from the obligations so assigned and, in the case of an assignment of all of its Loans, Unreimbursed Drawings and Commitment, shall cease to be a Bank.  In the event of any effective assignment by a Bank, the Borrower shall, against (except in the case of a partial assignment) receipt of the existing Note of the assignor Bank, issue a new Note to the assignee Bank.

(iii)                               Notwithstanding anything to the contrary contained herein, any Bank (a “Granting Bank”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Bank to the Agent and the Borrower, the option to fund all or any part of any Loan that such Granting Bank would otherwise be obligated to fund pursuant to this Agreement; provided that (A) nothing herein shall constitute a commitment by any SPC to make any Loan, and (B) nothing herein shall excuse any Granting Bank from its obligations hereunder.  The funding of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Bank to the same extent, and as if, such Loan were funded by such Granting Bank.  Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Bank would otherwise be liable for so long as, and to the extent, the Granting Bank provides such indemnity or makes such payment.  In furtherance of the foregoing, each Bank hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.  In addition, notwithstanding anything to the contrary contained in this Section 11.09(a)(iii), any SPC may, with prior notice to, but without the prior written consent of, the Borrower and the Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Bank or to any financial institutions (consented to by the Borrower and the Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans.  This Section 11.09(a)(iii) may not be amended without the prior written consent of each Granting Bank, all or any part of whose Loans are being funded by an SPC at the time of such amendment.  Notwithstanding the foregoing provisions of this Section 11.09(a)(iii), (1) an SPC shall not be deemed to be a Bank and shall have no rights under this Agreement except as provided in this Section 11.09(a)(iii), and in particular, but not by way of limitation, shall have no rights to compensation for increased costs or other payments pursuant to Section 2.13, Section 9.02 or Section 9.03, (2) the Granting Bank’s obligations under this Agreement (including its Commitment to the Borrower hereunder) shall remain unchanged, (3) the Granting Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (4) the Granting Bank shall remain the holder of any Notes for all purposes of this Agreement, (5) the Borrower, the Agent, the Issuing Banks and the other Banks shall continue to deal solely and directly with the Granting Bank in connection with such Granting Bank’s rights and obligations under this Agreement, and (6) the Granting Bank shall indemnify and hold the Borrower and its Affiliates harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be incurred or shall arise as a result of any grant to an SPC contemplated hereunder.

(b)                                 Participations.  Each Bank may from time to time sell or otherwise grant participations in any or all of its rights and obligations under the Loan Documents without the consent of the Borrower, the Agent, any Issuing Bank or any other Bank.  In the event of any such grant by a Bank of a participation, such Bank’s obligations under the Loan Documents to the other parties thereto shall remain unchanged, such Bank shall remain solely responsible for the performance thereof, and the Borrower, the Agent, the Issuing Banks and the other Banks may continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations thereunder.  A Bank may not grant to any holder of a participation the right to require such Bank to take or omit to take any action under the Loan Documents, except that a Bank may grant to any such holder the right to require such holder’s consent to (i) reduce the principal of or the rate of interest on such Bank’s Loans or Unreimbursed Drawings or the fees payable to such Bank hereunder, (ii) postpone any date fixed for any payment of principal of or interest on such Bank’s Loans or Unreimbursed Drawings or the fees payable to such Bank hereunder, (iii) permit any Loan Party to assign any of its obligations under the Loan Documents to any other Person or (iv) release any Collateral from the Security Interest except as required or contemplated by the Loan Documents.  Each holder of a participation in any rights under the Loan Documents, if and to the extent the applicable participation agreement so provides, shall, with respect to such participation, be entitled to all of the rights of a Bank as fully as though it were a Bank and may exercise any and all rights of set-off with respect to such participation as fully as though the Borrower were directly indebted to the holder of such participation for Loans and Unreimbursed Drawings in the amount of such participation; provided, however, that no holder of a participation shall be entitled to any amounts that would otherwise be payable to it under Section 2.13, Section 9.02 or Section 9.03 with respect to its participation unless such amounts would have been payable to the Bank that granted such participation if such participation had not been granted.  Each Bank selling or granting a participation, including a participation sold pursuant to Section 11.08, shall indemnify the Borrower and the Agent for any Taxes and Liabilities that they may sustain as a result of such Bank’s failure to withhold and pay any Taxes applicable to payments by such Bank to its participant in respect of such participation.

Section 11.10.  Governing Law.  The rights and duties of the Borrower, the Agent, the Banks and the Issuing Banks under this Agreement and the Notes (including matters relating to the Maximum Permissible Rate), and the other Loan Documents, shall pursuant to New York General Obligations Law Section 5-1401, be governed by the law of the State of New York.

Section 11.11.  Judicial Proceedings: Waiver of Jury Trial.  Any judicial proceeding brought against the Borrower with respect to any Loan Document Related Claim may be brought in any court of competent jurisdiction in the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof (each, a “Chosen Court”) and, by execution and delivery of this Agreement, the Borrower (a) accepts, generally and unconditionally, the nonexclusive jurisdiction of such Chosen Court and irrevocably agrees to be bound by any judgment rendered thereby in connection with any Loan

Document Related Claim and (b) irrevocably waives any objection it may now or hereafter have as to the venue of any such proceeding brought in such a court or that such a court is an inconvenient forum.  The Borrower hereby waives personal service of process and consents that service of process upon it may be made by certified or registered mail, return receipt requested, at its address specified or determined in accordance with the provisions of Section 11.01(a)(ii), and service so made shall be deemed completed on the third Business Day after such service is deposited in the mail.  Nothing herein shall affect the right of the Agent, any Bank, any Issuing Bank or any other Indemnified Person to serve process in any other manner permitted by law or shall limit the right of the Agent, any Bank, any Issuing Bank or any other Indemnified Person to bring proceedings against the Borrower in the courts of any other jurisdiction.  THE BORROWER, THE AGENT, EACH BANK AND EACH ISSUING BANK HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY LOAN DOCUMENT RELATED CLAIM.

Section 11.12.  LIMITATION OF LIABILITY.  NEITHER THE AGENT NOR THE BANKS NOR THE ISSUING BANKS NOR ANY OTHER INDEMNIFIED PERSON SHALL HAVE ANY LIABILITY WITH RESPECT TO, AND THE BORROWER HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR, ANY SPECIAL, INDIRECT OR CONSEQUENTIAL, AND, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, PUNITIVE DAMAGES SUFFERED BY THE BORROWER IN CONNECTION WITH ANY LOAN DOCUMENT RELATED CLAIM.

Section 11.13.  Process Agent.  The Borrower hereby agrees that service of all writs, process and summonses in any such suit, action or proceeding brought in the State of New York may be made upon CT Corporation, presently located at 111 Eighth Avenue, New York, New York 10011, U.S.A. (the “Process Agent”), and the Borrower hereby confirms and agrees that the Process Agent has been duly and irrevocably appointed as its agent and true and lawful attorney-in-fact in its name, place and stead to accept such service of any and all such writs, process and summonses, and agrees that the failure of the Process Agent to give any notice of any such service of process to the Borrower shall not impair or affect the validity of such service or of any judgment based thereon.

Section 11.14.  Severability of Provisions.  Any provision of the Loan Documents that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof or affecting the validity or enforceability of such provision in any other jurisdiction.  To the extent permitted by Applicable Law, the Borrower hereby waives any provision of Applicable Law that renders any provision of the Loan Documents prohibited or unenforceable in any respect.

Section 11.15.  Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto were upon the same instrument.

Section 11.16.  Survival of Obligations.  Except as otherwise expressly provided therein, the rights and obligations of the Borrower, the Agent, the Banks, the Issuing Banks and the other

75 Indemnified Persons under the Loan Documents shall survive the Repayment Date and the termination of the Security Interest.

Section 11.17.  Entire Agreement.  This Agreement, the Notes and the other Loan Documents embody the entire agreement among the Borrower, the Agent, the Banks and the Issuing Banks relating to the subject matter hereof and supersede all prior agreements, representations and understandings, if any, relating to the subject matter hereof.

Section 11.18.  Successors and Assigns.  All of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 11.19.  No Fiduciary Relationship Established By Loan Documents.  The relationship between the Borrower and the Banks is that of DEBTOR and CREDITOR.  The Loan Documents are not intended to, and do not, establish a FIDUCIARY relationship, nor does a FIDUCIARY relationship otherwise exist, between the Borrower on the one hand, and the Agent, the Banks and the Issuing Banks, on the other hand.  The parties hereto have dealt at arm’s length in negotiating the Loan Documents.

Section 11.20.  No Recourse to Affiliates.  This Agreement is solely and exclusively among the Borrower, the Agent, the Banks and the Issuing Banks, and any obligations created herein shall be the sole obligations of the parties hereto.  No party shall have recourse to any parent, subsidiary, affiliate, director or officer, as such, of any other party for performance of said obligations unless the obligations are assumed in writing by the Person against whom recourse is sought.

Section 11.21.  Confidential Information.  Notwithstanding anything to the contrary contained in this Agreement, each party to any Loan Document agrees that all documents, agreements or other information received by it pursuant to this Agreement or any other Loan Document that was, at the time of its delivery, identified in writing by any party hereto as being confidential will be held by such party in confidence in accordance with such party’s customary procedures for handling confidential information.  It is understood that each party to any Loan Document consistent with any such procedures, may disclose such confidential information, or portions thereof:

(i)                                     in the case of any Bank, to any bona fide permitted prospective transferee or participant in connection with any contemplated assignment or grant of a participation; provided, that such transferee or participant (as the case may be) is aware of the confidential nature of such information in accordance with the terms of this Section 11.21;

(ii)                                  to the extent necessary or appropriate to comply with the request of, or as otherwise customarily disclosed to, any Governmental Entity or representatives thereof;

(iii)                               to any Related Party of such Person and those of any Subsidiary or Affiliate of such Person;

(iv)                              to the extent necessary or appropriate to comply with any subpoena or other court process or in connection with any litigation or legal proceeding but only after giving each party hereto the opportunity to obtain an appropriate protective order;

(v)                                 to such Person’s independent auditors and accountants, counsel, and other professional advisers in the course of their respective duties;

(vi)                              to the extent necessary to comply with any Applicable Law;

(vii)                           in the enforcement of such Person’s rights, as applicable, hereunder, or any other Loan Document during the continuance of an Event of Default; and

(viii)                        which is, or after delivery to such Person becomes, otherwise publicly known or generally available to the public other than as a result of a violation of this Section 11.21 by such Person.

Section 11.22.  Registered Notes.  A Bank that is a Non-US Bank and that has complied with Section 2.13(d)(i)(A) may have its Notes issued as Registered Notes, and for this purpose the Agent shall cause to be maintained a Register.  Once issued, Registered Notes may not be exchanged for Notes that are not Registered Notes and the ownership of Registered Notes, and of the Loans and Unreimbursed Drawings evidenced thereby, may be transferred only in accordance with the provisions of Section 11.09(a)(ii)(G).

Section 11.23.  USA PATRIOT Act.  Each Bank subject to the Act hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title 111 of Publ. L. 107-56 (signed into law October 26,2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank to identify the Borrower in accordance with the Act.

Section 11.24.  J. Aron Letters of Credit

Notwithstanding the limitation that each Letter of Credit have an expiration date not longer than one year after the issuance thereof as set forth in the definition of Letter of Credit, it is hereby agreed that any Letter of Credit issued in favor of J. Aron and Company that has an expiration date prior to November 1, 2007 may contain the following provision: “Documents must be presented not later than (insert expiry date) or in the event of a force majeure interrupting our business, within thirty (30) days after resumption of our business, whichever is later”.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers all as of the Agreement Date.

AES EASTERN ENERGY, L.P.

By: AES NY, L.L.C., its general partner

By:	/s/ Kevin R. Pierce
	Name:	Kevin R. Pierce
	Title:	Vice President

AMENDED AND RESTATED CREDIT AGREEMENT

CALYON NEW YORK BRANCH, as Agent and Issuing Bank

By:	/s/ Glenn W. Muscosky
	Name:	Glenn W. Muscosky
	Title:	Director

By:	/s/ Nina Eshoo
	Name:	Nina Eshoo
	Title:	Managing Director

CALYON NEW YORK BRANCH, as Bank

By:	/s/ Glenn W. Muscosky
	Name:	Glenn W. Muscosky
	Title:	Director

By:	/s/ Nina Eshoo
	Name:	Nina Eshoo
	Title:	Managing Director

Agreement Date: October 26, 2004

ANNEX A

Name of Bank	Commitment Percentage	Notice Address	Domestic Lending Office	Eurodollar Lending Office
Calyon New York Branch	100%	Calyon New York Branch 1301 Avenue of the Americas New York, NY 10019

		Credit Contact Ted Vandermel 212 261 7888 212 261 3421 (fax)

		Operations Contact Justine Ventrelli 212 261 7886 212 261 3421 (fax)

Schedule 2.02

NOTICE OF BORROWING

Calyon New York Branch, as Agent

1301 Avenue of the Americas

New York, New York 10019

Attention:

Date:               ,

Gentlemen:

Reference is made to the Amended and Restated Credit Agreement, dated as of October 26, 2004, among AES Eastern Energy, L.P., the Banks listed on the signature pages thereof, the Issuing Banks from time to time parties thereto, and Calyon New York Branch, as Agent (as amended, supplemented or otherwise modified from time to time, the “Credit Facility”; the terms defined therein being used herein as therein defined). The undersigned hereby gives notice pursuant to Section 2.02 of the Credit Facility of its request to have the following Loans made to it on [insert requested date of borrowing]:

Type of Loan	Amount	Interest Period*

*                 if applicable

The undersigned, on behalf of the Borrower, represents and warrants that (a) the borrowing requested hereby complies with the requirements of the Credit Facility, (b) attached to this Notice of Borrowing is a Funding Date Certificate complying with the requirements of the Depositary Agreement and the Credit Facility and (c) except to the extent set forth on Annex A hereto, (i) each Loan Document Representation and Warranty is true and correct on and as of the date hereof and (except to the extent the undersigned gives notice to the Banks to the contrary prior to 5:00 p.m. on the Business Day before the requested date for the making of the Loans) will be true and correct at and as of the time the Loans are made, in each case both with and without giving effect to the Loans and the application of the proceeds thereof, and (ii) no Default has occurred and is continuing as of the date hereof or would result from the making of the Loans or from the application of the proceeds thereof if the Loans were made on the date hereof, and (except to the extent the undersigned gives notice to the Banks to the contrary prior to 5:00 p.m. on the Business Day before the requested date for the making of the Loans) no Default will have occurred and be continuing at the time the Loans are to be made or would result from the making of the Loans or from the application of the proceeds thereof.

AES EASTERN ENERGY, L.P.

By: AES NY, L.L.C., its general partner

By
Name:
Title:

2

Schedule 2.03(c)(iv)

NOTICE OF CONVERSION OR CONTINUATION

Calyon New York Branch, as Agent

1301 Avenue of the Americas

New York, New York 10019

Attention:

Date:               ,

Gentlemen:

Reference is made to the Amended and Restated Credit Agreement, dated as of October 26, 2004, among AES Eastern Energy, L.P., the Banks listed on the signature pages thereof, the Issuing Banks from time to time parties thereto, and Calyon New York Branch, as Agent (as amended, supplemented or otherwise modified from time to time, the “Credit Facility”; the terms defined therein being used herein as therein defined). The undersigned hereby gives notice pursuant to Section 2.03(c)(iv) of the Credit Facility of its desire to convert or continue the Loans specified below into or as Loans of the Types and in the amounts specified below on [insert date of conversion or continuation]:

Loans to be Converted or Continued			Converted or Continued Loans
Type of Loan	Last Day of Current Interest Period	Amount	Type of Loan	Amount	Interest Period*

The undersigned represents and warrants that conversions and continuations requested hereby comply with the requirements of the Credit Facility.

AES EASTERN ENERGY, L.P.

By: AES NY, L.L.C., its general partner

By
Name:
Title:

*                 if applicable

Schedule 2.05(a)

NOTICE OF PREPAYMENT

Calyon New York Branch, as Agent

1301 Avenue of the Americas

New York, New York 10019

Attention:

Date:           ,

Gentlemen:

Reference is made to the Amended and Restated Credit Agreement, dated as of October 26, 2004, among AES Eastern Energy, L.P., the Banks listed on the signature pages thereof, the Issuing Banks from time to time parties thereto, and Calyon New York Branch, as Agent (as amended, supplemented or otherwise modified from time to time, the “Credit Facility”; the terms defined therein being used herein as therein defined). The undersigned hereby gives notice pursuant to Section 2.05(a) of the Credit Facility that it will prepay the Loans specified below on [insert date of prepayment]:

Type of Loan	Last Day of Current Interest Period *	Amount

The undersigned represents and warrants that the prepayment set forth herein complies with the requirements of the Credit Facility.

AES EASTERN ENERGY, L.P.

By: AES NY, L.L.C., its general partner

By
Name:
Title:

*                 if applicable

Schedule 2.05(c)

NOTICE OF CLEAN-UP PERIOD

Calyon New York Branch, as Agent

1301 Avenue of the Americas

New York, New York 10019

Attention:

Date:                 ,

Gentlemen:

Reference is made to the Amended and Restated Credit Agreement, dated as of October 26, 2004, among AES Eastern Energy, L.P., the Banks listed on the signature pages thereof, the Issuing Banks from time to time parties thereto, and Calyon New York Branch, as Agent (as amended, supplement or otherwise modified from time to time, the “Credit Facility”; the terms defined therein being used herein as therein defined). The undersigned hereby gives notice pursuant to Section 2.05(c) of the Credit Facility of the commencement of a Clean-Up Period on                                               .

AES EASTERN ENERGY, L.P.

By: AES NY, L.L.C., its general partner

By
Name:
Title:

Schedule 2.13(d)

NON-US BANK CERTIFICATE

AES Eastern Energy, L.P.

7725 Lake Road

Barker, New York 14012

Calyon New York Branch, as Agent

1301 Avenue of the Americas

New York, New York 10019

Attention:

Gentlemen:

Reference is made to the Amended and Restated Credit Agreement, dated as of October 26, 2004, among AES Eastern Energy, L.P., the Banks listed on the signature pages thereof, the Issuing Banks from time to time parties thereto, and Calyon New York Branch, as Agent (as amended, supplement or otherwise modified from time to time, the “Credit Facility”). Terms used herein that are defined in such Credit Facility are used with the meanings therein ascribed to them.

The undersigned hereby (a) certifies to the Borrower and the Agent that it (i) is a Non-US Bank and (ii) is entitled to submit an Internal Revenue Service Form [W-8BEN] [W-8ECI]* and (b) agrees to indemnify and defend the Borrower and the Agent from, and hold each of them harmless against, any and all losses, liabilities, claims, damages, and expenses of any kind arising out of, resulting from, or in any way connected with the certification made pursuant to the foregoing clause (a) being incorrect.

Very truly yours,

[Bank]

By
Name:
Title:

*                 Insert as applicable.

Schedule 3.04(e)

NOTICE OF CONVERSION OF BASE RATE DRAWING

Calyon New York Branch, as Agent

1301 Avenue of the Americas

New York, New York 10019

Attention:

Date:                  ,

Gentlemen:

Reference is made to the Amended and Restated Credit Agreement, dated as of October 26, 2004, among AES Eastern Energy, L.P., the Banks listed on the signature pages thereof, the Issuing Banks from time to time parties thereto, and Calyon New York Branch, as Agent (as amended, supplemented or otherwise modified from time to time, the “Credit Facility”; terms defined therein being used herein as therein defined). The undersigned hereby gives notice pursuant to Section 3.04(e) of the Credit Facility of its desire to convert the following Base Rate Drawing(s) into a Eurodollar Rate Drawing in the amounts specified below on [insert date of conversion]:

Base Rate Drawing(s) to be Converted		Converted Eurodollar Drawing
Date of Drawing	Amount	Amount	Interest Period

The undersigned represents and warrants that the conversion requested hereby complies with the requirements of the Credit Facility.

AES EASTERN ENERGY, L.P.

By: AES NY, L.L.C., its general partner

By
Name:
Title:

Schedule 5.05

GOVERNMENTAL ACTIONS

(See Schedule 5.15)

Schedule 5.06

MATERIAL LITIGATION

1.                                       On June 25, 2003, AES Somerset filed a complaint against Niagara Mohawk Power Corporation (“NIMO”) with the Federal Energy Regulatory Commission (the “FERC”). The complaint involves outstanding station service charges for the period April 2000 to May 2003. AES Somerset has calculated that the outstanding charges owed are $290,000, while NIMO has calculated that the outstanding charges are $3.6 million. In December 2003, FERC, in the Somerset and Nine Mile orders, reiterated its 2001 ruling that independent power plants can net station service power. NIMO appealed the ruling. Somerset received a favorable FERC ruling in 2004; it is highly likely, however, that Niagara Mohawk will appeal the matter to the DC Circuit Court of Appeals. As of December 31, 2003, AES Somerset has accrued approximately $1.6 million for these charges.

Schedule 5.09

UTILITY REGULATION

1.                                       AES Eastern Energy, L.P. and AEE2, L.L.C. are subject to “lightened regulation” pursuant to that certain “Order Providing for Lightened Regulation”, Case 99-E-0148, issued April 23, 1999 by the New York State Public Service Commission.

Schedule 5.13

ERISA MATTERS

None

Schedule 5.15

ENVIRONMENTAL MATTERS

1.                                       By letter dated May 25, 2000, the New York State Department of Environmental Conservation (“NYSDEC”) issued a Notice of Violation (“NOV”) to the New York State Electric & Gas Corporation (“NYSEG”) for violations of the federal Clean Air Act and the New York Environmental Conservation Law at the Greenidge and Westover plants related to NYSEG’s alleged failure to undergo an air permitting review and obtain a permit for alleged air emissions increases due to plant modifications made during the 1980s and 1990s. Pursuant to the Asset Purchase Agreement, AEE has agreed that it will assume the responsibility for the NOV, subject to a reservation of AEE’s right to assert any applicable exception to its contractual undertaking to assume preexisting environmental liabilities. In addition, AEE received an information request letter from the New York State Attorney General on October 14, 1999 and a subpoena from the NYDEC on January 13, 2000 seeking detailed operating and maintenance history for the Westover and Greenidge Plants. AEE has provided the requested information to the Attorney General and NYSDEC, and there is a potential that AEE may receive a NOV for alleged on-going violations in connection with the alleged failure of the plant to obtain appropriate permits for past plant modifications.

2.                                       On April 14, 2000, AEE received a request for information pursuant to Section 114 of the Clean Air Act from the U.S. Environmental Protection Agency (“EPA”) seeking detailed operating and maintenance history data for the Cayuga and Somerset Plants. This information was sought in connection with EPA’s investigation of coal-fired electric power generators that are suspected of undertaking modifications in the past without undergoing an air permitting review. AEE has provided the requested documentation to the EPA. In addition, AEE received a subpoena from the NYSDEC on January 13, 2000 requesting similar information for the Cayuga and Somerset plants. AEE has provided the requested information to the NYSDEC.

3.                                       The Somerset, Cayuga, Westover and Greenidge plants is required to meet an opacity limit. In the past, several of these plants exceeded these limits. This was a common problem at coal-fired electricity generating stations, and the NYSDEC has initiated an enforcement action against several utilities, including NYSEG. In January 2000, we received a draft consent order from the NYSDEC that alleges violations of the opacity emission limitations in the air permits for Cayuga, Westover, and Greenidge occurring since these plants were purchased from NYSEG. The draft consent order would require us to prepare an opacity compliance plan and would impose penalties for opacity violations occurring after May 14, 1999, the date of the acquisition. AES NY,

L.L.C. also received notice from NYSEG that NYSEG has received a draft consent order from the NYSDEC seeking penalties primarily for opacity violations occurring prior to May 14, 1999. In the notice, NYSEG asserts that it will seek indemnification from AES NY, L.L.C. for any penalties, attorney fees, and related costs that it incurs in connection with this matter.

4.                                       AEE voluntarily disclosed to the NYSDEC and EPA on November 27, 2002 that NOx exceedances appeared to have occurred on October 30 and 31 and November 1-8 and 10 of 2002. The exceedances were discovered through an audit by plant personnel of the Plants’ NOx Reasonably Available Control Technology (RACT) tracking system which monitors NOx emissions at all the Plants subject to AEE’s NOx RACT Plan. AEE believes that it has taken all reasonable, good faith efforts to assess and correct the exceedances. Immediately upon the discovery of the exceedances, the Selective Catalytic Reduction System (SCR) at the Somerset Plant was activated to reduce NOx emissions. Emission data indicates that the system had already returned to a compliant operation by the time the error was discovered. The EPA has decided to defer to the NYSDEC for review of the self-disclosure letter and technical issues.

5.                                       AEE voluntarily disclosed to the NYSDEC in January 2003 that the Cayuga Plant had inadvertently burned synfuel (coal with a latex binder applied), which it is not permitted to burn. AEE had entered into an agreement with a supplier to purchase coal. It received approximately one 9,000-ton train per month from April 24, 2001 to December 27, 2002. In January 2003, AEE became aware that the product the Cayuga Plant had been receiving was synfuel. AEE has suspended all shipments from that supplier until a resolution could be reached. AEE has reviewed the emission and operation data which showed there was no adverse effect to air quality with respect to applicable permit emissions limits attributable to burning the material.

6.                                       AES Creative Resources L.P. (“ACR”) has assumed responsibility for the Weber ash disposal site; however, AEE2, L.L.C., has contributed one-half of the closure costs for the Weber ash disposal site based on the amount of ash disposed at the site from Westover and Greenidge, which are owned by AEE2, L.L.C., compared to the amount disposed from the Hickling and Jennison plants which are owned by ACR.

7.                                       Natural groundwater conditions present at the Somerset site make it very difficult to distinguish between landfill leachate and naturally occurring substances in the groundwater. Substances that are typically considered indicators of leachate infiltration into groundwater from ash monofill operations, namely sulfates, iron and manganese, are also naturally occurring in the groundwater around and beneath the Area 1 section of the landfill located on the Somerset plant site. NYSEG commissioned independent consultants to perform groundwater testing using sophisticated geochemical fingerprinting techniques, which distinguish the major ions of a water sample. NYSEG’s consultants have shown, to the satisfaction of the Public Service Commission, that there had been no material release of leachate from Area 1 into the groundwater.

8.                                       Cayuga has seen concentrations of certain analytical parameters above established action levels in groundwater monitoring wells down gradient from the ash disposal area. Remedies are being discussed with the NYSDEC. Actions may include operational changes or capping the existing landfill, construction of a new landfill cell, or a combination of these actions.

9.                                       In an area adjacent to the Lockwood ash disposal site, AEE’s environmental consultant reported that approximately 500 to 700 drums of abrasives were disposed in the early 1970s and covered with ash. AEE has budgeted $520,000 to conduct a site investigation and remove the drums. In addition, groundwater sampling in this area and around the Lockwood ash disposal site indicates that some monitoring wells have parameters which exceed state regulatory limits.

10.                                 The Somerset plant received approval from NYPSC to construct a new landfill cell at the plant. That approval remains subject to appeal.

Schedule 5.24

ADDITIONAL MATERIAL ADVERSE FACTS

None

Schedule 7.01(a)

AES EASTERN ENERGY, L.P.

CERTIFICATE AS TO FINANCIAL STATEMENTS AND DEFAULTS

I,                                , [Title] of AES Eastern Energy, L.P., a Delaware limited partnership (the “Borrower”), hereby state, pursuant to Section [7.01(a)] [7.0l(b)] of the Amended and Restated Credit Agreement, dated as of October     , 2004, among AES Eastern Energy, L.P. (the “Borrower”), the Banks named therein, the Issuing Banks party thereto from time to time and Calyon New York Branch, as Agent and Issuing Bank (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined or incorporated by reference therein being used herein as therein defined), that:

(a)                                  I have made, or caused to be made under my supervision, a review of the Credit Agreement, the other Loan Documents and the Operative Documents; and

(b)                                 such review has not disclosed the existence during the fiscal [quarter] [year] ending                 , 200  , (and I do not have knowledge of the existence as of the date of this certificate) of any condition or event constituting a Lease Material Default or Lease Event of Default or an Event of Loss or an Event of Default [or, if any such condition or event existed or exists, specifying the nature thereof, the period of existence thereof and what action the Borrower has taken or proposes to take with respect thereto].

and I hereby certify, pursuant to such Section [7.01(a)] [7.01(b)], that

1.                                       (a)                                  The accompanying [unaudited] [audited] consolidated and consolidating financial statements of the Borrower and its Consolidated Subsidiaries as at                                  and for the [quarterly] [annual] accounting period ending                    , 20  , are complete and correct and present fairly, in accordance with GAAP (except for changes therein or departures therefrom described below that have been approved in writing by Messrs.                                     , the Borrower’s current independent certified public accountants), the consolidated and consolidating financial position of the Borrower and its Consolidated Subsidiaries as at the end of such quarter, and the consolidated and consolidating results of operations and cash flows for such [quarter] [year], and for the elapsed portion of the fiscal year ended with the last day of such quarter, in each case on the basis presented and subject only to normal year-end auditing adjustments] [year].

(b)                                 Except as disclosed or reflected in such financial statements, as at                                   , neither the Borrower nor any Subsidiary had any Liability, contingent or otherwise, or any unrealized or anticipated loss, that, singly or in the aggregate, has had or might have a Materially Adverse Effect on the Borrower and its Consolidated Subsidiaries taken as a whole.

2.                                       (a)                                  The changes in and departures from GAAP are as follows:

All such changes have been approved in writing by Messrs.                                             .

[(b)                             Attached as Annex A are [unaudited] [audited] consolidated and consolidating financial statements of the Borrower and the Consolidated Subsidiaries as at                                 and for the [quarterly] [annual] accounting period ending                        , 20   , which have been prepared in accordance with GAAP without giving effect to the changes referred to in Paragraph 2(a) of this Certificate or any previous Certificate. Such financial statements are complete and correct and present fairly, in accordance with GAAP, the consolidated and consolidating financial position of the Borrower and the Consolidated Subsidiaries as at the end of such quarter, and the consolidated and consolidating results of operations and cash flows for such [quarter] [year], and for the elapsed portion of the fiscal year ending with the last day of such quarter, in each case on the basis presented and subject only to normal year-end auditing adjustments] [year].

3.                                       There follow reasonably detailed calculations required to establish whether or not the Borrower was in compliance with the financial covenants contained in Section 6.01 of the Credit Agreement.

4.                                       Based on an examination sufficient to enable me to make an informed statement, no Default exists, including, in particular, any such arising under the provisions of Article 6 of the Credit Agreement, except the following:

[If none such exist, insert “None”; if any do exist, specify the same by Section, give the date the same occurred, and the steps being taken by the Borrower or a Subsidiary with respect thereto.]

Dated:
Name:
Title:

*                                        Paragraph (b) should be included in, and Annex A attached to, the Certificate only if changes from Generally Accepted Accounting Principles are specified in Paragraph 2(a) of this or any previous Certificate.

2

Schedule 7.02(a)

BASE FINANCIAL STATEMENTS

1.                                       The Borrower’s condensed consolidated balance sheet as at June 30, 2004 and the related condensed consolidated statements of income, cash flows and changes in partners’ capital for the six-month period ended June 30, 2004, in each case contained in the Borrower’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2004 as filed with the Securities and Exchange Commission on August 12, 2004.

2.                                       The Borrower’s consolidated balance sheet as at December 31, 2003 and the related consolidated statements of income, cash flows and changes in partners’ capital for the fiscal year ended December 31, 2003, in each case contained in the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 as filed with the Securities and Exchange Commission on March 16, 2004.

Schedule 8.01(g)

CERTAIN EVENTS OF DEFAULT

Attached to this Schedule 8.01(g) is Section 16 of the Facility Lease Agreement (Kintigh A-1), dated as of May 14, 1999, between Kintigh Facility Trust A-1 and AEE.

SECTION 16

EVENTS OF DEFAULT

Any of the following events shall constitute a “Lease Event of Default” hereunder (whether any such event shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any Governmental Entity):

(a)                                  The Lessee shall fail to make any payment of Basic Rent (other than Deferrable Payments, but only to the extent provided in Section 3.4), or Termination Value, in each case within 5 Business Days after the same shall become due.

(b)                                 The Lessee shall fail to make any payment of Supplemental Rent (other than Termination Value and, unless the Owner Participant shall have declared a default with respect thereto, Excepted Payments) after the same shall have become due and such failure shall have continued for a period of 30 days after receipt by the Lessee of written notice of such failure from the Owner Participant, the Lessor or the Indenture Trustee; provided, however, that, in the case of any failure to make an indemnity payment (or any portion thereof or interest thereon), if sufficient available funds are not then on deposit in the Indemnity Account for such payment, then the period within which to remedy such failure shall be extended up to a date five (5) days following the date such funds are on deposit in the Indemnity Account for the payment of such indemnity (or portion thereof or interest thereon) in accordance with the Depositary Agreement.

(c)                                  The Lessee shall fail to maintain insurance in the amounts and on the terms set forth in Section 11.

(d)                                 The Lessee shall fail to perform or observe any covenant, obligation or agreement to be performed or observed by it under this Lease or any other Operative Document, including without limitation any covenant made by the Lessee herein or in Section 5 of the Participation Agreement with respect to any AEE Entity (other than any covenant, obligation or agreement contained in the Tax Indemnity Agreement or Section 5.12 of the Participation Agreement or any covenant, obligation or agreement referred to in clause (a), (b), (c), or (e) of this Section 16) in any material respect, which shall continue unremedied for 30 days after receipt by the Lessee of written notice thereof by the Lessor or the Indenture Trustee; provided, however, that if such condition cannot be remedied within 30 days, then the period within which to remedy such failure shall be extended up to an additional 180 days, so long as the Lessee diligently pursues such remedy and such condition is reasonably capable of being remedied within such additional 180-day period.

(e)                                  The Lessee shall fail to perform or observe in any material respect its obligations set forth in Section 6 of the Participation Agreement.

[Missing p. 2 — will be supplied tomorrow (Thursday)]

(i)                                     AES shall cease to own or control, directly or indirectly, at least 51% of the voting and economic interests in the Lessee, which interests shall be free and clear of all Liens; or

(ii)                                  AES shall cease to own or control, directly or indirectly, at least 51% of the voting and economic interests in AES NY, which interests shall be free and clear of all Liens; or

(iii)                               AES shall cease to own or control, directly or indirectly, 51% of the voting and economic interests in AES NY3, which interests shall be free and clear of Liens; or AES NY3 shall cease to own or control, directly or indirectly, 100% of the voting and economic interests in Somerset Railroad, which interests shall be free and clear of all Liens other than any Lien created in connection with the Rail Credit Facility or any facility replacing, refunding or refinancing the Rail Credit Facility; or

(iv)                              the Lessee shall cease to own and control, directly or indirectly, 100% of the voting and economic interests in each of the AEE Subsidiaries, which interests shall be free and clear of all Liens, other than any Lien created in connection with the Working Capital Facility or any facility replacing, refunding or refinancing the Working Capital Facility and any other Liens securing Permitted Secured Indebtedness.

(l)                                     The Lessee shall fail (i) to cause the Rent Reserve Account to be funded in an amount at least equal to the Rent Reserve Account Required Balance either through amounts available pursuant to a Payment Undertaking Agreement, through amounts on deposit in the Rent Reserve Account or through a combination thereof, on three consecutive Rent Payment Dates (after giving effect to the payment of Basic Rent (other than Deferrable Payments) on such dates) or (ii) at any time after the payment in full of the Lessor Notes, to cause the Additional Liquidity Account to be funded in accordance with the Depositary Agreement in an amount at least equal to the Additional

Liquidity Required Balance, on three consecutive Rent Payment Dates (after giving effect to the payment of Basic Rent (other than Deferrable Payments) on such dates).

(m)                               The certificate of formation, operating agreement or partnership agreement or such other organizational document of AEE, AES NY or AES NY3, as applicable, shall be amended, changed, modified or supplemented in any material respect.

Schedule 11.09(a)

NOTICE OF ASSIGNMENT

AES Eastern Energy, L.P.

7725 Lake Road

Barker, New York 14012

Calyon New York Branch, as Agent

1301 Avenue of the Americas

New York, New York 10019

Attention:

Date:                  ,

Gentlemen:

Reference is made to the Amended and Restated Credit Agreement, dated as of October 26, 2004, among AES Eastern Energy, L.P., the Banks listed on the signature pages thereof, the Issuing Banks from time to time parties thereto, and Calyon
New York Branch, as Agent (as amended, supplemented or otherwise modified from time to time, the “Credit Facility”; terms defined therein being used herein as therein defined). The undersigned hereby give notice pursuant to Section 11.09(a) of the Credit Facility that [insert name of Assignor] (the “Assignor”) has made the following assignment to [insert name of Assignee] (the “Assignee”):

Rights and Obligations Assigned:

Effective Date of Assignment:

[The Assignee’s Lending Offices and address for notices are as follows:

Domestic Lending Office:

Eurodollar Lending Office:

Notice Address:]*

The Assignor hereby requests that the Agent [and the Borrower] consent to the assignment described above by signing a copy of this letter in the space provided below and returning it to the Assignor. Such consent shall release the Assignor from all of the obligations described above as having been assigned to the Assignee.

[NAME OF ASSIGNOR]

By
Name:
Title:

[NAME OF ASSIGNEE]

By
Name:
Title:

Assignment and release consented to:

Calyon New York Branch*,
as Agent

By
Name:
Title:

By
Name:
Title:

AES Eastern Energy, L.P.**,
as Borrower

By: AES NY, L.L.C., its general partner

By
Name:
Title:

*                 Omit if the Assignee is a Bank.

**          Only when required pursuant to Section 11.09.

EXHIBIT A

AES EASTERN ENERGY, L.P.

PROMISSORY NOTE

Date: October     , 2004

FOR VALUE RECEIVED, AES EASTERN ENERGY, L.P. (the “Borrower”) hereby promises to pay to the order of                                    (the “Bank”), for the account of its applicable Lending Office, the unpaid principal amount of each Loan made by such Bank under the Credit Agreement referred to below, on the dates and in the amounts specified in the Credit Agreement, and to pay interest on the principal amount of each such Loan on the dates and at the rates specified in Section 2.03 of such Credit Agreement. All payments due to the Bank hereunder shall be made to the Bank at the place, in the type of money and funds and in the manner specified in Section 2.11 of such Credit Agreement. Capitalized terms used herein have the meaning assigned thereto in the Credit Agreement.

Each holder hereof is authorized to endorse on the grid attached hereto, or on a continuation hereof, each Loan of the Bank and each payment with respect thereto.

Presentment, demand, protest, notice of dishonor and notice of intent to accelerate are hereby waived by the undersigned.

This Promissory Note evidences Loans made under, and is entitled to the benefits of, the Amended and Restated Credit Agreement, dated as of October 26, 2004, among the Borrower, the Banks listed on the signature pages thereof, the Issuing Banks from time to time parties thereto, and Calyon New York Branch, as Agent, as the same may be amended from time to time (the “Credit Agreement”). Reference is made to the Credit Agreement, as so amended, for provisions relating to the prepayment and the acceleration of the maturity hereof. This Promissory Note is also entitled to the benefits of the Pledge Agreement.

This Promissory Note shall, pursuant to New York General Obligations Law Section 5-1401, be governed by the law of the State of New York.

AES EASTERN ENERGY, L.P.

By: AES NY, L.L.C., its general partner

By:
Name:
Title:

GRID

PROMISSORY NOTE

Date	Amount of Loan	Amount of Principal Repaid	Notation Made By

2

EXECUTION COPY

AMENDED AND RESTATED LLC MEMBERSHIP INTEREST PLEDGE AGREEMENT

Dated as of October 26, 2004

Amended and Restated LLC Membership Interest Agreement dated as of October 26, 2004 by and between AES EASTERN ENERGY, L.P., a Delaware limited partnership (the “Pledgor”) and CALYON NEW YORK BRANCH (the “Secured Party”).

R E C I T A L S:

WHEREAS, the Pledgor is the legal and beneficial owner of, and has good and marketable title to the Collateral (as defined below);

WHEREAS, the Pledgor entered into the LLC Membership Interest Pledge Agreement dated as of April 10, 2001 between the Borrower and Union Bank of California, N.A. (“Union Bank”) (the “Original Pledge Agreement”);

WHEREAS, the Secured Party, immediately prior to the execution and delivery of the Credit Agreement on the Agreement Date, has purchased the outstanding loans (“Existing Loans”) made under the Existing Credit Facility by each of Union Bank and Citibank, N.A. (“Citi”) as the bank parties thereto (Union Bank and Citi, collectively, the “Transferor Banks”) and the Unreimbursed Drawings owed to each of the Transferor Banks and has assumed all of the rights and obligations of the Transferor Banks under the Existing Credit Facility including the Commitments of each Transferor Bank;

WHEREAS, the Secured Party has agreed to replace Union Bank as agent under the Existing Credit Facility and as secured party under the Original Pledge Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement on the Agreement Date, the Existing Credit Facility is being amended and restated in its entirety;

In consideration of the execution and delivery of the Credit Agreement, Pledgor hereby agrees with Secured Party, to amend and restate the Original Pledge Agreement in its entirety as follows (with certain terms used herein being defined in Article 6):

ARTICLE 1.

SECURITY INTEREST

Section 1.01.                             Grant of Security Interest.  To secure the payment, observance and performance of the Secured Obligations, the Pledgor hereby pledges and assigns the Collateral to the Secured Party, and grants to the Secured Party a continuing security interest in, and a continuing lien upon, the Collateral.

Section 1.02.                             Validity and Priority of Security Interest.  The Pledgor agrees that (a) the Security Interest shall at all times be valid, perfected and enforceable against the Pledgor and all third parties, in accordance with the terms hereof, as security for the Secured Obligations, and

(b) the Collateral shall not at any time be subject to any Lien, other than a Permitted Lien, that is prior to, on a parity with or junior to the Security Interest, except that, unless a Termination Event exists that results in termination of the Depositary Agreement, this Section 1.02 shall not require the continuation of the perfection of the Security Interest in any amounts paid by the Pledgor or AEE2 to the Depositary Agent in accordance with the terms of the Depositary Agreement. The requirement of this Section 1.02 that the Security Interest at all times be perfected shall be complied with only to the extent that the Secured Party shall have obtained control of the Collateral or a Uniform Commercial Code financing statement shall have been filed with respect thereto.

Section 1.03.                             Maintenance of Status of Security Interest Collateral and Rights.  (a) Required Action. The Pledgor shall take all actions, including the action specified on Schedule 1.03, that may be necessary or desirable, or that the Secured Party may request, so as at all times (i) to maintain the validity, perfection, enforceability and priority of the Security Interest in the Collateral in conformity with the requirements of Section 1.02, (ii) to protect and preserve the Collateral and (iii) to protect and preserve, and to enable the exercise or enforcement of, the rights of the Secured Party therein and hereunder and under the other Collateral Documents.

(b)                                 Authorized Action.  The Secured Party is hereby authorized to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of the Pledgor in such form and in such offices as the Secured Party determines appropriate to perfect the security interest of the Secured Party under this Agreement. The Pledgor hereby ratifies and authorizes the filing by the Secured Party of any financing statement with respect to the Collateral made prior to the date hereof. A carbon, photographic, electronic or other reproduction of this Agreement shall be sufficient as a financing statement for filing in any jurisdiction.

(c)                                  Delivery of Collateral.  All certificates and instruments, if any, representing or evidencing the Collateral shall be delivered to and held by or on behalf of the Secured Party pursuant hereto and shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Secured Party.

Section 1.04.                             Evidence of Status of Security Interest.  The Pledgor shall from time to time, upon the reasonable request of the Secured Party, deliver to the Secured Party (a) such file search reports from such Uniform Commercial Code and other filing and recording offices and (b) such opinions of counsel relating to the Collateral, the attachment and perfection of the Security Interest and otherwise to this Agreement, as the Secured Party may request.

Section 1.05.                             Pledgor Remains Obligated: Secured Party Not Obligated.  The grant by the Pledgor to the Secured Party of the Security Interest shall not (a) relieve the Pledgor of any Liability to any Person under or in respect of any of the Collateral or (b) impose on the Secured Party any such Liability or any Liability for any act or omission on the part of the Pledgor relative thereto.

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ARTICLE 2.

CERTAIN REPRESENTATIONS AND WARRANTIES

Section 2.01.   Representations and Warranties.  The Pledgor represents and warrants as follows:

(a)           None of the Collateral of the Pledgor has been issued or transferred in violation of the securities registration, securities disclosure or similar laws of any jurisdiction to which such issuance or transfer may be subject;

(b)           The pledge, assignment and delivery of the Collateral, together with duly executed instruments of transfer signed in blank, pursuant to this Agreement will create a valid first priority lien on and a first priority perfected security interest in the Collateral pledged by the Pledgor and the proceeds thereof (subject to the provisions of Section 9-315 of the Uniform Commercial Code), securing the payment of the Secured Obligations.

(c)           The Questionnaire is, as of the Agreement Date, complete and correct in all material respects.

(d)           The Pledgor is the legal and beneficial owner of, and has good and marketable title to (and has full right and authority to pledge and assign), the Collateral purported to be pledged and assigned by it hereunder, free and clear of any Lien, except for any Permitted Liens. No effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording office, except (i) such as may have been filed in favor of the Secured Party relating to this Agreement and (ii) a financing statement that names Union Bank, as secured party, which financing statement will be assigned promptly on or after the date hereof pursuant to a properly completed UCC-3 financing statement that has been delivered to the Pledgor.

(e)           Each LLC Agreement, true and complete copies of which have been furnished to the Secured Party, has been duly authorized, executed and delivered by the Pledgor, has not been amended or otherwise modified (except (i) for any such amendments or modifications prior to the Closing Date or (ii) to the extent otherwise permitted hereunder or under any other Loan Document), is in full force and effect and is the legal, valid and binding obligation of, and enforceable against, the Pledgor in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditor’s right generally, and subject to the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law). There exists no default under any LLC Agreement by the Pledgor.

ARTICLE 3.

CERTAIN COVENANTS

Section 3.01.   Certain Matters Relating to Preservation of Status of Security InterestChief Executive Office, Change of Name, Identity, Etc.. The Pledgor will not (i) change the location of its chief executive office or chief place of business from that specified in the

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Questionnaire, or (ii) change its name, identity, corporate structure or jurisdiction of organization without giving the Secured Party sixty (60) days’ prior notice thereof in each instance.

(b)           Other Financing Statements.  Except with respect to Permitted Liens, the Pledgor shall not file, or suffer to be on file, or authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to the Collateral in which the Secured Party is not named as the sole secured party.

(c)           The Pledgor covenants and agrees that:

(i)            Without the prior written consent of the Secured Party, the Pledgor will not sell, assign, transfer, pledge or otherwise dispose of or encumber any of its rights in or to the Collateral or any interest therein, except that this Section shall not be deemed to prohibit or otherwise restrict the payment of any amounts by the Pledgor or AEE2 to the Depositary Agent in accordance with the terms of the Depositary Agreement.

(ii)           The Pledgor will, upon obtaining any additional Capital Securities of any Issuer as required under Section 3.05(b), promptly (and in any event within five (5) Business Days) deliver to the Secured Party a Pledge Amendment, duly executed by such Pledgor, in substantially the form of Schedule 3.01(d)(ii) hereto (a “Pledge Amendment”). The Pledgor hereby authorizes the Secured Party to attach each Pledge Amendment to this Agreement and agrees that all Capital Securities listed on any Pledge Amendment delivered to Lender shall for all purposes hereunder be considered Collateral.

(iii)          The Pledgor will not, without the written consent of the Agent (such consent not to be unreasonably withheld), take any action to amend, alter or change any Issuer’s LLC Agreement or other governing document or permit any Issuer to repeal its LLC Agreement or other governing document.

(iv)          The Pledgor covenants and agrees that it will cause each Issuer to comply in all material respects with all the terms and limitations contained in such Issuer’s LLC Agreement or other governing document.

(d)           The Pledgor shall remain liable under the contracts and agreements included in the Collateral (including each LLC Agreement) to the extent set forth therein, and shall perform all of its duties and obligations under such contracts and agreements to the same extent as if this Agreement had not been executed. The exercise by the Secured Party of any of its rights hereunder shall not release the Pledgor from any of its duties or obligations under any such contracts or agreements included in the Collateral.

(e)           The Pledgor shall (i) maintain each LLC Agreement in full force and effect, (ii) enforce each LLC Agreement in accordance with its terms, and (iii) take all such action to such end as may from time to time be reasonably requested by the Secured Party.

(f)            The Pledgor shall pay when due all taxes, fees and assessments imposed on or with respect to the Collateral or in connection with any of the transactions contemplated by this Agreement, except to the extent the validity thereof is being contested in good faith by

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appropriate proceedings for which adequate reserves in accordance with GAAP have been set aside by the Pledgor.

Section 3.02.   No Amendments, Etc., of Collateral.  Subject to Section 3.05(b), the Pledgor shall not enter into or permit to exist any restriction with respect to the transferability of or any rights under or in respect of the Collateral, other than restrictions arising under the Loan Documents and restrictions on transfer contained in the LLC Agreements (as in effect on the date hereof).

Section 3.03.   Ownership and Defense of Collateral.  The Pledgor shall at all times (a) have good title to, and be the sole owner of, each asset that is Collateral, free of (i) in the case of any Collateral that is a financial asset, any adverse claim (as defined in Section 8-102(a)(l) of the Uniform Commercial Code), and (ii) in the case of any Collateral that is an instrument, any claim referred to in Section 3-305(1) of the Uniform Commercial Code, and (b) defend the Collateral against the claims and demands of all third Persons, except that this Section 3.03 shall not apply to (x) for only so long as such Lien is a Permitted Lien, the interest in the Collateral and the claims and demands of a holder of a Permitted Lien, or (y) Collateral to which Section 1.02 does not apply.

Section 3.04.  Status of Collateral.  (a) The Pledgor represents, warrants and agrees that (i) so long as any Securities are Collateral, such Collateral is and shall be (A) duly authorized and validly issued and fully paid and non-assessable and (B) except for such registration as may be required under the Securities Act as a result of a public offering or sale of such Collateral, freely saleable without limit, or registration or qualification, under Applicable Law and (ii) as of the Agreement Date, the shares or other units of the Capital Securities listed on Schedule 3.04 represent all of the outstanding shares or other units of such Capital Securities.

(b)           The Pledgor agrees that it will take all steps necessary, including the purchase of additional shares or other units of Capital Securities of the Issuers, so that such shares or other units of Capital Securities that are Collateral are all of the outstanding shares or other units of Capital Securities of the Issuers.

Section 3.05.   Certain Rights of Secured Party and Pledgor.  (a) Upon the occurrence and during the continuance of a Termination Event, the Secured Party may, and is hereby authorized to, transfer into or register in its name or the name of its nominee any or all of the Collateral. The Pledgor shall promptly give the Secured Party copies of all notices and other communications received by the Pledgor with respect to any Collateral registered in the name of the Pledgor.

(b)           Upon the occurrence and during the continuance of a Termination Event, the Secured Party, after a notice to the Pledgor that it intends to exercise its rights under this Section 3.05(b), may, from time to time, in its own or the Pledgor’s name, exercise any and all rights, powers and privileges with respect to the Collateral, and with the same force and effect, as could the Pledgor.

(c)           Unless and until the Secured Party exercises its rights under Section 3.05(b), the Pledgor may, with respect to any of the Collateral, if the Pledgor shall have given the Secured

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Party not less than five (5) Business Days’ written notice thereof, vote and give consents, ratifications and waivers with respect thereto, except to the extent that any such would (A) be for a purpose that would constitute or result in a Default or (B) in the sole judgment of the Secured Party, detract from the value thereof as Collateral, and from time to time, upon request from the Pledgor, the Secured party shall deliver to the Pledgor suitable proxies so that the Pledgor may cast such votes, consents, ratifications and waivers. Each such request from the Pledgor shall constitute a Representation and Warranty by the Pledgor hereunder that no Default exists or would result therefrom.

Section 3.06.   Payments Under Depositary Agreement. (a) During the absence of any Termination Event, the Pledgor shall be entitled to receive and retain all cash Distributions paid by AEE2 in respect of the Securities. Upon the occurrence and during the continuance of a Termination Event, the Secured Party may notify, or request the Pledgor to notify, AEE2 to make all Distributions and other payments in respect of the Collateral directly to the Secured Party, except to the extent that AEE2 is required to make payments to the Depositary Agent in accordance with the terms of the Depositary Agreement. Unless a Termination Event is continuing, the Pledgor shall deliver to the Depositary Agent in accordance with, and to the extent required under, the Depositary Agreement all cash Distributions received by the Pledgor. The Pledgor shall immediately deliver to the Secured Party (to hold as Collateral) all non-cash Distributions made by AEE2 in the identical form received with any necessary endorsements or with appropriate stock or bond powers duly executed in blank.

(b)           Upon the occurrence and during the continuance of a Termination Event, the Pledgor shall (i) receive and hold all Distributions in trust for the Secured Party, (ii) not commingle any Distributions that it is required to hold in trust with any of its other funds or property and (iii) immediately deliver all Distributions that it is required to hold in trust to the Secured Party in the identical form received with any necessary endorsements or with appropriate stock or bond powers duly executed in blank.

ARTICLE 4.

TERMINATION EVENTS

Upon the occurrence and during the continuance of a Termination Event, and in each such case:

Section 4.01.   Application of Proceeds.  Subject to rights of the Depositary Agent prior to the occurrence of a Termination Event, all cash proceeds received by the Secured Party upon any sale of, collection of, or other realization upon, all or any part of the Collateral and all cash held by the Secured Party as Collateral shall, subject to the Secured Party’s right to continue to hold the same as cash Collateral, be applied as follows:

First:  To the payment of all reasonable out-of-pocket costs and expenses incurred in connection with the sale of or other realization upon the Collateral, including attorneys’ fees and disbursements;

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Second:  To the payment of the Secured Obligations owing to the Agent in such order as the Agent may elect (with the Pledgor remaining liable for any deficiency);

Third:  To the payment of the other Secured Obligations in such order as the Required Banks may elect (with the Pledgor remaining liable for any deficiency); and

Fourth:  To the extent of the balance (if any) of such proceeds, to the payment to the Pledgor, subject to Applicable Law and to any duty to pay such balance to the holder of any subordinate Lien in the Collateral.

Section 4.02.   General Remedies.  (a) Power of Sale. The Secured Party (i) may sell the Collateral in one or more parcels at public or private sale, at any of its offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as it may deem commercially reasonable, (ii) shall not be obligated to make any sale of Collateral regardless of notice of sale having been given, and (iii) may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Secured Party shall give Pledgor at least ten (10) days’ prior written notice of the Secured Party’s intention to make any sale of any Collateral specifying the time such disposition is to be made and, if such disposition is a public sale, specifying the place of such sale, and the Pledgor agrees that any such notice shall constitute reasonable notification.

(b)           Foreclosure.  The Secured Party, instead of exercising the power of sale conferred upon it by Section 4.02(a) and Applicable Law, may proceed by a suit or suits at law or in equity to foreclose the Security Interest and sell the Collateral, or any portion thereof, under a judgment or a decree of a court or courts of competent jurisdiction.

(c)           Receiver.  The Secured Party may obtain the appointment of a receiver of the Collateral and the Pledgor consents to and waives any right to notice of such appointment.

Section 4.03.   Other Remedies.  (a) Secured Party’s Rights with Respect to Proceeds and Other Collateral. All payments and other deliveries received by or for the account of the Secured Party from time to time pursuant to Section 3.06, together with the proceeds of all other Collateral from time to time held by or for the account of the Secured Party (whether as a result of the exercise by the Secured Party of its rights under Section 4.02(a) or (b) or otherwise) may, at the election of the Secured Party, (i) be held by the Secured Party, or any Person designated by the Secured Party to receive or hold the same, as Collateral, (ii) be or continue to be applied as provided in Section 4.01 or (iii) be disposed of as provided in Section 4.02(a) or (b).

(b)           Enforcement by Secured Party. The Secured Party may, without notice to the Pledgor and at such time or times as the Secured Party in its sole discretion may determine, exercise any or all of the Pledgor’s rights in, to and under, or in any way connected with or related to, any or all of the Collateral, including (i) demanding and enforcing payment and performance of, and exercising any or all of the Pledgor’s rights and remedies with respect to the collection, enforcement or prosecution of, any or all of the Collateral Obligations, in each case by legal proceedings or otherwise, (ii) settling, adjusting, compromising, extending, renewing, discharging and releasing any or all of, and any legal proceedings brought to collect or enforce

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any or all of, the Collateral Obligations and (iii) preparing, filing and signing the name of the Pledgor on (A) any proof of claim or similar document to be filed in any bankruptcy or similar proceeding involving any Issuer and (B) any notice of lien, assignment or satisfaction of lien, or similar document in connection with any Collateral Obligation.

(c)           Adjustments.  The Secured Party may settle or adjust disputes and claims directly with each Issuer for amounts and on terms that the Secured Party considers advisable and in all such cases only the net amounts received by the Secured Party in or as payment of such amounts, after deduction of reasonable out-of-pocket costs and expenses of collection, including reasonable attorneys’ fees and expenses, shall be subject to the other provisions of this Agreement.

ARTICLE 5.

MISCELLANEOUS

Section 5.01.   Expenses of Pledgor’s Agreements and Duties.  The terms, conditions, covenants and agreements to be observed or performed by the Pledgor under the Collateral Documents shall be observed or performed by it at its sole cost and expense.

Section 5.02.   Secured Party’s Right to Perform on Pledgor’s Behalf.  If the Pledgor shall fail to observe or perform any of the terms, conditions, covenants and agreements to be observed or performed by it under the Collateral Documents, the Secured Party may (but shall not be obligated to) do the same or cause it to be done or performed or observed, either in its name or in the name and on behalf of the Pledgor, and the Pledgor hereby authorizes the Secured Party so to do.

Section 5.03.   Secured Party’s Right to Use Agents and to Act in Name of Pledgor.  The Secured Party may exercise its rights and remedies under the Collateral Documents through an agent or other designee and, in the exercise thereof, the Secured Party or any such other Person may act in its own name or upon the occurrence and during the continuance of a Termination Event in the name and on behalf of the Pledgor.

Section 5.04.  No Interference: Compensation or Expense.  The Secured Party may exercise its rights and remedies under the Collateral Documents (a) without resistance or interference by the Pledgor, (b) without payment of any kind to the Pledgor and (c) for the account, and at the expense, of the Pledgor.

Section 5.05.   Limitation of Secured Party’s Obligations with Respect to Collateral.  (a) The Secured Party shall have no obligation to protect or preserve any Collateral or to preserve rights pertaining thereto other than the obligation to use reasonable care in the custody and preservation of any Collateral in its actual possession. The Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Secured Party accords its own property. The Secured Party shall be relieved of all responsibility for any Collateral in its possession upon surrendering it, or tendering surrender of it, to the Pledgor.

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(b)           Nothing contained in the Collateral Documents shall be construed as requiring or obligating the Secured Party, and the Secured Party shall not be required or obligated, to (i) make any demand, or to make any inquiry as to the nature or sufficiency of any payment received by it, or to present or file any claim or notice or take any action, with respect to any Collateral Obligation or any other Collateral or the monies due or to become due thereunder or in connection therewith, (ii) ascertain or take action with respect to calls, conversions, exchanges, maturities, tenders, offers or other matters relating to any Collateral, whether or not the Secured Party has or is deemed to have knowledge or notice thereof, (iii) take any necessary steps to preserve rights against any prior parties with respect to any Collateral or (iv) notify the Pledgor of any decline in the value of any Collateral.

Section 5.06.  Rights of Secured Party Under Uniform Commercial Code and Applicable Law.  The Secured Party shall have, with respect to the Collateral, in addition to all of its rights and remedies under the Collateral Documents, (a) the rights and remedies of a secured party under the Uniform Commercial Code, whether or not the Uniform Commercial Code would otherwise apply to the Collateral in question, and (b) the rights and remedies of a secured party under all other Applicable Law.

Section 5.07.   Waivers of Rights Inhibiting Enforcement.  The Pledgor waives (a) any claim that, as to any part of the Collateral, a public sale, should the Secured Party elect so to proceed, is, in and of itself, not a commercially reasonable method of sale for such Collateral, (b) the right to assert in any action or proceeding between it and the Secured Party any offsets or counterclaims that it may have, (c) except as otherwise provided in any of the Collateral Documents, to the extent permitted by Applicable Law, notice or judicial hearing in connection with the Secured Party’s taking possession or disposition of any of the Collateral, including any and all prior notice and hearing for any prejudgment remedy or remedies and any such right that the Pledgor would otherwise have under the U.S. Constitution or any statute of the United States or of any state, and all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Secured Party’s rights hereunder, (d) all rights of redemption, appraisement, valuation, stay and extension or moratorium and (e) all other rights the exercise of which would, directly or indirectly, prevent, delay or inhibit the enforcement of any of the rights or remedies under the Collateral Documents or the absolute sale of the Collateral, now or hereafter in force under any Applicable Law, and the Pledgor, for itself and all who may claim under it, insofar as it or they now or hereafter lawfully may, hereby waive the benefit of all such laws and rights.

Section 5.08.   Power of Attorney.  (a) In addition to the other powers granted to the Secured Party by the Pledgor under the Collateral Documents, the Pledgor hereby appoints the Secured Party, and any other Person that the Secured Party may designate, as the Pledgor’s attorney-in-fact to act, in the name, place and stead of the Pledgor in any way in which the Pledgor itself could do, with respect to each of the following: (i) upon the occurrence and during the continuance of a Termination Event, endorsing the Pledgor’s name on (A) any checks, notes, acceptances, money orders, drafts or other forms of payment, (B) any securities, instruments, documents, notices, or other documents or agreements relating to the Collateral, (C) schedules and assignments of Collateral Obligations and (D) notices of assignment, UCC-1 financing statements and other public records; (ii) taking any actions or exercising any rights, powers or privileges that the Pledgor is entitled to take or exercise and that, under the terms of any of the

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Collateral Documents, the Secured Party is authorized to take or exercise; (iii) upon the occurrence and during the continuance of an Event of Default, doing or causing to be done any or all things necessary or, in the determination of the Secured Party, desirable to observe or perform the terms, conditions, covenants and agreements to be observed or performed by the Pledgor under the Collateral Documents and otherwise to carry out the provisions of the Collateral Documents; and (iv) upon the occurrence and during the continuance of a Termination Event, notifying the post office authorities to change the address for delivery of the Pledgor’s mail to an address designated by the Secured Party, and receiving, opening and disposing of all mail addressed to the Pledgor (with all mail not constituting, evidencing or relating to the Collateral to be forwarded by the Secured Party to the Pledgor). The Pledgor hereby ratifies and approves all acts of said attorney-in-fact.

(b)           To induce any third Person to act under this Section 5.08, the Pledgor hereby agrees that any third Person receiving a duly executed copy or facsimile of this Agreement may act under this Section 5.08, and that the termination of this Section 5.08 shall be ineffective as to such third Person unless and until actual notice or knowledge of such termination shall have been received by such third Person, and the Pledgor, on behalf of itself and its successors and assigns, hereby agrees to indemnify and hold harmless any such third Person from and against any and all claims that may arise against such third Person by reason of such third Person having relied on the provisions of this Section 5.08.

Section 5.09.   Termination of Security Interest.  The Security Interest and all of the Pledgor’s obligations under Articles 1, 3 and 4 shall terminate upon the later to occur of (a) the indefeasible repayment in full in cash, to the extent due, and, to the extent not due, the satisfaction or securing, in a manner acceptable to the Secured Party, of the Secured Obligations, and (b) the termination of the Commitments and the termination or expiration of all Letters of Credit.

Section 5.10.   Governing Law.  This Agreement and the rights and duties of the Pledgor, the Secured Party and the other Principals under the Collateral Documents (including matters relating to the Maximum Permissible Rate) shall, pursuant to New York General Obligations Law Section 5-1401, be governed by the law of the State of New York, except to the extent that the validity or perfection of the Security Interest, or remedies hereunder, in respect of any particular Collateral are governed by the laws of a jurisdiction other than the State of New York.

Section 5.11.   LIMITATION OF LIABILITY.  NEITHER THE SECURED PARTY NOR ANY OTHER PRINCIPAL SHALL HAVE ANY LIABILITY WITH RESPECT TO, AND THE PLEDGOR HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR:

(a)           ANY LOSS OR DAMAGE SUSTAINED BY THE PLEDGOR, OR ANY LOSS, DAMAGE, DEPRECIATION OR OTHER DIMINUTION IN THE VALUE OF ANY COLLATERAL, THAT MAY OCCUR AS A RESULT OF, IN CONNECTION WITH, OR THAT IS IN ANY WAY RELATED TO, ANY EXERCISE OF ANY RIGHT OR REMEDY UNDER THE COLLATERAL DOCUMENTS, EXCEPT FOR ANY SUCH LOSS, DAMAGE, DEPRECIATION OR DIMINUTION TO THE EXTENT THAT THE SAME IS DETERMINED BY A JUDGMENT OF A COURT THAT IS BINDING ON THE PLEDGOR AND SUCH PRINCIPAL, FINAL AND NOT SUBJECT TO REVIEW ON APPEAL, TO BE

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THE RESULT OF ACTS OR OMISSIONS ON THE PART OF SUCH PRINCIPAL CONSTITUTING (i) WILLFUL MISCONDUCT OR (ii) GROSS NEGLIGENCE; OR

(b)           ANY SPECIAL, INDIRECT OR CONSEQUENTIAL, AND, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, PUNITIVE DAMAGES SUFFERED BY THE PLEDGOR IN CONNECTION WITH ANY COLLATERAL DOCUMENT RELATED CLAIM.

Section 5.12.   Counterparts. This Agreement and each other Collateral Document may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto were upon the same instrument.

Section 5.13.   Entire Agreement. This Agreement embodies the entire agreement among the Pledgor and the Secured Party relating to the subject matter hereof and supersedes all prior agreements, representations and understandings, if any, relating to the subject matter hereof.

Section 5.14.   Successors and Assigns. All of the provisions of this Agreement and each other Collateral Document shall be binding on and inure to the benefit of the parties hereto and thereto and their respective successors and assigns; provided, however, that the Pledgor may not assign any of its rights or obligations under this Agreement or any other Collateral Document without the prior written consent of the Secured Party and the other Principals.

Section 5.15.   Delivery of Opinions Authorized. The Pledgor hereby acknowledges and agrees that each Person that has rendered or may render an opinion, report or similar communication, including legal opinions and accountant’s reports, to any Person in connection with the Collateral Documents, has been and is hereby authorized and directed to so deliver such opinion, report or communication.

ARTICLE 6.

INTERPRETATION

Section 6.01.   Definitional Provisions. (a) Certain Terms Defined by Reference. Except where the context clearly indicates a different meaning, all terms defined in Article 1, 8 or 9 of the Uniform Commercial Code, as such definitions may be amended from time to time, are used herein with the meanings therein ascribed to them. In addition, the terms “collateral” and “security interest”, when capitalized, have the meanings specified in subsection (b) below and the term “deposit account” includes an account evidenced by a certificate of deposit. Capitalized terms used but not defined herein shall have the meaning set forth in the Credit Agreement.

(b)           Other Defined Terms. For purposes of this Agreement:

“Agreement” means this Agreement, including all schedules, annexes and exhibits hereto.

“Agreement Date” means the date set forth as such on the last signature page hereof.

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“Collateral” means the Pledgor’s right, title and interest in each of the following, in each case whether now or hereafter existing or now owned or hereafter acquired by the Pledgor:

(i)            all Securities;

(ii)           the limited liability company agreement or operating agreement (as the case may be) of each Issuer identified in Schedule 3.04 (each such agreement, as it may be amended, supplemented, restated or otherwise modified from time to time, being referred to herein as an “LLC Agreement”) and all limited liability company membership interests of the Pledgor in such Issuer, including (A) all rights of the Pledgor as a member of such Issuer and all rights to receive distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed under or pursuant to such LLC Agreement, (B) all rights of the Pledgor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to such LLC Agreement, (C) all claims of the Pledgor for damages arising out of or for breach of or default under such LLC Agreement, (D) the right of the Pledgor to terminate such LLC Agreement, to perform and exercise consensual or voting rights thereunder and to compel performance and otherwise exercise all remedies thereunder, (E) all rights of the Pledgor, whether as a member of such Issuer or otherwise, to all property and assets of such Issuer (whether real property, inventory, equipment, contract rights, accounts, receivables, general intangibles, securities, instruments, chattel paper, documents, choses in action, or otherwise), and (F) certificates or instruments evidencing an ownership or membership interest in such Issuer or its assets;

(iii)          all rights (contractual and otherwise and whether constituting accounts, general intangibles, investment property or financial assets) constituting, arising under, connected with, or in any way related to, any or all Collateral;

(iv)          all claims (including the right to sue or otherwise recover on such claims) (A) to items referred to in the definition of Collateral, (B) under warranties relating to any of the Collateral, and (C) against third parties that in any way arise under or out of or are related to or connected with any or all of the Collateral; and

(v)           all products and proceeds of Collateral in whatever form (including proceeds that constitute property of the types described above). The inclusion of “proceeds” of Collateral in the definition of “Collateral” shall not be deemed a consent by the Secured Party to any sale or other disposition of any Collateral not otherwise specifically permitted by the terms hereof.

“Collateral Document Related Claim” means any claim (whether civil, criminal or administrative and whether arising under any Applicable Law, including any “environmental” or similar law, or sounding in tort, contract or otherwise) in any way arising out of, related to, or connected with (i) the Collateral Documents, (ii) the relationships established thereunder, (iii) the exercise of any right or remedy available thereunder or under Applicable Law or (iv) the Collateral, whether such claim arises or is asserted before or after the Agreement Date or before or after the release of the Security Interest.

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“Collateral Documents” means (i) this Agreement and (ii) all other agreements, documents and instruments related to, arising out of, or in any way connected with, (A) this Agreement, (B) any other agreement, document or instrument referred to in this clause (ii), or (C) any of the transactions contemplated by this Agreement or any such other agreement, document or instrument, in each case whether now or hereafter executed.

“Collateral Obligation” means a Liability that constitutes or arises in connection with any Collateral and includes any such Liability constituting or arising under any Security.

“Credit Agreement” means the Amended and Restated Credit Agreement, dated as of the date hereof, among the Pledgor, the Banks and Issuing Banks listed on the signature pages thereof and from time to time parties thereto, and Calyon New York Branch, as Agent.

“Distributions” means Ordinary Distributions and Extraordinary Distributions.

“Extraordinary Distributions” means (in each case whether or not in cash) all dividends, interest, principal payments and other distributions and other payments (including cash and securities payable in connection with calls, conversions, stock splits, redemptions and the like) on or in respect of, and all proceeds (including cash and securities receivable in connection with tender or other offers) of, Collateral other than Ordinary Distributions.

“Issuer” means each of AEE2, AES Cayuga and AES Somerset.

“LLC Agreement” has the meaning assigned to such term in clause (ii) of the definition of “Collateral” contained in this Section 6.01 (b).

“Ordinary Distributions” means cash dividends to the extent paid out of retained earnings, and interest paid in cash, in each case with respect to Collateral, except to the extent that any such dividend is made in connection with partial or total liquidation or a reduction of capital or any such interest is penalty interest, or, in each case, to the extent the same is not in the ordinary course.

“Permitted Lien” means (i) a Lien consented to in writing by the Secured Party but only if the Secured Party shall not have requested the discharge thereof, (ii) a Lien created in favor of the Secured Party under the Collateral Documents, and (iii) any other Permitted Lien (as defined in Appendix A) to the extent expressly permitted under, and as described in, Section 6.05(a) of the Credit Agreement.

“Pledge Amendment” has the meaning ascribed to that term in Section 3.01(c)(ii) hereto.

“Pledgor” means AES Eastern Energy, L.P., a Delaware limited partnership.

“Principals” means all Persons that are, or at any time were, the Secured Party, the Agent, a Bank, an Issuing Bank and any other Indemnified Person.

“Questionnaire” means the Questionnaire in the form attached hereto as Schedule 6.01 executed and delivered by the Pledgor to the Secured Party in connection with this Agreement.

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“Representation and Warranty” means each representation or warranty made pursuant to or under (i) Article 2, Article 3 or any other provision of this Agreement, (ii) any of the other Collateral Documents or (iii) any amendment to, or waiver of rights under, this Agreement or under any of the other Collateral Documents, whether or not, in the case of any representation or warranty referred to in clause (i), (ii) or (iii) of this definition (except in each case, to the extent otherwise expressly provided), the information that is the subject matter thereof is within the knowledge of the Pledgor.

“Security” means (i) each security (A) listed on Schedule 3.04 and (B) acquired by the Pledgor pursuant to its obligations under Section 3.04(b), (ii) each security, whether or not listed on Schedule 3.04, issued by an Issuer in the possession of (A) the Secured Party, (B) the Pledgor or (C) a Person acting on behalf of the Secured Party or who has acknowledged that it holds such security for the Secured Party, and (iii) each security, whether or not listed on Schedule 3.04, of the same class or series issued by an Issuer and delivered to or for the account of the Pledgor by the Secured Party or any such Person for a purpose contemplated by Section 9-312(g) of the Uniform Commercial Code.

“Secured Obligations”means all Liabilities of the Pledgor owing to, or in favor or for the benefit of, or purporting to be owing to, or in favor or for the benefit of, the Principals under the Loan Documents to which the Pledgor is a party, in each case (i) whether now existing or hereafter arising or acquired and (ii) whether owing to, or in favor or for the benefit of, or purporting to be owing to, or in favor or for the benefit of, Persons that are Principals as of the Agreement Date or that become Principals by reason of any succession or assignment at any time thereafter, and including, without limitation, all Loan Document Related Claims to the extent that the Pledgor is or may be obligated to indemnify the Secured Party, the Banks or the Issuing Banks therefor pursuant to the Credit Agreement or any other Loan Document; but in no event shall the principal amount of the Secured Obligations exceed $50,000,000.

“Secured Party” means the Agent, acting both on its own behalf as Agent and as the agent for and representative (within the meaning of Section 9-102(a)(72) of the Uniform Commercial Code) of the other Principals.

“Security Interest” means the pledges and assignments to the Secured Party of, the continuing security interest of the Secured Party in, and the continuing lien of the Secured Party upon, the Collateral intended to be effected by the terms of this Agreement or any of the other Collateral Documents.

“Termination Event” means (i) the termination of all Leases or (ii) the Secured Party notifies the Pledgor that pursuant to Section 8.02 of the Credit Agreement the Commitments have terminated and the Secured Party has elected to exercise remedies under this Agreement.

Section 6.02.   Other Interpretative Provisions. (a) Except as otherwise specified herein, all references herein (i) to any Person shall be deemed to include such Person’s successors and assigns, (ii) to any Applicable Law defined or referred to herein shall be deemed references to such Applicable Law as the same may have been or may be amended or supplemented from time to time and (iii) to any Loan Document or Contract defined or referred to herein shall be deemed references to such Loan Document or Contract (and, in the case of any instrument, any other

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instrument issued in substitution therefor) as the terms thereof may have been or may be amended, supplemented, waived or otherwise modified from time to time (subject to any restrictions on such amendments, supplements, waivers or modifications set forth herein or in any other Loan Document).

(b)           When used in this Agreement, the words “herein”, “hereof and “hereunder”, and words of similar import, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and the words “Article”, “Section”, “Schedule” and “Exhibit” shall refer to Articles, Sections of, and Schedules and Exhibits to, this Agreement unless otherwise specified.

(c)           Whenever the context so requires, the neuter gender includes the masculine or feminine, the masculine gender includes the feminine, and the singular number includes the plural, and vice versa.

(d)           Any item or list of items set forth following the word “including”, “include” or “includes” is set forth only for the purpose of indicating that, regardless of whatever other items are in the category in which such item or items are “included”, such item or items are in such category, and shall not be construed as indicating that the items in the category in which such item or items are “included” are limited to such items or to items similar to such items.

(e)           Each power of attorney, license and other authorization in favor of the Secured Party or any other Person granted by or pursuant to this Agreement shall be deemed to be irrevocable and coupled with an interest.

(f)            Except as otherwise indicated, any reference herein to the “Collateral”, the “Secured Obligations”, the “Loan Documents”, the “Collateral Documents”, the “Principals”, the “Issuers” or any other collective or plural term shall be deemed a reference to each and every item included within the category described by such collective or plural term, so that (i) a reference to the “Collateral”, the “Secured Obligations”, the “Principals” or the “Issuers” shall be deemed a reference to any or all of the Collateral, the Secured Obligations, the Principals or the Issuers, as the case may be, and (ii) a reference to the “obligations” of the Pledgor under the “Loan Documents” or the “Collateral Documents” shall be deemed a reference to each and every obligation under each and every Loan Document or Collateral Document, as the case may be, whether any such obligation is incurred under one, some or all of the Loan Documents or the Collateral Documents, as the case may be.

(g)           Except where the context clearly indicates a different meaning, references in this Agreement to Securities and other types of property means the same to the extent they constitute Collateral.

Section 6.03.  Representations and Warranties. All Representations and Warranties shall be deemed made (a) in the case of any Representation and Warranty contained in this Agreement at the time of its initial execution and delivery, except where otherwise stated herein, at and as of the Agreement Date, (b) in the case of any Representation and Warranty contained in this Agreement or any other Loan Document at the time any Loan is made, except where otherwise stated therein, at and as of such time and (c) in the case of any particular Representation and

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Warranty, wherever contained, at such other time or times as such Representation and Warranty is made or deemed made in accordance with the provisions of this Agreement or the document pursuant to, under or in connection with which such Representation and Warranty is made or deemed made.

Section 6.04.   Captions. Captions to Articles, Sections and subsections of, and Annexes, Schedules and Exhibits to, the Collateral Documents are included for convenience of reference only and shall not constitute a part of the Collateral Documents for any other purpose or in any way affect the meaning or construction of any provision of the Collateral Documents.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers all as of the Agreement Date.

AES EASTERN ENERGY, L.P.
By: AES NY, L.L.C., as general partner

By	/s/ Kevin R. Pierce
Name:	Kevin R. Pierce
Title:	Vice President

AMENDED AND RESTATED LLC MEMBERSHIP INTEREST PLEDGE AGREEMENT

CALYON NEW YORK BRANCH,
as Secured Party

By	/s/ Glenn W. Muscosky
Name:	Glenn W. Muscosky
Title:	Director

By	/s/ Nina Eshoo
Name:	Nina Eshoo
Title:	Managing Director

Agreement Date: October 26, 2004

Schedule 1.03

SCHEDULE OF REQUIRED ACTION

Pursuant to, and without thereby limiting, its obligations under Section 1.03, the Pledgor hereby agrees that it will:

1.             (A)          Deliver to the Secured Party certificates evidencing Securities either (i) in bearer form or (ii) if such Security is in registered form, either (a) registered in the name of the Secured Party, (b) indorsed to the Secured Party or in blank by an effective endorsement or (c) accompanied by blank stock or bond powers.

(B)           Deliver to the Secured Party UCC-3 Financing Statements in form and substance satisfactory to the Secured Party.

2.             Upon the occurrence and during the continuance of any Termination Event, to the extent that the same is Collateral: hold all money, checks, notes, drafts and other payments received by the Pledgor or any of its agents that constitute Collateral, in trust for the Secured Party, not commingle the same with any other property of the Pledgor and, within five (5) Business Days (or such shorter period as the Secured Party may specify in writing to the Pledgor) after receipt, cause the same to be delivered to the Secured Party.

3.             At all times (a) mark its books and records as may be necessary or appropriate to evidence, protect and perfect the Security Interest and (b) cause its financial statements to reflect the Security Interest in Collateral with respect to which perfection is not effected by public filing or recording.

Schedule 3.0l(c)(ii)

PLEDGE AMENDMENT

Additional Capital Securities

	Class	Number of Shares (or other Units)
	or	or	% of Outstanding
Issuer	Series	Principal Amounts	Class or Series

Schedule 3.04

SHARES OF THE CAPITAL SECURITIES

Issuer	Debt or Equity	Certificated or Uncertificated	Class or Series	LLC Agreement	Number of Shares/Units or Principal Amount Owned	Percent of Outstanding Class or Series
AEE2, L.L.C.	Equity	Certificated	Common Shares	Amended and Restated Limited Liability Company Agreement dated as of May 4, 1999	10	100%

AES Cayuga, L.L.C.	Equity	Certificated	Common Shares	Amended and Restated Limited Liability Company Agreement dated as of March 9, 2001	10	100%

AES Somerset, L.L.C.	Equity	Certificated	Common Shares	Amended and Restated Limited Liability Company Agreement dated as of March 9, 2001	10	100%

Schedule 6.01

LLC MEMBERSHIP INTEREST
PLEDGE AGREEMENT QUESTIONNAIRE

The undersigned (the “Pledgor”) is entering into an Amended and Restated LLC Membership Interest Pledge Agreement (the “Pledge Agreement”) with Calyon New York Branch, as Secured Party. In connection with the Pledge Agreement, the Pledgor is required to answer the following questions:

1.             What is the Pledgor’s exact complete name?

AES Eastern Energy, L.P

2.             Has the Pledgor ever changed its name? If so, state each other name the Pledgor has had.

No.

3.             Does the Pledgor do business under any other name? If so, state each such name.

No.

4.             Has the Pledgor changed its identity or legal structure in any way within the past five years? Changes in legal structure would include incorporation of a partnership or sole proprietorship, reincorporation in a different state, mergers, consolidations and acquisitions. If any such change has taken place, indicate the nature of such change and give the names of each corporation or other entity that was incorporated, merged or consolidated with or acquired by the Pledgor in such transaction (including each name under which each such corporation or entity has done business) and the address of each place of business of each such corporation or entity immediately prior to such incorporation, merger, consolidation or acquisition and within four months prior to the date of this Questionnaire.

No.

5.             State the complete address (including the county) of the Pledgor’s place of business or, if the Pledgor has more than one place of business, its chief executive office and, if different from its place of business or chief executive office, of the location where the Pledgor keeps its books and records relating to its accounts or contract rights.

7725 Lake Road

Barker, New York 14012

6.             Has the Pledgor’s place of business or chief executive office been located at any other address (including that of any independent computer service firm or the like) during the past four months? If so, specify each such address (including the county).

No.

7.             State the complete address (including the county) of each other place of business that the Pledgor presently has:

AES Cayuga, L.L.C.	AES Somerset, L.L.C.

228 Cayuga Drive	7725 Lake Road

Lansing, NY 14882	Barker, NY 14012

8.             State the complete address (including the county) of each place of business that the Pledgor has had in the past four months, other than those listed in the answers to questions 5, 6, and 7.

9.             State the following information, in each case as of the Agreement Date, with respect to each security that is to be Collateral on the Agreement Date

Issuer	Debt or Equity	Certificated or Uncertificated	Class or Series	LLC Agreement	Number of Shares/Units or Principal Amount Owned	Percent of Outstanding Class or Series
AEE2, L.L.C.	Equity	Certificated	Common Shares	Amended and Restated Limited Liability Company Agreement, dated as of May 4, 1999	10	100%

AES Cayuga, LLC	Equity	Certificated	Common Shares	Amended and “Restated-Limited Liability Company Agreement, dated as of March 9, 2001	10	100%

AES Somerset, L.L.C.	Equity	Certificated	Common Shares	Amended and Restated Limited Liability Company Agreement, dated as of March 9, 2001	10	100%

The Pledgor hereby certifies that its answers to the foregoing questions are complete and correct and confirms that such answers constitute representations and warranties under the Pledge Agreement.

Date: October 26, 2004

Pledgor:

AES EASTERN ENERGY, L.P.

By: AES NY, L.L.C., as general partner

By	/s/ Kevin R. Pierce
Name:	Kevin R. Pierce
Title:	Vice President

EXECUTION COPY

ISSUING BANK AGREEMENT

ISSUING BANK AGREEMENT, dated as of October 26, 2004 between AES EASTERN ENERGY, L.P., a Delaware limited partnership (the “Borrower”), and CALYON NEW YORK BRANCH (the “New Issuing Bank”).

PRELIMINARY STATEMENTS

(1)           The Borrower has entered into the Amended and Restated Credit Agreement, dated as of October 26, 2004 (said Agreement, as amended, supplemented, restated or otherwise modified from time to time, being the “Credit Agreement”), with certain Banks named therein and from time to time parties thereto (the “Banks”), certain letter of credit issuing banks from time to time parties thereto, and Calyon New York Branch, as Agent. Unless otherwise defined herein, capitalized terms used herein shall have the meaning assigned to such terms in the Credit Agreement.

(2)           Pursuant to Section 3.01 of the Credit Agreement, the Borrower may from time to time identify and arrange for one or more of the Banks to act as an Issuing Bank thereunder and issue one or more Letters of Credit (as defined below). The Borrower desires to designate the New Issuing Bank as an Issuing Bank under the Credit Agreement. Subject to the terms and conditions hereof and of the Credit Agreement, the New Issuing Bank has agreed to act as an Issuing Bank and to issue Letters of Credit from time to time at the request of and for the account of the Borrower in an aggregate stated amount not to exceed $35,000,000 (such amount referred to herein as the “Commitment”) at any one time outstanding.

NOW, THEREFORE, in consideration of the premises and in order to induce the New Issuing Bank to issue Letters of Credit from time to time, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.01.   Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Beneficiary” means, with respect to any Letter of Credit, the beneficiary of such Letter of Credit.

“Commitment” has the meaning assigned to that term in Preliminary Statement (2) hereof.

“Commitment Termination Date” has the meaning assigned to that term in Section 3.01 hereof.

“Letter of Credit” means a “Letter of Credit” (as such term is defined in the Credit Agreement) issued by the New Issuing Bank, in form and substance satisfactory to the New Issuing Bank, the Borrower and the Agent.

“Stated Expiration Date” means, with respect to any Letter of Credit, the stated expiration date of such Letter of Credit as designated by the Borrower in the applicable Request for Issuance; provided, that except as provided in Section 11.24 of the Credit Agreement, the Stated Expiration Date of each Letter of Credit shall in no event be later than the date that is the earlier of (i) the one year anniversary of the issuance of such Letter of Credit and (ii) five Business Days prior to the Maturity Date.

SECTION 1.02.    Computation of Time Periods. Computation of a period of time from a specified date to a later specified date shall be made in accordance with the Credit Agreement.

SECTION 1.03.  Accounting Terms. All accounting terms not specifically defined herein or in the Credit Agreement shall be construed in accordance with generally accepted United States accounting principles as in effect as of the date hereof consistently applied, except as otherwise stated herein.

ARTICLE II
THE CREDIT AGREEMENT

SECTION 2.01.    Credit Agreement.   (a) The parties hereto acknowledge and agree that this Agreement is an “Issuing Bank Agreement” under the Credit Agreement, and that the parties hereto shall be entitled to the rights and remedies, and bound by the obligations, accorded to the parties in interest to an “Issuing Bank Agreement” as so provided in the Credit Agreement. The parties hereto hereby further acknowledge and agree that the Agent and the Banks are intended third-party beneficiaries hereof and are entitled (acting through the Agent, in the case of the Banks) to the rights and benefits accorded hereunder.

(b)           The New Issuing Bank hereby acknowledges and agrees that it is an “Issuing Bank” under the Credit Agreement, that, by its execution and delivery hereof, it is deemed a party to the Credit Agreement as if it were a signatory thereof in such capacity and that it assumes all obligations, and acquires all rights and remedies, of an “Issuing Bank” under the Credit Agreement.

(c)           In the event of any conflict between the terms of this Agreement and the terms of the Credit Agreement (unless such conflict arises solely as a result of an amendment to the Credit Agreement made after the date hereof without the written consent of the New Issuing Bank thereto), the terms of the Credit Agreement shall control and such conflicting terms hereunder shall be of no force or effect.

ARTICLE III

AMOUNT AND TERMS OF THE LETTERS
OF CREDIT

SECTION 3.01.   The Letters of Credit. The New Issuing Bank agrees, on the terms and conditions hereinafter set forth, to issue each Letter of Credit to the Beneficiary designated therefor by the Borrower pursuant to the applicable Request for Issuance on any Business Day during the period from the date hereof to and including the date that occurs ten Business Days immediately preceding the Maturity Date (the “Commitment Termination Date”), in an

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aggregate stated amount not to exceed the amount of the Commitment less the aggregate stated amount of all previously issued and outstanding Letters of Credit, and expiring on or before the Stated Expiration Date.

SECTION 3.02.   Issuing the Letters of Credit. Each Letter of Credit shall be issued pursuant to Section 3.02 of the Credit Agreement.

SECTION 3.03.  Letter of Credit Fees. The Borrower agrees to pay to the New Issuing Bank for its own account those fees set forth in that certain fee letter agreement, dated the date hereof, between the Borrower and the New Issuing Bank, which fee letter agreement is incorporated herein by reference for the benefit of the New Issuing Bank. In addition, the Borrower agrees to pay to the New Issuing Bank the customary charges of the New Issuing Bank for opening, drawings under, amendments to, and transfers of each Letter of Credit.

SECTION 3.04.  Payments and Computations. The Borrower shall make each payment hereunder not later than 12:00 noon (New York, New York time) on any day when due in U.S. Dollars. Any such payment shall be made to the Agent for the account of the New Issuing Bank at the Agent’s office set forth in Section 11.01 of the Credit Agreement. The Borrower hereby authorizes the New Issuing Bank, if and to the extent payment is not made when due hereunder, to charge from time to time against any or all of the Borrower’s accounts with the New Issuing Bank any amount so due. Computations of the fees hereunder shall be made by the New Issuing Bank on the basis of a year of 360-days for the actual number of days (including the first day but excluding the last day) elapsed.

SECTION 3.05.  Extension of the Stated Expiration Date. At least 30 days but not more than 90 days before the Stated Expiration Date of each Letter of Credit, and in any event no later than five Business Days prior to the Commitment Termination Date, the Borrower may request the New Issuing Bank in writing (with a copy of each such request to the Agent) to extend the Stated Expiration Date of such Letter of Credit for purposes of this Agreement and such Letter of Credit to any date not later than the earlier of (i) the one year anniversary of the Stated Expiration Date and (ii) the date that occurs five Business Days prior to the Maturity Date (except as otherwise provided in Section 11.24 of the Credit Agreement). If the Borrower shall make such a request, the New Issuing Bank shall, within five Business Days after its receipt of such request, notify the Borrower in writing whether or not the New Issuing Bank consents to such request and, if the New Issuing Bank does so consent, the conditions of such consent (including, without limitation, conditions relating to legal documentation and the consent of the Beneficiary thereof). If the New Issuing Bank shall not so notify the Borrower, the New Issuing Bank shall be deemed not to have consented to such request. Any such extension shall be effective only if and when made in accordance with Articles 3 and 4 of the Credit Agreement.

ARTICLE IV
CONDITIONS OF ISSUANCE

SECTION 4.01.   Conditions Precedent to Issuance of Each Letter of Credit. The obligation of the New Issuing Bank to issue each Letter of Credit is subject to the satisfaction of the applicable conditions precedent set forth in Article 4 of the Credit Agreement.

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ARTICLE V
REPRESENTATIONS AND WARRANTIES

SECTION 5.01.   Representations and Warranties of the Borrower. The Borrower hereby represents and warrants for the benefit of the New Issuing Bank that the representations and warranties of the Borrower set forth in Article 5 of the Credit Agreement are true and correct in all material respects on the date hereof, on each date of issuance of a Letter of Credit and on each date on which any of the material terms or conditions of a Letter of Credit are modified, as if made on and as of such date.

ARTICLE VI
MISCELLANEOUS

SECTION 6.01.   Amendments, Etc. No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing, signed by the New Issuing Bank and the Borrower and consented to by the Agent on behalf of the Required Banks.

SECTION 6.02.   Notices, Etc. All notices and other communications provided for hereunder shall be made in accordance with Section 11.01 of the Credit Agreement and sent, if to the New Issuing Bank, at its address set forth on the signature page hereof.

SECTION 6.03.   No Waiver; Remedies. No failure on the part of the New Issuing Bank to exercise, and no delay in exercising, any right hereunder or under the Credit Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein and therein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 6.04.   Costs, Expenses and Taxes. The Borrower agrees to pay on demand (a) the reasonable fees and expenses of counsel to the New Issuing Bank in connection with the preparation, execution, delivery and administration of this Agreement and any other documents that may be delivered in connection with this Agreement and any proposed modification, amendment or consent relating to this Agreement and with respect to advising the New Issuing Bank as to its rights and responsibilities under this Agreement and (b) all costs and expenses (including reasonable counsel fees and expenses) in connection with (i) the enforcement of this Agreement and such other documents that may be delivered in connection with this Agreement (whether through negotiations, legal proceedings or otherwise) and (ii) any action or proceeding relating to a court order, injunction, or other process or decree restraining or seeking to restrain the New Issuing Bank from paying any amount under any Letter of Credit. Notwithstanding the foregoing, if, pursuant to the Depositary Agreement, the Borrower is not permitted to pay any such fees, costs or expenses to the New Issuing Bank promptly after demand therefor by the New Issuing Bank, the Borrower shall pay such fees, costs and expenses on the first date thereafter (but in no event later than the next-scheduled Rent Payment Date) that the Borrower is permitted to pay such fees, costs and expenses, provided, that, in such case, all such fees, costs and expenses shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin from the date of such demand until paid in full, payable to the New Issuing Bank on the date that such fees, costs and expenses are paid. In addition, the Borrower shall pay any and all stamp and other taxes and fees

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payable or determined to be payable in connection with the execution and delivery of this Agreement or any Letter of Credit or any such other documents, and agree to save the New Issuing Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

SECTION 6.05.  Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the New Issuing Bank and consented to in writing by the Agent (for itself as Agent and on behalf of the Banks); and thereafter shall be binding upon and inure to the benefit of the Borrower, the New Issuing Bank, the Agent, the Banks and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Banks, and the New Issuing Bank shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Required Banks and the Borrower, which consent shall not be unreasonably withheld or delayed.

SECTION 6.06.   Severability. Any provision of this Agreement that is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

SECTION 6.07.   WAIVER OF JURY TRIAL. EACH OF THE NEW ISSUING BANK AND THE BORROWER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY LETTER OF CREDIT, OR ANY OTHER INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

SECTION 6.08.   Governing Law; Submission to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. The New Issuing Bank (i) irrevocably submits to the non-exclusive jurisdiction of any New York State court or Federal court sitting in New York City in any action arising out of this Agreement or any Letter of Credit, (ii) agrees that all claims in such action may be decided in such court, (iii) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum and (iv) consents to the service of process by mail. A final judgment in any such action shall be conclusive and may be enforced in other jurisdictions. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect its right to bring any action in any other court.

SECTION 6.09.   Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

SECTION 6.10.   Execution in Counterparts. This Agreement may be executed and consented to in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed or consented to shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

AES EASTERN ENERGY, L.P.

By: AES NY, L.L.C., its general partner

By	/s/ Kevin R. Pierce
	Name:	Kevin R. Pierce
	Title:	Vice President

ISSUING BANK AGREEMENT

CALYON NEW YORK BRANCH,
as New Issuing Bank

By	/s/ Glenn W. Moscosky
	Name:	Glenn W. Moscosky
	Title:	Director

By	/s/ Nina Eshoo
Name: Nina Eshoo
Title: Managing Director

Address:
1301 Avenue of the Americas
New York, New York 10019

Attention: Letter of Credit Department

Consented to as of the date first above written:

CALYON NEW YORK BRANCH,
as Agent on behalf of the Banks

By	/s/ Glenn W. Muscosky
	Name:	Glenn W. Muscosky
	Title:	Director

By	/s/ Nina Eshoo
	Name:	Nina Eshoo
	Title:	Managing Director

EXHIBIT D

[FORM OF]

IRREVOCABLE STANDBY LETTER OF CREDIT

NO.

[Date]

[Name of Beneficiary]

[Address]

[Address]

Attention:	[Name]
[Title]

Dear Sirs:

1.             We hereby establish in your favor the [Name of the Issuing Bank] (the “Bank”) Irrevocable Standby Letter of Credit No. (this “Letter of Credit”), which shall be effective immediately and expire as set forth herein, wherein you are hereby irrevocably authorized to draw on this Letter of Credit, for the account of AES Eastern Energy, L.P., a Delaware limited partnership (the “Company”), available by your drafts at sight upon the terms and conditions hereinafter set forth, in an aggregate amount not exceeding $                                 (                                          U.S. Dollars) (the “Stated Amount”).

2.             Funds under this Letter of Credit are available to you against your sight draft(s) drawn on us, stating on their face: “Drawn under [Name of the Issuing Bank] Irrevocable Standby Letter of Credit No.                       dated                     , 20  ” accompanied by your written certificate purportedly signed by your authorized officer in the form of Exhibit A hereto. Drafts and certificates hereunder shall be dated the date of presentation and shall be presented at our office located at, [Address of the Issuing Bank], Attention:                     (or at such other office as we may designate by written notice to you). Presentation of such drafts and certificates shall be presented in originals for drawings under this Letter of Credit.

3.             We hereby agree that each draft drawn under and in compliance with the terms of this Letter of Credit will be duly honored by us upon due delivery of the documents as specified if presented as specified on or before the Expiration Date (as defined below). If a presentation in respect of payment is made by you hereunder at or prior to 11:00 A.M., [Insert Appropriate Time Zone] time, on a business day on or prior to the Expiration Date, and provided that the documents so presented conform to the terms and conditions hereof, payment shall be made to you of the amount specified, in immediately available funds, not later than 3:00 P.M., [Insert Appropriate Time Zone] time, on the next succeeding business day. If a presentation in respect of payment is made by you hereunder after 11:00 A.M., [Insert Appropriate Time Zone] time, on a business day on or prior to the Expiration Date, and provided that the documents so presented conform to the terms and conditions hereof, payment shall be made to you of the amount specified, in immediately available funds, not later than 3:00 P.M., [Insert Appropriate Time Zone] time, on the second succeeding business day (notwithstanding that such business day may be after the Expiration Date). As used herein, “business day” shall mean a day on which banks in the city in which our principal office is located are not required or authorized by law or executive order to remain closed and on which trading on the New York Stock Exchange, Inc. is not closed.

4.             Partial drawings are permitted. Drawings in respect of payments hereunder honored by us shall not, in the aggregate, exceed the Stated Amount. Each drawing honored by the Bank hereunder shall pro tanto reduce the Stated Amount. In no event shall amounts drawn and paid by us hereunder be reinstated.

5.             Upon the payment to you of the amount specified in a sight draft(s) drawn hereunder, we shall be fully discharged of our obligation under this Letter of Credit with respect to such sight draft(s), and we shall not thereafter be obligated to make any further payments under this Letter of Credit in respect of such sight draft(s) to you or any other person.

6.             This Letter of Credit shall expire at 5:00 P.M., [Insert Appropriate Time Zone] time, on the earlier to occur (such earlier date being the “Expiration Date”) of (i)                       , 20    (the “Stated Expiration Date”) and (ii) the date you surrender this Letter of Credit for cancellation. In no event shall (any drawing hereunder be presented after the Stated Expiration Date.

7.             This Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 (the “UCP 500”). This Letter of Credit shall be deemed to be made under the laws of the State of New York, including Article 5 of the Uniform Commercial Code, and shall, as to matters not governed by the UCP 500, be governed by and construed in accordance with the laws of the State of New York.

8.             Communications (other than drawings) with respect to this Letter of Credit shall be in writing and shall be addressed to us at [Address of the Issuing Bank], Attention:                             (or at such other office as we may designate by written notice to you) or by facsimile transmission received by us at (      )          -             (or at such other number as we may designate by written notice to you) specifically referring to the number of this Letter of Credit.

9.             This Letter of Credit sets forth in full our undertaking, and such undertaking shall not in any way be modified, amended, amplified or limited by reference to any document, instrument or agreement referred to herein, except only the exhibit hereto (but not any document referred to therein) and the sight draft(s); and any such reference shall not be deemed to incorporate herein by reference any document, instrument or agreement except as set forth above.

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Very truly yours,

[NAME OF THE ISSUING BANK]

By:
Name:
Title:

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EXHIBIT A TO
LETTER OF CREDIT

[CERTIFICATE OF DRAWING]

(Default under Agreement)

The undersigned, a duly authorized officer of [Name of the Beneficiary] (the “Beneficiary”), hereby certifies, represents and warrants to [Name of the Issuing Bank] (the “Bank”), with reference to [Name of the Issuing Bank] Irrevocable Standby Letter of Credit No.                 , dated                           , 20   , issued by the Bank in favor of the Beneficiary (the “Letter of Credit”) (any capitalized term used herein and not defined shall have its respective meaning as set forth in the Letter of Credit) that:

1.     [Name of the Applicable AEE Entity] has failed to pay the Beneficiary in accordance with the terms and provisions of one or more agreements between [Name of the Applicable AEE Entity] and Beneficiary (“the Agreement”) (i) for the purchase, sale and/or exchange of electric power, capacity, ancillary services or other related commodities, or (ii) in connection with the use and/or operation of [Name of Applicable AEE Entity’s] power generating facilities.

2.     The Beneficiary hereby certifies that, (i) pursuant to the Agreement, as a result of the failure described in paragraph 1 above, [Name of the Applicable AEE Entity] is obligated to pay damages (“Damages”) to the Beneficiary in the amount of USD                  (                        and                  U.S. Dollars); (ii) Beneficiary has made all demands for payment of the Damages as required under the Agreement, but the Damages remain unpaid as of the date of this Certificate; and (iii) Beneficiary is entitled to be paid the Damages as of the date of this Certificate.

3.     The Beneficiary hereby draws upon the Letter of Credit in an amount equal to the Damages required to be paid by [Name of AEE Entity] to Beneficiary pursuant to the Agreement in the sum of USD                           (                    and                     U.S. Dollars).

4.     The amount of the sight draft(s) accompanying this Certificate does not exceed the remaining Stated Amount of the Letter of Credit.

IN WITNESS WHEREOF, the Beneficiary has executed and delivered this Certificate as of the      day of                   , 20   .

[NAME OF BENEFICIARY]

By:
Name:
Title:

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EXECUTION COPY

BANK ASSIGNMENT

BANK ASSIGNMENT, dated as of October 26, 2004, among (i) UNION BANK OF CALIFORNIA, N.A. (“Union Bank”) and CITIBANK, N.A. (“Citi”) as Banks party to the Credit Agreement referred to below (Union Bank and Citi, collectively, the “Transferor Banks”) and (ii) CALYON NEW YORK BRANCH (the “Purchasing Bank”).

W I T N E S S E T H:

WHEREAS, this Bank Assignment is being executed and delivered in accordance with Section 11.09(a)(ii) of the $35,000,000 Credit Agreement, dated as of April 10, 2001, among AES Eastern Energy, L.P (the “Borrower”), the Banks named therein or that have become party thereto subsequent to such date, the Letter of Credit Issuing Banks named therein or that have become party thereto subsequent to such date and Union Bank, as Agent (as from time to time amended, supplemented or otherwise modified in accordance with the terms thereof, the “Credit Agreement”; terms defined therein being used herein as therein defined);

WHEREAS, the Purchasing Bank wishes to become a Bank party to the Credit Agreement; and

WHEREAS, each Transferor Bank is selling its Loans and Unreimbursed Drawings, and assigning its Commitment under the Credit Agreement to the Purchasing Bank;

WHEREAS, the Purchasing Bank is willing to purchase the Loans and Unreimbursed Drawings from each Transferor Bank and, assume the Commitment of each Transferor Bank;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.             From and after the Transfer Effective Date (as hereinafter defined), the Purchasing Bank shall be a Bank party to the Credit Agreement for all purposes thereof and each Transferor Bank shall cease to be a Bank party thereto and the Purchasing Bank shall assume the Commitment of each Transferor Bank thereunder. The “Transfer Effective Date” shall mean the date as of which: (a) each Transferor Bank shall have received, in immediately available funds, an amount equal to the sum of (i) the aggregate principal amount of such Bank’s Loans outstanding and Unreimbursed Drawings on such date plus (ii) all interest, fees and other amounts accrued and outstanding (whether or not then due and payable) as of such date under the Credit Agreement for the account of such Transferor Bank (including, without limitation, any expenses incurred by such Transferor Bank as a consequence of any prepayment made in connection with this Bank Assignment of any Eurodollar Rate Loan on a day which is not the expiration date of the Interest Period with respect thereto); (b) each Issuing Bank Agreement shall have been terminated including, the Issuing Bank Agreement dated as of April 10, 2001 between the Borrower and Union Bank and (c) Union Bank, as the Issuing Bank thereunder, shall have been paid, in immediately available funds, all amounts owed to Union Bank by the Borrower thereunder as a result of such termination or otherwise.

2.             Effective on the Transfer Effective Date, each Transferor Bank hereby irrevocably sells, assigns and transfers to the Purchasing Bank, without recourse and (except as set forth elsewhere herein) without representation or warranty, and the Purchasing Bank hereby irrevocably purchases, takes and assumes from each Transferor Bank, all of such Transferor Bank’s Loans, Unreimbursed Drawings and Commitments under the Credit Agreement, together with all instruments, documents and collateral security pertaining thereto.

3.             From and after the Transfer Effective Date, all principal, interest, fees and other amounts that would otherwise be payable to or for the account of any Transferor Bank pursuant to the Credit Agreement and the other Loan Documents shall, instead, be payable to or for the account of the Purchasing Bank.

4.             On or prior to the Transfer Effective Date, each Transferor Bank shall deliver its Note to the Purchasing Bank.

5.             Each of the parties to this Bank Assignment agrees that at any time and from time to time upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Bank Assignment.

6.             By executing and delivering this Bank Assignment, the Purchasing Bank confirms that it satisfies the requirements of an Eligible Assignee and each Transferor Bank and the Purchasing Bank confirm to and agree with each other, the Agent and the Banks as follows: (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned hereby free and clear of any adverse claim, none of the Transferor Banks make any representation or warranty or assumes any responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; (ii) none of the Transferor Banks makes any representation or warranty or assumes any responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or any other document delivered in connection therewith or any other instrument or document furnished pursuant thereto; (iii) the Purchasing Bank confirms that it has received a copy of the Credit Agreement, the Loan Documents and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Bank Assignment; and (iv) the Purchasing Bank will, independently and without reliance upon the Agent, any Transferor Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other document delivered in connection therewith.

7.             Each of the parties hereto agrees that, upon the Transfer Effective Date, Union Bank shall cease to be the Agent and shall be discharged from its duties and obligations under the Credit Agreement and the other Loan Documents as the Agent.

8.             By its execution hereof, the Agent hereby agrees to waive the requirement for payment of the assignment fee set forth in Section 11.09(a)(ii)(H) of the Credit Agreement in connection with this Bank Assignment.

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9.             THIS BANK ASSIGNMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

10.           This Bank Assignment may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Bank Assignment to be executed by their respective duly authorized officers as of the date set forth above.

CALYON NEW YORK BRANCH, as Purchasing Bank

By:	/s/ Glenn W. Muscosky
	Name:	Glenn W. Muscosky
	Title:	Director

By:	/s/ Nina Eshoo
	Name:	Nina Eshoo
	Title:	Managing Director

CITIBANK, N.A., as Transferor Bank

By:
Name:
Title:

UNION BANK OF CALIFORNIA, N.A., as Transferor Bank and Agent

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have caused this Bank Assignment to be executed by their respective duly authorized officers as of the date set forth above.

CALYON NEW YORK BRANCH, as Purchasing Bank

By:
Name:
Title:

By:
Name:
Title:

CITIBANK, N.A., as Transferor Bank

By:	/s/ Sarah Terner
	Name:	SARAH TERNER
	Title:	Vice President 388 Greenwich/21st Fl. (212) 816-8663

UNION BANK OF CALIFORNIA, N.A., as Transferor Bank and Agent

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have caused this Bank Assignment to be executed by their respective duly authorized officers as of the date set forth above.

CALYON NEW YORK BRANCH, as Purchasing Bank

By:
Name:
Title:

By:
Name:
Title:

CITIBANK, N.A., as Transferor Bank

By:
Name:
Title:

UNION BANK OF CALIFORNIA, N.A., as Transferor Bank and Agent

By:	/s/ Chad Canfield
Name: Chad Canfield
Title: Vice President

ACKNOWLEDGED AND AGREED:

AES EASTERN ENERGY, L.P.

By: AES NY, L.L.C., as general partner

By	/s/ Kevin R. Pierce
Name:	Kevin R. Pierce
Title:	Vice President